As filed with the Securities and Exchange Commission on November 30, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DAYSTAR TECHNOLOGIES, INC.

(Name of small business issuer in its charter)

Delaware	3674	84-1390053
(State or jurisdiction of incorporation or organization)	(primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

13 Corporate Drive, Halfmoon, New York 12065

(518) 383-4600

(Address and telephone number of principal executive offices)

STEPHAN J. DELUCA

Chief Executive Officer

DAYSTAR TECHNOLOGIES, INC.

13 Corporate Drive, Halfmoon, New York 12065

(518) 383-4600

(Name, address and telephone number of agent for service)

Copies to:

Stephen T. Adams, Esq.

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

(617) 570-1121

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box:  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	5,550,203	3.925	$21,784,547	$668.79

(1)	Includes 3,032,134 shares of the Registrant’s common stock issued to the selling shareholders upon conversion of a convertible note, 18,069 shares of the Registrant’s common stock issued to the selling shareholders as payment of interest on such note and 2,500,000 shares of the Registrant’s common stock issued to the selling shareholders under a securities purchase agreement. The common stock offered hereby shall, in accordance with Rule 416 under the Securities Act, also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from subsequent stock issuances, stock splits, stock dividends or other similar transactions.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the Registrant’s common stock on the NASDAQ Capital Market on November 23, 2007.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated November 30, 2007

DAYSTAR TECHNOLOGIES, INC.

5,550,203 Shares of Common Stock

This prospectus may be used only in connection with the resale, from time to time, of 3,032,134 shares of our common stock, $0.01 par value per share, acquired by the selling shareholders upon conversion of a convertible note, 18,069 shares of our common stock acquired by the selling shareholders as payment of interest on such convertible note, and 2,500,000 shares of our common stock acquired by the selling shareholders under a securities purchase agreement. All of the shares were issued to the selling shareholders in February 2007.

The selling shareholders may offer the shares covered by this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices, in negotiated transactions, or in trading markets for our common stock. Additional information on the selling shareholders, and the times and manner in which they may offer and sell shares of our common stock under this prospectus, is provided under “Selling shareholders” and “Plan of distribution” in this prospectus.

Our common stock is quoted on the Nasdaq Capital Market under the symbol “DSTI.” On November 29, 2007, the last reported sale price of our common stock was $4.25 per share.

Investing in our common stock involves certain risks. See “ Risk Factors ” beginning on page 8 of this prospectus for the risks that you should consider. You should read this entire prospectus carefully before you make your investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date on the front cover, but the information may have changed since that contained date.

This prospectus includes market and industry data that we obtained from periodic industry publications, third party studies and surveys, governmental agency sources, filings of public companies in our industry and internal company surveys. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this prospectus, this information could prove inaccurate based on the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from sources cited herein.

Prospectus summary

This summary contains basic information about us and this offering. This summary does not contain all the information you should consider before investing in our common stock. You should read the entire prospectus and other documents carefully, especially the risks of investing in our common stock that we discuss under the “Risk Factors” and “Management’s Discussion and Analysis or Plan of Operation” sections and the financial statements and the notes to those statements. References in this prospectus to “we,” “us,” “our,” “company” and “DayStar” refer to DayStar Technologies, Inc.

Overview

We have developed a proprietary thin film deposition technology for solar photovoltaic, or PV, products that we believe will allow us to achieve a total module manufacturing cost per watt of less than $1.00, a cost competitive with the lowest in the solar PV industry. We are utilizing our proprietary single-stage sputtering deposition process to apply high-efficiency copper indium gallium selenide, or CIGS, semiconductor material over large area substrates in a continuous fashion. Through our proprietary deposition process, we have achieved greater than 10% cell efficiencies on large area CIGS PV devices. We are developing a commercial scale proprietary deposition tool and intend to integrate this tool with commercially available thin film manufacturing equipment, which will provide us with a critically differentiated manufacturing process. We believe this approach will allow us rapidly to achieve commercial-scale production capacity with fewer potential line initialization difficulties.

We intend to manufacture monolithically integrated CIGS-on-glass modules to address near-term market opportunities, including grid-tied centralized utility markets, as well as grid-tied decentralized commercial and residential markets. In addition, we will seek to develop CIGS on foil packaged in flexible format for the emerging building integrated photovoltaic, or BIPV, markets. We intend to begin installation of a 25 megawatt, or MW, manufacturing line at the beginning of 2008, with commercial shipments beginning in 2009. To facilitate our entry into the addressable solar PV market, we have entered into a contract with Blitzstrom GmbH, one of the world’s leading thin film solar PV integrators, that commits Blitzstrom to purchase a minimum of 50% of our production through 2011, subject to these products meeting defined performance criteria.

In October 2007, we closed a follow-on public offering of 15,000,000 shares of common stock and the underwriters for the offering exercised their option to purchase an additional 2,250,000 shares of our common stock to cover over-allotments. Our net proceeds from the offering were approximately $68 million.

Projected Commercialization Timeline

•	First quarter of 2008: demonstrate process scalability by producing mini modules.

•	Beginning of 2008: begin facilitization and construction of a 25MW line.

•	First quarter of 2009: initial startup of the 25MW line.

•	First half of 2009: achieve product certifications.

•	Third quarter of 2009: first commercial product shipments.

•	2009: begin construction of a 100MW facility using four 25MW lines.

Market Opportunity

Worldwide demand for electricity is expected to increase from approximately 15 trillion kilowatt hours in 2003 to approximately 27 trillion kilowatt hours in 2025, according to the Energy Information Administration. However, rising input and end-product prices, supply constraints, and environmental concerns could inhibit the ability of many conventional electricity sources to supply this rapidly expanding demand. Currently, solar PV systems represent less than 1% of global energy production. The market for solar PV products worldwide has increased over the last six years at an average annual growth rate of over 40%. The market for solar PV systems reached approximately two gigawatts, or GW, in 2006. By 2010, analyst predictions suggest the annual product market size could range from 5 to 15 GW worldwide.

There are several different semiconductor technologies currently used in the solar PV industry. Crystalline silicon is the dominant technology with approximately 94% market share globally. The volatility of silicon feedstock prices and supplies has turned both investment and manufacturing attention to new and emerging thin film technologies. Thin film technologies generally enable scalable, low-cost manufacturing; require less semiconductor material usage; and allow for configurable form factors, such as plastics and flexible foils. Among the three major thin film technologies in commercial production today, amorphous silicon, cadmium telluride and CIGS, only CIGS combines the highest conversion efficiency with the ability to be produced on flexible substrates for BIPV applications.

The critical challenge for the solar PV industry is to reach cost parity with retail electricity prices, which will eliminate the need for government incentives. An important component of achieving cost parity involves minimizing the total module manufacturing cost to less than $1.00 per watt. Current manufacturing processes and the high cost of silicon have thus far prevented such cost minimization across the industry. We believe that we can achieve this cost objective through the utilization of high-efficiency CIGS in conjunction with the integration of our proprietary deposition tool into our planned manufacturing process.

Strategies

Our goal is to be one of the world’s leading suppliers of solar PV modules by becoming one of the lowest cost-per-watt commercial-scale solar manufacturers. We intend to pursue the following strategies to achieve this goal:

•

Address the existing solar PV market using monolithic CIGS-on-glass. We intend to address the significant unmet demand for solar PV modules by constructing a 25MW line using commercially available equipment in conjunction with our proprietary deposition tool to produce CIGS-on-glass modules. We believe this approach will allow us rapidly to achieve commercial-scale production capacity with fewer potential line initialization difficulties. We also believe our proprietary deposition process will allow us to run a continuous, rather than batch, production line, ultimately lowering the cost-per-watt of our products. In addition, CIGS semiconductor materials present cost advantages over crystalline silicon and efficiency advantages over other thin film semiconductor materials.

•

Pursue strategic customer relationships. We have a contract with Blitzstrom GmbH that commits Blitzstrom to purchase a minimum of 50% of our production through 2011, subject to these products meeting defined performance criteria. We will continue to work with other industry-leading strategic partners with similar needs and capabilities to generate future sales.

•

Expand production capacity using replicable production facilities. Once we have demonstrated targeted operating metrics, we intend to add manufacturing capacity by replicating the 25MW line in locations that allow for low operating costs. In 2009, we intend to begin construction of the 100MW facility, consisting of four 25MW lines. The timing of the manufacturing capacity expansion will depend on the successful startup of our initial 25MW line and our ability to raise the required capital.

•

Expand product offerings to include flexible substrates for BIPV applications. We currently have pilot capacity to manufacture discrete CIGS cells on foil substrates and will use these cells with select strategic partners to develop robust interconnect and packaging for flexible CIGS solar PV module solutions. Successful completion of these development projects will allow us to expand our manufacturing base and offer flexible CIGS solar PV modules for applications in emerging BIPV markets.

•	Continue to reduce costs. We have identified specific steps in the manufacturing process, which will allow us to reduce both the capital cost and operating cost of production.

•

Leverage management’s expertise in direct deposition manufacturing lines. We plan to leverage our management team’s extensive experience in the semiconductor, solar and disk drive industries with a proven track record of process development, production tool development and commercial-scale manufacturing. We have equipment engineering expertise in-house with experience in developing and building commercial-scale deposition tools.

Corporate Information

DayStar Technologies, Inc., a Delaware corporation, was incorporated in February 1997. We completed our initial public offering in February 2004. Our principal executive offices are currently located at 13 Corporate Drive, Halfmoon, New York 12065, and our telephone number is (518) 383-4600. In the near future, we expect to move our headquarters to 2972 Stender Way, Santa Clara, California 95054. Our website is located at www.daystartech.com. The information available on or that can be accessed through our website is not incorporated by reference into and is not a part of this prospectus and should not be considered to be part of this prospectus.

The Offering

Common stock offered	5,550,203 shares

Use of proceeds	The shares offered hereby were acquired by the selling shareholders in February, 2007 and are being sold by the selling shareholders. See “Certain transactions.” We will not receive any proceeds from the resale of any of the shares offered hereby.

Nasdaq Capital Market symbol	DSTI

Risk factors	You should consider carefully the information set forth in the section entitled “Risk Factors,” beginning on page 8 of this prospectus, in deciding whether or not to invest in our common stock.

The selling shareholders may offer the shares covered by this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices, in negotiated transactions, or in trading markets for our common stock. See the section of this prospectus entitled “Plan of distribution” for a complete description of the manner in which he shares registered hereby may be distributed.

Risk factors

An investment in our common stock offered by this prospectus involves a substantial risk of loss. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide to purchase shares of our common stock. We believe the risks and uncertainties described below are the most significant we face. The occurrence of any of the following risks could harm our business. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our operations.

Risk Factors Related to our Business

We have incurred net losses since our inception and anticipate continued net losses as we execute our commercialization plan.

Since our inception, we have incurred net losses, including a net loss of $20.4 million for 2006 and $28.1 million for the nine months ended September 30, 2007, and have incurred negative cash flows from operations. As a result of ongoing losses, we had an accumulated deficit of approximately $62.6 million as of September 30, 2007. We expect to continue to incur significant losses over at least the next two years and may never achieve or maintain profitability. We expect to continue to make significant capital expenditures and anticipate that our expenses will increase as we continue to develop our manufacturing technologies, build manufacturing lines, establish our sales and distribution network, implement internal systems and infrastructure and hire additional personnel. We expect to make large cash deposits with equipment suppliers in connection with building our initial manufacturing line. As we do not expect to become profitable until after we scale our first 25MW commercial manufacturing line, if ever, we will be unable to satisfy our obligations solely from cash generated from operations. If, for any reason, we are unable to make required payments under our obligations, one or more of our creditors may take action to collect their debts. If we continue to incur substantial losses and are unable to secure additional financing, we could be forced to discontinue or curtail our business operations; sell assets at unfavorable prices; refinance existing debt obligations on terms unfavorable to us; or merge, consolidate or combine with a company with greater financial resources in a transaction that may be unfavorable to us.

We have received a going concern report from our independent auditor.

Our independent auditor has included a paragraph in its opinion that accompanies our audited consolidated financial statements as of December 31, 2006, stating that our recurring losses from operations and our dependence on raising additional capital raise substantial doubt about our ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We are a development company, have not generated any revenue from operations and currently have no commercial products.

We are a development company, have not generated any revenue from operations and currently have no commercial products. Commercializing our products depends on a number of factors, including the following:

•	finalizing the design of our sputtering tool;

•	completing the engineering scalability of our sputtering tool;

•	completing our large scale manufacturing capabilities;

•	completing, refining and managing our supply chain and distribution channel; and

•	identifying and retaining key personnel in California to build the initial production line.

In addition, our technology uses our proprietary deposition process, and there may be technical barriers to the development of our products and processes. Development of tools and our manufacturing processes may not succeed or may be significantly delayed. Our products will be produced through a manufacturing process that we have not yet constructed or tested on a commercial scale. If we fail to successfully develop our thin film manufacturing process or incur significant delays in development, we will be unable to commercialize our products as anticipated. This would materially and adversely affect our business and financial condition. If adequate funds are not available, we may have to delay development or commercialization of our products or license to third parties the rights to commercialize products or technologies that we would otherwise seek to commercialize. Any of these factors could harm our business and financial condition.

We have no experience manufacturing CIGS solar PV products on a commercial scale.

To date, we have focused primarily on research, development and small-scale manufacturing. We have no experience manufacturing any product on a commercial scale. In addition, all our pilot production has been limited to CIGS on foil, while our initial commercial production line will manufacture CIGS-on-glass modules. We are internally developing the necessary sputtering capabilities and purchasing third-party manufacturing equipment for this step. Failure to develop or procure manufacturing capabilities and scale up our proprietary deposition tool would materially and adversely affect our business and financial condition.

Our products have never been sold on a commercial basis, and we do not know whether they will be accepted by the market.

Our products, if developed, may not achieve market acceptance. The development of a successful market for our proposed products and our ability to sell our products at a lower cost per watt than our competition may be adversely affected by a number of factors, many of which are beyond our control, including the following:

•	our failure to produce solar PV modules that compete favorably against other solar modules on the basis of price, quality, performance and warranted lifetime;

•	competition from conventional energy sources and alternative distributed generation technologies, such as wind energy;

•	our failure to develop and maintain successful relationships with distributors, system integrators and other resellers, as well as strategic partners;

•	the failure of system integrators to build projects suited for the type of solar PV modules we intend to produce;

•	our products may experience problems with product quality or performance; and

•	our ability to achieve solar PV module certification requirements.

The failure of our proposed products to gain market acceptance would materially and adversely affect our business and financial condition.

We may not reach profitability if PV technology is not suitable for widespread adoption or sufficient demand for solar PV modules does not develop or develops slower than we anticipate.

The solar energy market is at a relatively early stage of development and the extent to which solar PV modules will be widely adopted is uncertain. If our CIGS solar PV products prove unsuitable for widespread adoption or demand for our CIGS solar PV products fails to develop sufficiently, we may be unable to grow our business or generate sufficient revenue from operations to reach profitability. In addition, demand for solar modules in our targeted markets may not develop or may develop to a lesser extent than we anticipate. Many factors may affect the viability of widespread adoption of solar PV technology and demand for our CIGS solar PV products, including the following:

•	performance and reliability of solar modules and thin film technology compared with conventional and other non-solar renewable energy sources and products;

•	cost-effectiveness of solar modules compared with conventional and other non-solar renewable energy sources and products;

•	availability of government subsidies and incentives to support the development of the solar PV industry;

•	success of other renewable energy generation technologies, such as hydroelectric, wind, geothermal, solar thermal, concentrated PV and biomass;

•

fluctuations in economic and market conditions that affect the viability of conventional and non-solar renewable energy sources, such as increases or decreases in the price of oil and other fossil fuel;

•	fluctuations in capital expenditures by end-users of solar modules, which tend to decrease in slower economic environments and periods of rising interest rates; and

•	deregulation of the electric power industry and the broader energy industry.

Furthermore, many solar PV cell and module manufacturers are growing and the market could reach a point where supply exceeds demand. As a result, we may be unable to sell our products at attractive prices, or for a profit.

We will rely on third-party suppliers for most of our manufacturing equipment.

We will rely on third-party suppliers for most of our manufacturing equipment. The failure of our suppliers to supply manufacturing equipment in a timely manner or on commercially reasonable terms could delay our commercialization and expansion plans and otherwise disrupt our production schedule or increase our manufacturing costs. Further, our orders with certain of our suppliers may represent a very small portion of their total business. As a result, they may not give priority to our business, leading to potential delays in or cancellation of our orders. If any single-source supplier were to fail to supply our needs on a timely basis or cease providing us key components, we would be required to locate and contract with substitute suppliers. We may have difficulty identifying a substitute supplier in a timely manner and on commercially reasonable terms. If this were to occur, our business would be harmed.

If our manufacturing equipment, some of which will be customized and sole sourced, fails or our equipment suppliers fail to perform under their contracts, we could experience production disruptions and be unable to satisfy our contractual requirements.

Some of our manufacturing equipment will be customized to our production lines based on designs or specifications that we provide the equipment manufacturers, which then undertake specialized processes to manufacture the custom equipment. As a result, the equipment will not be readily available from multiple vendors and would be difficult to repair or replace if it were to become damaged or non-functional. If any piece of equipment fails, we would not be able to manufacture our products.

The failure to achieve target yields, product qualities or target costs of our CIGS solar PV products could materially and adversely affect our business and financial condition.

We may not be able to achieve our desired manufacturing yields, product qualities and cost targets for our CIGS solar PV products, which could prevent us from becoming profitable. If we cannot achieve our targeted production yields and unit costs or if we experience difficulties in our manufacturing process, such as capacity constraints, quality control problems or other disruptions, we may not be able to manufacture our products at acceptable costs, which would eliminate our ability effectively to enter the market. If we cannot reduce our costs through economies of scale, improvements in manufacturing processes and engineering design, or technology maturation, our business and financial condition could be materially and adversely harmed. In addition, we will need to ensure our solar PV module products will receive certain industry certifications. Failure to receive these certifications will harm our financial condition and limit our ability to market and sell our product.

We may experience problems in our plans to transition our corporate and commercial manufacturing functions to California.

Our commercialization plans involve transitioning our corporate offices and relocating certain personnel and functions to our California location as well as finding a new location for our 25MW commercial CIGS manufacturing line. Transfer of our corporate offices may create interruptions to our business and create delays in our production plans. Similarly, the failure to find an appropriate location in terms of size, permitting and power requirements to house our manufacturing line would significantly harm our business plans and prospects. Our transition requires retention and relocation of certain key personnel from our New York facility, who may encounter difficulties as a result of California housing costs and other personal factors, and hiring of new experienced staff in California to build our initial production line. Many of the companies we will be competing with for job candidates have more resources than we do. If we cannot successfully retain certain key existing personnel or identify and hire other key personnel, we may experience delays in our ability to achieve production.

If we experience significant delays, cost overruns and technical difficulties in establishing commercial manufacturing capacity in California, our business and financial condition could be materially and adversely harmed.

Finding a location in California to house our manufacturing line is critical to our business plan. If we cannot find a suitable location, we will not be able to execute our commercialization plans and we may never achieve profitability. Completing the installation of equipment in a California manufacturing facility will require significant additional investment of capital and substantial engineering expenditures. This process is subject to significant risks, including risks of delay, equipment problems, cost overruns and other start-up and operating difficulties. If we experience any of these or similar difficulties, we may be unable to complete our manufacturing line.

We depend on one customer, Blitzstrom GmbH, for a substantial percentage of our anticipated future revenue.

We anticipate that a substantial percentage of our future revenue will be derived under a contract with one customer, Blitzstrom GmbH, or Blitzstrom. We will be vulnerable to a substantial decline in anticipated revenue if we lose Blitzstrom as a customer for any reason or if Blitzstrom were to reduce, delay or cancel its orders for any reason. Any such events could have a material adverse effect on our business and financial condition. Any loss of business with Blitzstrom will be particularly damaging unless we are able to diversify our customer base and substantially expand sales to other customers.

We plan to expand our manufacturing capacity beyond our proposed 25MW line which will delay our achievement of profitability.

Our current plan involves replicating our proposed initial 25MW line to build a 100MW plant consisting of four 25MW lines with construction beginning in 2009. Although we believe that the successful construction of our initial manufacturing line and the commercialization of our product will facilitate our ability to obtain this funding, a wide variety of factors relating to our company and external conditions could adversely affect our ability to secure funding to expand our manufacturing capacity and the terms of any funding that we secure.

To achieve profitability, we must raise additional funds on terms that may not be favorable to us.

If we raise additional funds by issuing equity securities, our stockholders with experience dilution. Debt financing, if available, may involve restrictive covenants. Any debt financing or additional equity financing may contain terms that are not favorable to us or our stockholders. If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish some rights to our technologies or our products, or grant licenses on terms that are not favorable to us. If we are unable to raise adequate funds, we may have to liquidate some or all of our assets or delay, reduce the scope of or eliminate some or all of our development programs. We have a contract with one of the selling shareholders that requires us to register their shares prior to filing any new registration statement. There can be no guarantee that we will be able to satisfy this condition prior to the time we may need to raise additional capital or receive a waiver of these terms.

The failure to manage our anticipated growth effectively could materially and adversely affect our business and financial condition.

The commercialization of our technology will place a significant strain on our managerial, financial and personnel resources. To reach our goals, we must successfully recruit, train, and manage new employees; develop our manufacturing capabilities; integrate new management and employees into our overall operations; and establish improved financial and accounting systems, controls and reporting systems. We will be competing with other solar, semiconductor and display manufacturers for individuals with this expertise. If we fail to manage the expansion of our business effectively, it could materially and adversely affect our business and financial condition.

Our management team has limited experience working together and its failure to work together effectively could materially and adversely affect our business and financial condition.

Our executive officers and key employees have worked together for a limited period of time. If our management team cannot successfully work together or fails to develop a thorough understanding of our business on a timely basis, it could materially and adversely affect our business and financial condition. Similarly, our executive officers and key employees have limited experience managing a public company and must be able to satisfy the required financial reporting and other public company obligations. Further, we intend to transition from a development company to a revenue generating company by building a manufacturing line and commercializing our product. This is a departure from our previous direction of working on flexible substrates. Our future success depends on our management team’s ability to establish a manufacturing line and commercialize our product. If we cannot do so, we will be unable to expand our business, decrease our cost per watt, maintain our competitive position, satisfy our contractual obligations or reach profitability.

If we lose key personnel, or are unable to attract and retain necessary talent, we may be unable to develop or commercialize our products under development.

We are highly dependent on Dr. Stephan DeLuca, our Chief Executive Officer, and Robert Weiss, our Chief Technology Officer. Dr. DeLuca has over 20 years of experience in the semiconductor and environmental industry. Mr. Weiss has over 25 years of experience in thin film technology development and manufacturing. In the case of the loss of Dr. DeLuca or Mr. Weiss, we may be unable to find a suitable replacement with comparable knowledge or experience.

In addition, our future success will depend, in part, upon our ability to attract and retain highly skilled employees, including management, technical and sales personnel. Competition for such skilled personnel is intense, and the loss of services of a number of key individuals, or our inability to hire new personnel with the requisite skill sets, could materially harm our business and results of operations. These issues would be magnified if any of our key personnel went to work for competitors. In addition, we may not be able to successfully assimilate these employees or hire qualified personnel to replace them.

If we are unable to adequately protect our intellectual property, our competitors and other third parties could produce products based on our intellectual property, which would substantially impair our ability to compete.

Our success and ability to compete depends in part upon our ability to maintain the proprietary nature of our technologies. We rely on a combination of patent, trade secret, copyright and trademark law and license agreements, as well as nondisclosure agreements, to protect our intellectual property. These legal means, however, afford only limited protection and may not be adequate to protect our intellectual property rights. We cannot be certain that we were the first creator of inventions covered by pending patent applications or the first to file patent applications on these inventions. In addition, we cannot be certain that any of our pending patent applications will issue. The United States Patent and Trademark Office or other foreign patent and trademark offices may deny or significantly narrow claims made under our patent applications and, even if issued, these patents may be successfully challenged, designed around, or otherwise not provide us with commercial protection. In the future, we may need to assert claims of infringement against third parties to protect our intellectual property. Regardless of the final outcome, any litigation to enforce our intellectual property rights in patents, copyrights or trademarks could be highly unpredictable and result in substantial costs and diversion of resources, which could have a material adverse effect on our business and financial condition. In the event of an adverse judgment, a court could hold that some or all of our asserted intellectual property rights are not infringed or are invalid or unenforceable and could award attorneys’ fees to the other party.

We may become subject to claims of infringement or misappropriation of the intellectual property rights of others, which could prohibit us from selling our product offerings, require us to obtain licenses from third parties to develop non-infringing alternatives and subject us to substantial monetary damages and injunctive relief.

The solar PV industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. We are aware of numerous patents issued and patents pending to third parties that may relate to current and future generations of solar energy. The owners of these patents may assert that the manufacture, use or sale of any product we develop infringes one or more claims of their patents. Moreover, because patent applications can take many years to issue, there may be currently pending applications, unknown to us, which may later result in issued patents that materially and adversely affect our business. Third parties could also assert infringement or misappropriation claims against us with respect to any of our future product offerings. Whether or not such claims are valid, we cannot be certain that we have not infringed the intellectual property rights of such third parties. Any infringement or misappropriation claim could result in significant costs, substantial damages and our inability to manufacture, market or sell any of our product offerings that are found to infringe. Even if we were to prevail in any such action, the litigation could result in substantial cost and diversion of resources that could materially and adversely affect our business. If a court determined, or if we independently discovered, that our product offerings violated third-party proprietary rights, there can be no assurance that we would be able to re-engineer our product offerings to avoid those rights or obtain a license under those rights on commercially reasonable terms, if at all. As a result, we could be prohibited from selling products that are found to infringe upon the rights of others. Even if obtaining a license were feasible, it may be costly and time-consuming. A court could also enter orders that temporarily, preliminarily or permanently enjoin us from making, using, selling, offering to sell or importing our CIGS solar PV products or other future products, if any, or could enter orders mandating that we undertake certain remedial activities. Further, a court could order us to pay compensatory damages for such infringement, plus prejudgment interest, and could in addition treble the compensatory damages and award attorneys’ fees. These damages could materially and adversely affect our business and financial condition.

The PV industry is highly competitive and subject to rapid technological change, and our success will depend on our ability to develop and market a lower cost, higher performance product.

The target markets for the products we are developing are highly competitive and subject to rapid technological change. Our success depends, in part, upon our ability to maintain a competitive position in the development of CIGS solar PV products and technologies. Our competition consists of major international energy and chemical companies, such as BP Solar, specialized electronics firms, such as Sharp Corporation, and other thin film PV manufacturers, such as First Solar, Inc. Many of our competitors are more established, benefit from greater market recognition and have substantially greater financial, development, manufacturing and marketing resources than we do. There are competitors with thin film products, including those based on CIGS technology, that have already entered commercial production. If a commercial equipment manufacturer were to develop a sputtering tool that was competitive with our proprietary sputtering tool, it could offer this tool to our competitors harming our competitive position. In addition, there are a variety of competing technologies currently in the market and under development, any one of which could achieve manufacturing costs per watt lower than our manufacturing technology. Failure to get to market with the most cost-competitive product before our competitors could materially and adversely affect our business and financial condition.

Our facility in California is located near an earthquake fault, and an earthquake or other types of natural disasters or resource shortages could disrupt our operations and adversely affect results.

Our facility in Santa Clara, California is located near an active earthquake zone. We currently do not have a formal business continuity or disaster recovery plan. In the event of a natural disaster, such as an earthquake, drought, flood, or localized extended outages of critical utilities or transportation systems, we could experience a significant business interruption. In addition, California from time to time has experienced shortages of water, electric power and natural gas. Any such future shortages or natural disaster, such as a fire or an earthquake, could cause substantial delays in our operations, damage or destroy our manufacturing equipment or inventory and cause us to incur additional expenses. A disaster could significantly harm our business and financial condition. The insurance we maintain against fires, earthquakes and other natural disasters may not be adequate to cover our losses in any particular case.

The reduction, elimination or expiration of government subsidies and economic incentives for grid-connected solar PV systems could reduce demand for our products and materially and adversely affect our business and financial condition.

The cost of electricity generated from solar PV systems currently exceeds the retail price of electricity generated from conventional sources such as fossil fuels. As a result, the grid-connected segment of the solar PV industry relies on government subsidies. In many countries, federal, state and local government agencies provide subsidies including feed-in-tariffs, rebates, tax benefits as well as other incentives. A reduction or elimination of government subsidies for on-grid solar electricity may result in a decrease in competition of solar energy in relation to traditional energy sources. Germany has been a strong provider of subsidies for the solar industry and a political change or decrease in the level of incentives would negatively affect the solar industry. German subsidies are projected to decline at a rate of 5.0% to 6.5% per year which could adversely affect demand for solar modules. A report recently published by the German Federal Ministry for the Environment projects a gradual decrease in the rate of German subsidies, declining by two percentage points from 2009 through 2010 and three percentage points by 2011. Additionally, the Emerging Renewables Program in California has finite funds that may not last through the current program period. Subsidies declined 11% in California, from $2.80 to $2.50 per watt in 2006. As cumulative installations exceed the stated thresholds, subsidies will continue to decline below the current levels.

If any of the current statutes or subsidies are reduced for any reason, sales of our solar PV modules could decline significantly. Electric utility companies and generators of electricity from traditional sources could also push for change in their respective markets. A decline or reduction in any solar industry subsidies or economic incentives for on-grid solar energy could cause our revenue from operations to decline and materially and adversely affect our business, financial condition and results of operation.

An increase in interest rates could make it difficult for end-users to finance the cost of a PV system and could reduce demand for our CIGS solar PV products.

Many of our prospective end-users depend on debt financing to fund the initial capital expenditure required to purchase and install a PV system. As a result, an increase in interest rates could make it difficult for our end-users to secure the financing necessary to purchase and install a PV system on favorable terms, or at all, and thus lower demand for our solar PV modules and reduce our net sales. In addition, we believe that a significant percentage of the prospective end-users of our products install PV systems as an investment, funding the initial capital expenditure through a combination of equity and debt. An increase in interest rates could lower an investor’s return on investment in a PV system, or make alternative investments more attractive relative to PV systems, and, in each case, could cause these end-users to seek alternative investments.

Existing regulations and policies and changes to these regulations and policies may present technical, regulatory and economic barriers to the purchase and use of solar PV products, which may significantly reduce demand for our solar modules.

The market for electricity generation products is heavily influenced by foreign, federal, state and local government regulations and policies concerning the electric utility industry, as well as policies promulgated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. In the United States and in a number of other countries, these regulations and policies have been modified in the past and may be modified again in the future. These regulations and policies could deter end-user purchases of solar PV products and investment in the research and development of PV technology. For example, without a mandated regulatory exception for solar PV systems, utility customers are often charged interconnection or standby fees for putting distributed power generation on the electric utility grid. These fees could increase the cost to our end-users of using solar PV systems and make them less desirable, thereby harming our business, results of operations and financial condition. In addition, electricity generated by photovoltaic systems competes primarily with expensive peak hour electricity, rather than the less expensive average price of electricity. Modifications to the peak hour pricing policies of utilities, such as to a flat rate, would require solar PV systems to achieve lower prices in order to compete with the price of electricity.

Our operations involve hazardous materials, and we must comply with environmental laws and regulations, which can be expensive.

We are subject to a variety of federal, state and local regulations relating to the use, handling, storage, disposal, and human exposure to hazardous and toxic materials. We could incur costs, fines, and civil and criminal sanctions, third-party property damage or personal injury claims, or could be required to incur substantial investigation or remediation costs, if we were to violate or become liable under environmental laws. Compliance with current or future environmental and safety laws and regulations could restrict our ability to expand our facilities, impair our research, development or production efforts, or require us to incur other significant expenses. Violations of environmental laws or regulations could occur in the future as a result of the inability to obtain permits, human error, accident, equipment failure or other causes.

Environmental obligations and liabilities could have a substantial negative impact on our financial condition, cash flows and profitability.

Our operations involve the use, handling, generation, processing, storage, transportation and disposal of hazardous materials and are subject to extensive environmental laws and regulations at the national, state, local and international level. These environmental laws and regulations include those governing the discharge of pollutants into the air and water, the use, management and disposal of hazardous materials and wastes, the cleanup of contaminated sites and occupational health and safety. We may incur significant costs and capital expenditures in complying with these laws and regulations. In addition, violations of, or liabilities under, environmental laws or permits may result in restrictions being imposed on our operating activities or in our being subjected to substantial fines, penalties, criminal proceedings, third party property damage or personal injury claims, cleanup costs or other costs. While we believe we are currently in substantial compliance with applicable environmental requirements, future developments such as more aggressive enforcement policies, the implementation of new, more stringent laws and regulations, or the discovery of presently unknown environmental conditions may require expenditures that could have a material adverse effect on our business, results of operations and financial condition.

We face risks associated with our anticipated international business.

We expect to establish, and to expand over time, international commercial operations and activities. Such international business operations will be subject to a variety of risks associated with conducting business internationally, including the following:

•	changes in or interpretations of foreign regulations that may adversely affect our ability to sell our products, perform services or repatriate profits to the United States;

•	the imposition of tariffs;

•	economic or political instability in foreign countries;

•	imposition of limitations on or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries or joint ventures;

•	conducting business in places where business practices and customs are unfamiliar and unknown;

•	the imposition of restrictive trade policies;

•	the existence of inconsistent laws or regulations;

•	the imposition or increase of investment requirements and other restrictions or requirements by foreign governments;

•	uncertainties relating to foreign laws and legal proceedings;

•	fluctuations in foreign currency and exchange rates; and

•	compliance with a variety of U.S. laws, including the Foreign Corrupt Practices Act.

We do not know the impact that these regulatory, geopolitical and other factors may have on our international business in the future.

If we are unable to develop, implement and maintain appropriate internal controls we will not be able to comply with applicable regulatory requirements imposed on reporting companies.

Beginning with our annual report for the year ending December 31, 2007, Section 404 of the Sarbanes-Oxley Act of 2002 will require us to include an internal control report with our annual report filed with the Securities and Exchange Commission, or SEC. That report must include management’s assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year. Additionally, under the current rules, our independent registered public accounting firm will be required to issue a report on its evaluation of the operating effectiveness of our internal control over financial reporting for the year ending December 31, 2008.

Our business operations are relatively small and, as a result, we have operated with very limited staffing of key accounting and administrative functions. This limited staffing has made it difficult for us to segregate certain accounting functions. As our business matures from research and development into commercial operations, we will need additional accounting and finance staffing to support our expanding business operations and to comply with the additional reporting and regulatory requirements imposed upon us. We plan on hiring additional personnel in our accounting and finance function in order to have sufficient staffing levels. Our development, implementation and maintenance of appropriate internal controls will depend on our successful hiring and retention of key senior accounting personnel with appropriate technical accounting expertise.

We continue to informally evaluate our existing internal control over financial reporting against the standards adopted by the Committee of Sponsoring Organizations. However, we have not yet begun a formal evaluation, documentation and analysis of our internal controls. During the course of our ongoing informal evaluation of our internal controls, or once we begin the formal evaluation, documentation and testing of our internal controls, we may identify areas requiring improvement and may have to design enhanced processes and controls to address these issues through this review. Remedying any significant deficiencies or material weaknesses that we or our independent registered public accounting firm identify may require us to incur significant costs and expend significant time and management resources. While we believe that we will be able successfully to implement internal controls, any of the measures we implement to remedy any such deficiencies or weaknesses may not effectively mitigate or remedy such deficiencies or weaknesses. Moreover, as we have not yet begun to formally evaluate our internal controls, there is a risk that we may not be able to provide our assessment on a timely basis. Investors could lose confidence in our financial reports, and our stock price may be adversely affected, if our internal control over financial reporting is found not to be effective by management or by an independent registered public accounting firm.

Risk Factors Related to this Offering

As a new investor, you may incur substantial dilution.

In order to raise sufficient funds to continue operations, we may have to issue additional securities at prices which may result in substantial dilution to our shareholders. If we raise additional funds through the sale of equity or convertible debt, current stockholders’ percentage ownership will be reduced. In addition, these transactions may dilute the value of common stock outstanding. We may have to issue securities that may have rights, preferences and privileges senior to our common stock. We cannot assure that we will be able to raise additional funds on terms acceptable to us, if at all. If future financing is not available or is not available on acceptable terms, we may not be able to fund our future needs, which would have a material adverse effect on our business plan, prospects, results of operations and financial condition.

We must use our best efforts to register certain outstanding shares with the SEC and are subject to adverse consequences if the shares are not registered with the SEC within defined time periods.

We are subject to two registration rights agreements that require us to file a registration statement for the resale the shares offered hereby. Once effective, any such registration statement must remain effective and available for use until the earlier of the date all of such shares have been sold pursuant to the registration statement or the second anniversary of the date of the conversion of the note. If we fail to meet the deadlines for the filing or the effectiveness of the registration statement, we are required to pay liquidated damages until such failure is cured. The total penalties payable by us for failure to have a registration statement declared effective are capped at 12% of the purchase price of these securities, or $110,000 a month, capped at $1.3 million. Pursuant to an amendment to these agreements, liquidated damages begin to accrue on January 1, 2008. Further, one of the selling shareholders has an agreement that prohibits us from effecting any registration of shares before we register shares owned by it. The holders of the shares offered hereby have agreed with the underwriters in our recent public offering of our shares of common stock that they will not sell such shares for a period of at least 90 days after October 26, 2007.

Our common stock could be subject to extreme volatility.

Our common stock is currently traded on the Nasdaq Capital Market. The trading volume of our common stock has been relatively low. Because of this limited liquidity, stockholders may be unable to sell their shares. Moreover, this means that sales or purchases of relatively small blocks of stock can have a significant impact on the price at which our stock is traded. The trading price of our common stock from time to time has fluctuated widely and may be subject to similar fluctuations in the future. The trading price of our common stock may be affected by a number of factors, including events described in the “Risk Factors” set forth in this prospectus. In recent years, broad stock market indices, in general, and smaller capitalization companies, in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our common stock. These fluctuations may have a negative effect on the market price of our common stock regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of management’s attention and resources.

Substantial voting power may be concentrated in the hands of certain stockholders.

Two affiliated funds who are selling shareholders own 5,050,203 shares of our common stock as of the date hereof. Prior to any sales hereunder, such shares will represent approximately 15.6% of our outstanding common stock. As a result, of their share ownership, these investors may be able to influence affairs requiring stockholder approval, including the election of directors.

As long as our Class A warrants and our Class B public warrants are outstanding, our ability to raise additional funds may be limited.

During the term that our Class A warrants and our Class B public warrants are outstanding, the holders of these warrants will have the opportunity to profit from a rise in the market price of our common stock. In addition, these warrants are not redeemable by us. We may find it more difficult to raise additional equity capital while these warrants are outstanding. At any time during which the warrants are likely to be exercised, we may be able to obtain additional equity capital on more favorable terms from other sources.

Certain provisions of our warrants may have an adverse impact on our financial results during reporting periods in which our stock price increases.

Upon a change of control of our company, warrantholders having the right to purchase 600,003 shares of our common stock have the right to require us to repurchase the warrants from them at a purchase price per share equal to the Black-Scholes value of the unexercised portion of the warrants. As a result, these warrants are classified as a liability on our balance sheet, which must be adjusted to fair value at the end of each reporting period in accordance with applicable accounting rules. We report any changes in fair value as a gain or loss on our consolidated statement of operations. Generally, this accounting treatment will result in a reported loss during any accounting period in which there is a reported increase in the sales price of our common stock on the Nasdaq Capital Market. Conversely, this accounting treatment generally will result in a reported gain during any accounting period in which there is a reported decrease in the sales price of our common stock on the Nasdaq Capital Market.

You may not be able to resell your shares at or above the price you pay for them in this offering.

The market price of our common stock has fluctuated substantially in the past and is likely to continue to be highly volatile and subject to wide fluctuations in the future. For example, as of September 30, 2007, the 52-week high sales price of our common stock was $7.54 per share, which compares to a 52-week low sales price of our common stock of $2.00 per share. These fluctuations have occurred in the past and may occur in the future in response to various factors, many of which we cannot control, including the following:

•	actual or anticipated changes in our operating results;

•	changes in expectations relating to our products, plans, and strategic position or those of our competitors or customers;

•	announcements of technological innovations or new products by our competitors, our customers or us;

•	market conditions and trends within the solar PV industry;

•	price and volume fluctuations in the overall stock market from time to time;

•	significant volatility in the market price and trading volume of high-technology companies in general and solar companies in particular;

•	changes in investor perceptions;

•	the level and quality of any research analyst coverage of our common stock;

•	changes in earnings estimates or investment recommendations by analysts;

•	the financial guidance we may provide to the public, any changes in such guidance, or our failure to meet such guidance;

•	litigation involving us, our industry or both;

•	regulatory developments in the United States or abroad;

•	introductions of new products or new pricing policies by us or by our competitors;

•	the gain or loss of significant customers;

•	recruitment or departure of key personnel;

•	developments with respect to intellectual property rights;

•	acquisitions or strategic alliances by us or by our competitors; and

•	general global economic and political instability.

In addition, the market prices of securities of high-technology and solar companies have experienced significant price and volume fluctuations that often have been unrelated or disproportionate to their operating performance.

Information regarding forward-looking statements

This prospectus contains forward-looking statements within the meaning of the securities laws. Any statements contained in this prospectus that are not statements of historical fact may be forward-looking statements. When we use the words “anticipates,” “plans,” “expects,” “believes,” “should,” “could,” “may,” “will” and similar expressions, we are identifying forward-looking statements. Forward-looking statements involve risks and uncertainties, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. These factors include, among others, our need to raise additional financing, risks related to the development of our CIGS solar PV products and manufacturing processes to produce such products, risks related to our delivery to customers, including product reliability, conversion efficiency, customer acceptance and product cost; market acceptance of CIGS; intense competition in the solar energy field; our history of losses; the historical volatility of our stock prices; general market conditions; and other factors referred to under the caption “Risk Factors” starting on page 8.

Except as may be required by applicable law, we do not undertake or intend to update or revise our forward-looking statements, and we assume no obligation to update any forward-looking statements contained in this prospectus as a result of new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements that reflect our current expectations about our future results, performance, prospects and opportunities. You should carefully review and consider the various disclosures we make in this prospectus and our other reports filed with the SEC that attempt to advise interested parties of the risks, uncertainties and other factors that may affect our business.

Use of proceeds

We will not receive any proceeds from the resale of the shares offered by the selling shareholders. We will bear all fees and expenses incident to preparing and filing this registration statement.

Selling Shareholders

The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of common stock by the selling shareholders. On June 15, 2007, we entered into a secured bridge financing with Lampe, Conway & Co., LLC and LC Capital Master Fund, Ltd. The original aggregate principal amount of this loan was $4,000,000. In September 2007, we increased the aggregate principal amount to $9,000,000. This loan was repaid in full on October 31, 2007. Other than this loan, we do not have, and have not had during the past three years, any material relationship with any of the selling securityholders.

Name of Selling Shareholders	Shares Owned Prior to this Offering		Total Shares Offered		Total Number of Shares of Common Stock Owned After Offering	Percent of Total Outstanding After Offering(7)
LC Capital Master Fund, Ltd.	4,575,183		2,745,183	(1)	1,830,000	5.6%
LC Capital / Capital Z SPV, LP	475,020		305,020	(1)	170,000	*
Millennium Partners, L.P.(2)(3)	1,510,789	(4)	1,500,000		10,789	*
Phoenix Partners, LP(2)(5)	397,500		397,500		0	*
Phaeton International (BVI), Ltd.(2)(6)	352,500		352,500		0	*
PreX Capital Partners, LLC(2)	250,000		250,000		0	*

TOTALS	7,560,992		5,550,203		2,010,789	6.2%

*	Less than one percent

(1)	Common Stock shares issued in February, 2007 upon conversion of a convertible note originally issued in May 2006.

(2)	Common Stock shares issued in February, 2007 pursuant to a Securities Purchase Agreement dated January 19, 2007.

(3)	Millennium Management LLC, a Delaware limited liability company, is the managing partner of Millennium Partners, L.P., a Cayman Islands exempted limited partnership, and, consequently, may be deemed to have voting control and investment discretion over securities owned by Millennium Partners, L.P. Israel A. Englander is the managing member of Millennium Management LLC. As a result, Mr. Englander may be considered the beneficial owner of any shares deemed to be beneficially owned by Millennium Management LLC. The foregoing should not be construed in and of itself as an admission by either of Millennium Management LLC or Mr. Englander as to beneficial ownership of the shares of our common stock owned by Millennium Partners, L.P.

(4)	10,789 shares are issuable upon exercise of a warrant held by Millenco, LLC, an affiliate of Millennium Partners, L.P.

(5)	46,900 of these shares were assigned to Phoenix Partners, LP in February 2007 by its affiliate Phoenix Partners II, LP pursuant to Assignment and Assumption Agreement.

(6)	32,400 of these shares were assigned to Phaeton International (BVI), Ltd in February 2007 by its affiliate Phoenix Partners II, LP, pursuant to an Assignment and Assumption Agreement.

(7)	Total Shares outstanding were 32,456,262 on November 26, 2007.

Information about any other selling shareholders will be set forth in prospectus supplements or post-effective amendments, if required. The selling shareholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their securities since the date on which the information in the above table is presented. Information about the selling shareholders may change from time to time. Any changed information with respect to which we are given notice will be set forth in prospectus supplements.

Plan of Distribution

We are registering the shares of common stock offered hereby to permit the resale of these shares of common stock by the selling shareholders from time to time after the date of this prospectus.

We will not receive any proceeds from the resale of the shares offered hereby. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling shareholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to this registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the Registration Rights Agreements, including, without limitation, Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreements, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related Registration Rights Agreements, or we may be entitled to contribution.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

Dividend Policy

We have never declared or paid any cash dividends on our capital stock and do not expect to pay any dividends for the foreseeable future. We intend to use future earnings, if any, in the operation and expansion of our business. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors, based on our financial condition, results of operations, contractual restrictions, capital requirements, business prospects, restrictions imposed by applicable law and other factors our Board of Directors may deem relevant.

Price range of common stock

Market Information

The following tables set forth the high and low closing sales prices, per share or warrant, for our common stock and Class B public warrants as reported by the Nasdaq Capital Market for each of the periods indicated.

Common Stock “DSTI”	High	Low
Fiscal Year ended December 31, 2005
First quarter	$8.06	$2.57
Second quarter	$16.13	$5.38
Third quarter	$17.30	$11.70
Fourth quarter	$12.22	$8.49
Fiscal Year ended December 31, 2006
First quarter	$15.39	$9.12
Second quarter	$13.70	$8.40
Third quarter	$10.21	$5.38
Fourth quarter	$7.08	$3.45
Fiscal Year ended December 31, 2007
First quarter	$5.99	$2.02
Second quarter	$6.71	$3.27
Third quarter	$6.83	$3.65
Fourth quarter (through November 29, 2007)	$5.80	$3.97

Class B Public Warrant “DSTIZ”	High	Low
Fiscal Year ended December 31, 2005
First quarter	$1.50	$0.23
Second quarter	$6.87	$0.92
Third quarter	$8.05	$5.10
Fourth quarter	$5.73	$3.40
Fiscal Year ended December 31, 2006
First quarter	$6.12	$3.49
Second quarter	$5.31	$2.75
Third quarter	$3.53	$1.38
Fourth quarter	$1.79	$0.58

Fiscal Year ended December 31, 2007
First quarter	$1.35	$0.35
Second quarter	$1.58	$0.75
Third quarter	$1.51	$0.53
Fourth quarter (through November 29, 2007)	$1.58	$0.75

Holders

As of November 6, 2007, there were approximately 52 stockholders of record of our common stock, but we believe that the number of beneficial holders is substantially greater.

Management’s discussion and analysis of financial condition or plan of operation

The following discussion and analysis provides information that we believe is relevant to an assessment and understanding of our results of operation and financial condition. You should read this analysis in conjunction with our audited consolidated financial statements and related footnotes. This discussion and analysis contains statements of a forward-looking nature relating to future events or our future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements, including those set forth in this prospectus.

Overview

We have developed a proprietary thin film deposition technology for solar PV products that we believe will allow us to achieve a total module manufacturing cost per watt of less than $1.00, a cost competitive with the lowest in the solar PV industry. We are utilizing our proprietary deposition process to apply high-efficiency CIGS semiconductor material over large area substrates in a continuous fashion. Through our proprietary deposition process, we have achieved greater than 10% cell efficiencies on large area CIGS PV devices. We are developing a commercial scale proprietary deposition tool and intend to integrate this tool with commercially available thin film manufacturing equipment, which will provide us with a critically differentiated manufacturing process. We believe this approach will allow us rapidly to achieve commercial-scale production capacity with fewer potential line initialization difficulties.

We intend to manufacture monolithically integrated CIGS-on-glass modules to address near-term market opportunities, including grid-tied centralized utility markets, as well as grid-tied decentralized commercial and residential markets. In addition, we will seek to develop CIGS on foil packaged in flexible format for the emerging BIPV markets. We intend to begin installation of a 25MW manufacturing line at the beginning of 2008, with commercial shipments beginning in 2009. To facilitate our entry into the addressable solar PV market, we have entered into a contract with Blitzstrom GmbH that commits Blitzstrom to purchase a minimum of 50% of our production through 2011, subject to these products meeting defined performance criteria.

In October 2007, we closed a follow-on public offering of 15,000,000 shares of our common stock and the underwriters for the offering exercised their option to purchase an additional 2,250,000 shares of our common stock to cover over-allotments. Our net proceeds from the offering were approximately $68 million.

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and the related disclosures. A summary of those accounting policies can be found in the notes to the consolidated financial statements set forth in our consolidated financial statements. Certain of our accounting policies are considered critical as they are both important to the portrayal of our financial condition and results of operations and require judgments on the part of management about matters that are uncertain. We have identified the following accounting policies that are important to the presentation of our financial condition and results of operations.

Revenue Recognition

We recognize revenue in accordance with SEC Staff Accounting Bulletin No. 104, “Revenue Recognition,” or SAB 104. SAB 104 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the seller’s price to the buyer is fixed and determinable; and (4) collectibility is reasonably assured. Since inception of the development stage on July 1, 2005, we have earned minimal amounts of product revenue.

Since inception of the development stage on July 1, 2005, our principal source of revenue has been from government funded research and development contracts and grants. Grant revenue is recognized when we fulfill obligations as set forth under the grant. Terms of the grant reflected in the accompanying financial statements require us to maintain specified employment criteria over a five year period. If we fail to meet the specified criteria, we must repay the unearned portion of the grant. As a result, we recorded deferred revenue of $300,000 as of September 30, 2007.

Property and Equipment

Property and equipment is stated at cost. Amounts received under grants, which represent a reimbursement of property and equipment costs incurred, are recorded as contra-assets against property and equipment. At September 30, 2007, there was $300,000 of grant funds included in property and equipment as contra-assets, of which $240,000 may need to be repaid should we fail to maintain certain employment criteria over a five-year period as specified in the grant. Depreciation is computed using straight-line and an accelerated method over estimated useful lives of three to five years. Expenditures for maintenance and repairs, which do not materially extend the useful lives of property and equipment, are charged to operations as incurred. When property or equipment is retired or otherwise disposed of, the property accounts are relieved of costs and accumulated depreciation and any resulting gain or loss is recognized.

Share-Based Compensation

Effective January 1, 2006, we adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” or SFAS 123(R), which requires the measurement and recognition of compensation expense for all share-based payment awards to employees and directors based on estimated fair values. Additionally, we follow the SEC’s Staff Accounting Bulletin No. 107 “Share-Based Payment,” issued in March 2005, which provides supplemental SFAS 123(R) application guidance based on the views of the SEC. We adopted SFAS 123(R) using the modified prospective transition method. Under this transition method, share-based compensation expense recognized in our consolidated statements of operations for the nine months ended September 30, 2006 and 2007 included (a) compensation expense for all share-based awards granted prior to, but not yet vested, as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation expense for all share-based awards granted beginning January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R).

Derivative Stock Warrants

Certain terms in the convertible note and related documents issued on May 25, 2006, as well as subsequent agreements entered into on January 19, 2007, namely the potential for cash settlement require that the warrants issued in conjunction with these documents be treated as a derivative instrument and, therefore, classified as a liability on the balance sheet. As such, the liability must be adjusted to fair value at the end of each reporting period, in accordance with SFAS 133 “Accounting for Derivative Instruments and Hedging Activities,” and any changes in fair value reported as a gain or loss on derivative liabilities in our consolidated statement of operations. The Black-Scholes option-pricing model is used to estimate the warrant fair values. Upon a change of control of our company, warrantholders having the right to purchase 600,003 shares of common stock would have the right to require us to repurchase the warrants from them at a purchase price equal to the Black-Scholes value of the unexercised portion of the warrants. Generally, this accounting treatment will result in a reported loss during any accounting period in which there is a reported increase in the sales price of our common stock on the Nasdaq Capital Market. Conversely, this accounting treatment generally will result in a reported gain during any accounting period in which there is reported decrease in the sales price of our common stock on the Nasdaq Capital Market.

Results of Operations

Comparison of the Nine Months Ended September 30, 2007 and 2006

Certain reclassifications have been made to the 2006 financial information to conform to the 2007 presentation. Such reclassifications had no impact on net income / (loss).

Research and development expenses. Research and development expenses were $6,806,478 for the nine months ended September 30, 2007 compared to $7,641,507 for the nine months ended September 30, 2006, a decrease of $835,029 or 11%. These expenses decreased primarily due to the reduction in personnel and operations of our pilot line at our New York facility near the end of the second quarter of 2007. We will continue to engineer-to-scale our proprietary deposition tool at our California facility in order to manufacture and commercialize monolithically integrated CIGS-on-glass modules.

Selling, general and administrative expenses. Selling, general and administrative expenses were $4,639,413 for the nine months ended September 30, 2007 compared to $4,056,378 for the nine months ended September 30, 2006, an increase of $583,035 or 14%. The increase in selling, general and administrative expenses resulted primarily from one-time charges incurred in accordance with transition agreements for certain former executives. Additionally, share-based compensation of $1,014,920 was included in selling, general and administrative expenses during the nine months ended September 30, 2007, compared to $523,905 for the nine months ended September 30, 2006.

Restructuring. There was $1,756,220 in restructuring expense for the nine months ended September 30, 2007. There was no restructuring expense for the nine months ended September 30, 2006. During the nine months ended September 30, 2007, Note Restructuring charges were $1,370,959 and Business Strategy Restructuring charges were $385,261.

Depreciation and amortization expenses. Depreciation and amortization expenses were $2,227,082 for the nine months ended September 30, 2007 compared to $994,035 for the nine months ended September 30, 2006, an increase of $1,233,047. Depreciation and amortization expenses increased primarily as a result of the utilization of significant amounts of capital equipment in the development of our CIGS PV products and manufacturing processes.

Other income. Other income was $129,322 for the nine months ended September 30, 2007 compared to $464,921 for the nine months ended September 30, 2006, a decrease of $335,599. Other income primarily represents interest on investments.

Interest expense. Interest expense was $250,825 for the nine months ended September 30, 2007 compared to $757,066 for the nine months ended September 30, 2006, a decrease of $506,241. The decrease in interest expense was due primarily to the restructuring, sale and ultimate conversion to equity during the first quarter of 2007 of our Note which carried a 7.5% interest rate.

Gain (loss) on derivative liabilities. Loss on derivative liabilities was $2,305,293 for the nine months ended September 30, 2007 compared to a gain on derivative liabilities of $1,653,092 for the nine months ended September 30, 2006. The warrants issued in conjunction with the Note are considered derivative liabilities and are therefore required to be adjusted to fair value each quarter. During the nine months ended September 30, 2007, our common stock price increased which caused an increase in the fair value of the warrant liability. This resulted in a loss on derivative liabilities of $2,305,293 for the nine months ended September 30, 2007. An increase in our stock price during the period results in an increase in the warrant liability and a loss on derivative liabilities. Conversely, a decrease in our stock price during the period would result in a decrease in the warrant liability and a gain on derivative liabilities.

Loss on extinguishment of debt. Loss on extinguishment of debt was $6,091,469 for the nine months ended September 30, 2007. There was no loss on extinguishment of debt for the nine months ended September 30, 2006. The loss is due to the excess of the consideration we provided to the Original Note Holder in the form of cash payments, shares of common stock and additional Class A Warrants for payment of the outstanding principal and accrued interest on the Note.

Net loss. Net loss was $28,109,770 for the nine months ended September 30, 2007 compared to a loss of $14,749,818 for the nine months ended September 30, 2006. The increase in net loss is due primarily to the non-cash expenses recognized on the extinguishment of the Note, write-off of the remaining note discount and financing costs, and loss on derivative liabilities for the nine months ended September 30, 2007.

Comparison of Years Ended December 31, 2006 and 2005

Product revenue. Product revenue was $3,528 for the year ended December 31, 2006. During the year, we began shipment of product in fulfillment of our contract with Blitzstrom. During 2006, we shipped low volumes of cells to Blitzstrom for module development and performance evaluations.

Research and development contract revenue. Research and development contract revenue was $180,000 for the year ended December 31, 2006 compared to $625,000 for the year ended December 31, 2005. Our research and development contract revenue was primarily earned as a result of achieving various milestones under an agreement with a New York state government agency. Revenue earned during the year ended December 31, 2006 primarily related to meeting production volumes and solar cell conversion efficiencies.

Research and development expenses. Research and development expenses were $9,960,568 for the year ended December 31, 2006 compared to $3,513,860 for the year ended December 31, 2005, an increase of $6,446,708, or 183%. These expenses have increased significantly due to the increases in the number of personnel and related activities during the past year as we established pilot production capabilities to manufacture PV cells and increased research and development of our capabilities in both New York and California. Additionally, the implementation of SFAS No. 123(R), effective January 1, 2006, added $392,576 in share-based compensation expense for research and development personnel during the year ended December 31, 2006.

Selling, general and administrative expenses. Selling, general and administrative expenses were $6,210,645 for the year ended December 31, 2006 compared to $3,385,525 for the year ended December 31, 2005, an increase of $2,825,120, or 84%. The increase in selling, general and administrative expenses corresponded with our increase in headcount and overall increase in activity during the year. Salaries, consulting and other administrative costs increased during the year ended December 31, 2006 to support growth in the manufacturing and engineering areas of our business. Also included is $439,054 of restructuring charges for the year ended December 31, 2006, representing expenses incurred in connection with the restructuring and sale of our senior convertible note. Additionally, the implementation of SFAS No. 123(R), effective January 1, 2006, added $444,789 in share-based compensation expense for selling, general and administrative personnel during the year ended December 31, 2006.

Depreciation and amortization expense. Depreciation and amortization expenses were $1,758,925 for the year ended December 31, 2006 compared to $667,200 for the year ended December 31, 2005, an increase of $1,091,725. Depreciation and amortization expense increased primarily as a result of the acquisition and utilization of significant amounts of capital equipment to develop our manufacturing technologies for pilot production capabilities.

Other income. Other income was $1,094,426 for the year ended December 31, 2006 compared to $276,436 for the year ended December 31, 2005, an increase of $817,990. Other income primarily represents refundable New York State tax credits and interest earned on short-term investments.

Interest expense. Interest expense was $1,733,325 for the year ended December 31, 2006 compared to $91,837 for the year ended December 31, 2005, an increase of $1,641,488. The increase in interest expense was due primarily to the issuance, in May 2006, of the $15 million note carrying a 7.5% interest rate. During the year ended December 31, 2006, we recorded $1,649,615 in interest expense related to the note, of which $1,325,715 was non-cash interest and included a discount of $1,050,053 associated with the payment of principal and interest to the note holder in shares of our common stock and $209,860 of accrued interest at December 31, 2006. The remaining interest costs result from capital lease obligations and notes payable.

Amortization of note discount and deferred financing costs. Amortization of note discount and deferred financing costs was $4,747,806 for the year ended December 31, 2006. There was no amortization of note discount and deferred financing costs for the year ended December 31, 2005. The note issued in May 2006 contained a beneficial conversion feature as well as warrants issued to the holder of the note. The aggregate fair value of the conversion feature and warrants represented a discount to the note, totaling $5,259,961 and is being amortized using the effective interest method over the life of the note. In addition, we incurred financing costs of $1,065,216 related to this transaction. The financing costs were capitalized and are amortized over the life of the note.

Gain on derivative liabilities. Gain on derivative liabilities was $2,692,114 for the year ended December 31, 2006. There was no gain on derivative liabilities for the year ended December 31, 2005. The warrants issued in conjunction with the convertible note are considered derivative liabilities and are therefore required to be adjusted to fair value each quarter. From May 25, 2006 (the closing date of the convertible note) to December 31, 2006, our common stock price declined, which caused a reduction in the fair value of the warrant liability. This resulted in a gain on derivative liabilities of $2,692,114 for the year ended December 31, 2006.

Net loss. Our net loss was $20,441,201 for the year ended December 31, 2006 compared to a loss of $6,763,159 for the year ended December 31, 2005. The increase in net loss was due primarily to investing in engineering and manufacturing activities as we established pilot production capabilities to manufacture PV cells and increased activities in designing, with the intent to manufacture, prototype deposition equipment, for our next generation production line; a corresponding increase in selling, general and administrative personnel and activities to support the engineering and manufacturing efforts; and significant non-cash expenses including interest, the amortization of note discount and deferred financing costs, and share-based compensation in accordance with SFAS No. 123(R). Throughout 2007, we expect to continue to incur significant expenses related to (i) manufacturing in our pilot manufacturing facility, (ii) development efforts of the proprietary deposition processes, and (iii) expanding operations to include our next generation manufacturing facility. We also anticipate certain non-cash charges related to our prior and current financing transactions, as well as additional share-based compensation expense in accordance with SFAS No. 123(R). Without significant product revenue anticipated, we expect to experience significant net losses throughout 2007.

Liquidity and Capital Resources

Liquidity. At September 30, 2007, our cash and cash equivalents totaled $6,493,861. The net cash provided during the quarter was primarily the result of proceeds from bridge financing in the form of notes, prior to the completion of our public offering on October 31, 2007. We currently spend approximately $1.2 million per month on operating expenses for research and development, and selling, general and administrative costs. This spending rate excludes one-time restructuring costs and costs associated with financings. During the nine months ended September 30, 2007, we reported a net loss of approximately $28.1 million, which included non-cash expenses of $16.1 million, primarily associated with the Note and series of agreements entered into on January 19, 2007, resulting in the Note’s ultimate conversion into common stock.

During the nine months ended September 30, 2007, we incurred significant one-time, non-cash expenses that substantially increased our reported operating losses. The following table summarizes the key components of our results of operations for the nine months ended September 30, 2007. This table is provided for informational purposes in order to present the cash and non-cash components of the line items included in our consolidated statement of operations, which is prepared in accordance with accounting principles generally accepted in the United States and included elsewhere in this Registration Statement on Form SB-2.

Net Loss Summary For the Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2007
Cash expenses:
Operating expenses	$9,931,648
Restructuring	1,415,620
Financing costs	527,873
Interest expense and other income	121,503

Total cash expenses	11,996,644
Non-cash expenses:
Loss on extinguishment of debt	6,091,469
Amortization of note discount and financing costs	3,634,439
Loss on derivative liabilities	2,305,293
Depreciation and amortization	2,227,082
Share-based compensation	1,514,243
Restructuring	340,600

Total non-cash expenses	16,113,126

Reported net loss	$28,109,770

We are in the development stage, and as such, have historically reported net losses. We anticipate continuing to incur losses in the future as we transition to commercialization. We have experienced negative cash flows from operations since our inception and do not anticipate generating sufficient positive cash flows to fund our operations in the foreseeable future.

Our transition to commercialization has required a reduction of our New York-based resources as we focus efforts on building our first large scale production line in California. Effective June 1, 2007, we reduced our New York staff by approximately 20 people. This reduction in personnel was consistent with the commercialization operating plan to transition corporate headquarters from New York to California. This staffing reduction decreased our pilot production lines from three shifts to one, which will be maintained to continue product testing. The savings generated through this reduction in staff and other activities may be used to execute some of the activities needed to transition our corporate headquarters to California. Additionally, we will incur spending to execute our near-term plan to manufacture CIGS-on-glass mini modules in California. There is a possibility that the headquarters transition activities and the manufacture of mini modules may increase our estimated monthly cash burn to more than $1.2 million over the next few months.

On October 31, 2007, we completed a registered public offering in which we sold 17,250,000 shares of our common stock at $4.25 per share and generated net proceeds of approximately $68 million after deducting underwriting discounts and

F-25

the estimated fees and expenses of the offering. Upon receipt of the proceeds from the offering, we re-paid in full $9.2 million of existing indebtedness. We will use the remaining net proceeds from this offering to engineer-to-scale and manufacture our proprietary deposition tool, for construction of the 25MW line, working capital and other general corporate purposes.

A substantial portion of the funds from the October, 2007 public offering will be used towards the construction of the 25MW line in 2008. First commercial shipments from this line are currently expected to be made in the third quarter of 2009. We believe that the net proceeds of this offering will provide sufficient funds to complete our initial 25MW manufacturing line. In order to achieve profitability, however, we may have to expand our manufacturing capacity beyond our initial 25MW manufacturing line. Our current plan involves replicating our proposed initial 25MW line to build a 100MW facility, consisting of four 25MW lines with construction beginning in 2009. Expanding our manufacturing capacity from our initial 25MW line will require substantial funds beyond those provided by the October, 2007 public offering. We believe that engineering-to-scale the commercial grade proprietary deposition tool, combined with the successful construction of our initial 25MW manufacturing line and the commercialization of our product will facilitate our ability to secure the required financing. Such financing may not be available to us on terms that are acceptable to us, if at all, and any new equity financing may be dilutive to stockholders. A wide variety of factors relating to our company and external conditions could adversely affect our ability to secure funding to expand our manufacturing capacity and the terms of any funding that we secure.

Capital Resources. We have historically financed our operations primarily from proceeds of the sale of equity securities and revenues or funds received under research and development contracts and grants. We presently do not have any bank lines of credit that provide us with an additional source of debt financing.

We received $5.0 million in gross proceeds from the issuance of 2,500,000 shares of common stock at $2.00 per share, on February 16, 2007.

On June 15, 2007, we entered into a note agreement with LC Capital Master Fund, Ltd. for a loan in the amount of $4.0 million. See Note 5, “Notes Payable,” to our consolidated financial statements for further details on this transaction. We entered into an amendment and restatement of this loan agreement on September 14, 2007, increasing the aggregate principal amount of the loan to $9.0 million. These proceeds were to be used to fund business operations pending completion of our public offering. The agreement requires us to repay 102% of the principal amount outstanding, plus accrued interest, with proceeds from the offering.

On October 31, 2007, we completed a registered public offering in which we sold 17,250,000 shares of our common stock at $4.25 per share and generated net proceeds of approximately $68 million after deducting underwriting discounts and the estimated fees and expenses of the offering. Upon receipt of the proceeds from the offering, we re-paid in full, including accrued interest, the note payable discussed above. We will use the remaining net proceeds from this offering to engineer-to-scale and manufacture our proprietary deposition tool, for construction of the 25MW line, working capital and other general corporate purposes.

Commitments. At September 30, 2007, we had outstanding approximately $425,000 of purchase orders for equipment and improvements. Other material commitments include rental payments under operating leases for office space and equipment, and commitments under employment contracts with our executive officers. These commitments are discussed further in the Commitments and Contingencies footnote to our consolidated financial statements included in this Registration Statement on Form SB-2.

Off-Balance Sheet Arrangements. The only off-balance sheet obligations are for operating leases entered into in the ordinary course of business.

We lease approximately 26,500 square feet of office and manufacturing space in Halfmoon, New York. We lease 18,000 square feet in one location under a five year lease that commenced July 1, 2004 for $9,750 per month. In a second location in the same corporate park, we lease 8,500 square feet of manufacturing and office space under a sixty month lease that commenced June 1, 2006 for $5,590 per month. This lease may be terminated at our option at the completion of the eighteenth month. We also lease 50,000 square feet of factory and office space in Santa Clara, California under a fifty-one month lease that commenced June 2006, for $19,152 per month. We also maintain leases for certain office equipment.

As discussed under Commitments, at September 30, 2007, we had outstanding approximately $425,000 of purchase orders for equipment and improvements.

Industry

The Electrical and Renewable Energy Industries

The U.S. Department of Energy’s Energy Information Administration, or EIA, estimates that overall worldwide demand for electricity is projected to increase by approximately 15 trillion kilowatt hours in 2003 to approximately 27 trillion kilowatt hours in 2025. The majority of electricity is currently produced using hydrocarbon sources, such as natural gas, coal and petroleum. The total resource base for these fuels is limited, and there is increasing concern about the environmental impact of fossil fuel extraction and emissions. Volatile prices and environmental and political concerns have increased interest in electricity generated by using renewable sources, such as solar PV products. Higher fossil fuel prices allow renewable energy sources to compete economically in some areas. Where they are not currently economically competitive with fossil fuels, renewable energy sources continue to be supported by various government policies and incentives. Participants in energy markets worldwide are dedicating increasing resources to developing renewable alternatives to fossil fuel resources.

The Photovoltaic Industry

Solar PV systems are being adopted as a means to address both rural electrification in remote areas and as supplemental energy sources in grid-connected areas of the world. According to the EIA, solar PV systems currently represent less than 1% of world energy production. The market for solar PV products worldwide, however, has increased over the last six years at an average annual growth rate of over 40%, driven by major governmental incentive programs in Germany, Japan and the United States. The market for solar PV systems reached approximately two gigawatts, or GW, in 2006, with a total installed base of approximately seven GW. By 2010, analyst predictions suggest the annual product market size could range from 5 to 15 GW worldwide.

Solar energy from PV modules has several advantages compared with both traditional and other renewable sources of electricity, including the following:

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Minimal operating expense. Solar PV systems typically have minimal operating expense because they require little maintenance and no fuel over the expected life of the system. As a result, the cost of electricity generated by a solar PV system is essentially fixed at the time of installation. Other methods of electricity generation, including conventional and other renewable methods, typically require greater maintenance and replacement costs over the life of the system. In addition, hydrocarbon, biomass and nuclear power plants face volatility in fuel supply and cost. These costs can be volatile and cause the cost of electricity generated by these systems to increase over the system’s useful life.

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Installation location versatility. Solar PV modules can generate electricity in any location that receives sunlight. However, relatively fewer locations have both the infrastructure and natural resources required to support other forms of renewable energy, including hydroelectric, wind and geothermal. In addition, the development of power plants using hydrocarbon, biomass and nuclear technology is often constrained by significant lead times for permitting and construction, fuel availability, environmental concerns and infrastructure requirements.

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Replacement for peak time energy. Solar PV systems generate much of their electricity during the afternoon when the sun’s rays are strongest. Typically, the greatest demand for electricity coincides with these afternoon hours. Consumers can therefore replace peak time conventional electricity, which can be more expensive and less reliable than electricity purchased during non-peak times, with distributed solar electricity.

Photovoltaic Systems

The PV effect is the term used to describe the absorption of light and its conversion to electrical power by solar cells. The majority of commercial solar modules are made of the semiconductor material silicon and have a top and bottom electrical contact to move the electricity out of the solar cell. The functionality of solar cells is determined by its efficiency in converting sunlight into electricity. For every 1,000 watts of sunlight hitting a solar module, most are able to convert this into 60 to 180 watts of electricity.

Solar modules usually consist of individual solar cells connected together, an encapsulant to protect against moisture and other environmental factors, and a sheet of glass for support. The individual solar cells do not require ongoing maintenance and have proven to last over 20 years. New and emerging thin film modules use very thin layers of semiconductor material, typically deposited on glass substrates, where the individual cells are connected through a monolithically integrated process.

Solar PV systems are arrangements of solar PV modules connected to determine the total power output of the system. Energy is converted into direct-current, or DC, electricity when sunlight hits a solar PV module. The DC electricity may be routed directly to power a DC load or charge a battery bank or an outside inverter may be used to convert the DC electricity from the solar PV system into alternating current, or AC, electricity, which can be interconnected directly to the electric utility grid to power AC appliances. In addition, solar PV systems usually have mounting structures, cable cords to route the power, and circuit protection.

The Cost and Operating Metrics of a PV System

Solar PV module manufacturers price and sell solar PV modules per watt of rated power. Rated power is the solar PV module’s capacity to produce electricity and is measured in watts. A solar PV system producing 2 kilowatts of power for 2 hours generates 4 kilowatt hours of electricity. According to the EIA, in 2001, the average U.S. household consumed approximately 10,600 kilowatt hours of electricity.

Cost of a PV System

To calculate the manufacturing cost per watt of a solar PV module, the cost to produce a solar module is divided by the number of sellable watts produced by the solar PV module. The efficiency of the solar PV module in converting sunlight into electricity determines the number of sellable watts. Efficiency is usually a function of the semiconductor material used in the conversion layer, the device structure and the manufacturing process. The semiconductor material generally used employs crystalline silicon technology or thin film technology. Crystalline silicon modules generally have higher conversion efficiencies than thin film solar modules but use approximately 100 times more semiconductor material and are more expensive than thin film production processes. Thin film solar modules manufactured at commercial scale can have a lower manufacturing cost per watt than crystalline silicon solar modules, even though crystalline silicon solar modules have higher conversion efficiencies.

Purchasers of solar PV modules consider not only the rated power but also the quantity of electricity that can be produced and the cost of that electricity. The cost per kilowatt hour of solar electricity is determined by dividing the solar electricity generated over the life of the solar PV system into the total cost of the system. Solar PV modules are usually 50% of the cost of a total solar PV system and have a general use life of approximately 25 years. The other 50% of the cost consists of the mounting structures, equipment and electrical components, known as the balance of system. In calculating the cost per kilowatt hour of solar electricity, many customers also consider the time value of the capital required to purchase and install the system.

The price of conventional energy produced by fossil fuels, varies considerably by geographic area based on several factors, including the cost of producing and importing energy. To become competitive with traditional sources of electricity, the price per kilowatt hour of solar electricity must be near the retail price of traditional electricity displaced by solar electricity in a given area.

Operating Metrics of a PV System

The solar PV industry uses a widely accepted set of standard procedures and conditions known as Standard Test Conditions, to measure and compare the performance of solar modules. These conditions specify a standard temperature, solar irradiance level and angle of the sun, and are used to determine the rated power and conversion efficiency of a solar module.

On a clear day, sunlight provides about 1 kilowatt of power per square meter of the Earth’s surface. Under these conditions, a solar PV module operating at a 10% conversion efficiency will produce 100 watts of power per square meter. If these sunlight conditions persist for one hour, the solar module will generate 100 watt hours, or 0.1 kilowatt hour, of solar electricity. Crystalline silicon solar PV modules had average conversion efficiencies of approximately 14% in 2006. Thin film solar modules in commercial production (over 20MW per year) had average conversion efficiencies that ranged from approximately 6% to approximately 9% in 2006.

Solar PV systems generally operate outside of Standard Test Conditions. The location and design of a PV system, time of day and year, temperature and angle of the sun impact the performance of a solar PV system, including conversion efficiency. Therefore to determine the amount of solar electricity any one solar PV system will generate a purchaser must consider the Standard Test Conditions power rating of a solar PV module, but the real world conditions under which the solar PV system will be operating, the design of the solar PV system as well as the performance of the solar PV modules and electrical components outside Standard Test Conditions.

Photovoltaic Technologies

There are several different semiconductor technologies used in the solar PV industry. Crystalline silicon, or c-Si, is the dominant technology with greater than 90% market share worldwide. PV modules made with thin films of semiconductors are being increasingly commercialized for use in all market segments.

Crystalline Silicon

Silicon based modules have defined the solar PV industry for the last 20 years, and their development has benefited by significant investment in the integrated circuit industry, which also primarily uses silicon wafers. Silicon PV modules are currently the most efficient solar PV semiconductor material, but require substantial electrical energy and bulk material to manufacture.

Silicon feedstock supplies have not, in the last two to three years, been able to keep up with the demand created by both the semiconductor and the solar PV industries. The solar PV industry is now estimated to be consuming approximately half of all available silicon feedstock. The recent volatility of silicon feedstock prices and supply has turned both investment and manufacturing attention to new and emerging thin film technologies, which use significantly less raw materials to produce.

Thin Films

Solar cells and solar modules made from certain thin films of semiconductors require less raw material to produce than silicon based PV cells. Extensive research and development on thin film cells has been conducted for more than 30 years, and recent advances in manufacturing and product commercialization have increased worldwide share of thin film PV to approximately 7% in 2006. Thin film solar PV products exhibit the following attributes:

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Scaleable, low cost manufacturing: Thin film solar PV cells and modules require a structural substrate to support them, such as glass, plastic or metal sheets or foils. Applying the films on these substrates creates a range of manufacturing options that enables continuous and scaleable manufacturing. As much of the equipment to process these substrates is used in other industries, the relatively lower capital expenditure required to establish large-volume thin film PV product manufacturing plants enables rapid capacity expansion and lowers the cost per watt of products.

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Lower overall material cost: Thin film PV production uses substantially less semiconductor materials than c-Si production. The result of less raw materials combined with inexpensive substrates and scaleable manufacturing techniques have led some analysts to predict that some thin film technologies could achieve costs approaching less than $1.00 per watt by 2010.

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Configurable form factors: Based on the use of a variety of substrates, thin film PV modules can be configured into a number of different form factors to enable a variety of market applications. In particular, flexible thin film modules could enable a new range of products for unique BIPV applications.

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Lower conversion efficiency: Thin film PV technologies are generally less efficient than modules made with c-Si. This can potentially limit their use in area-constrained applications. However, thin film PV technologies do exhibit performance advantages in generating energy in low light level and increased temperature environments. This positions them particularly well for certain geographic applications.

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Limited operating history: Limited operating history has inhibited market acceptance of several types of thin film products. Most thin film PV modules have not been fielded for the average warranty period of typical c-Si modules.

There are three major thin film technologies in commercial production today:

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Amorphous Silicon, or a-Si, has been commercially produced the longest and has the lowest module conversion efficiency, but can be produced in a roll-to-roll flexible format, which is gaining popularity in emerging BIPV markets. Amorphous silicon modules were the first thin film module to demonstrate energy production advantages over conventional silicon modules in low or indirect light conditions.

•

Cadmium Telluride, or CdTe, has a higher conversion efficiency than a-Si and has demonstrated the lowest manufacturing costs to date, but is only produced in rigid and glass flat plate modules, which limits market segment applications to larger commercial and utility projects.

•

Copper Indium Gallium Selenide, or CIGS, has achieved conversion efficiency rates higher than other thin film technologies, but is just now reaching commercial production. CIGS has the ability to be produced on rigid as well as flexible substrates, which enable CIGS products to be used in utility, commercial, residential and BIPV segments.

Market Segments

The solar electricity industry currently supplies modules used in solar PV systems for both on-grid electricity consumers and for electrical applications off the electricity grid, such as remote areas or villages in developing nations. In these remote locations, solar electricity can be more cost effective than running a utility grid connection or using generators requiring fuel delivery and costly maintenance. The off-grid market is currently much smaller than the grid-connected market.

Grid-connected solar PV systems can supply electricity during daylight hours to offset peak load demand or displace consumers’ annual electricity consumption from traditional utility sources. Net-metering laws, which require utilities to purchase excess electricity produced by on-grid solar systems, and solar PV system capital and energy rebates are examples of government incentives aimed at grid-connected consumers in parts of the United States, Japan, Europe and elsewhere. Many consumers are seeking to hedge their future electricity costs by purchasing solar PV systems to hedge against future price increases. Government incentives are enabling many consumers to adopt this technology in advance of the lower prices enabled by the growth in the solar PV industry (with the emergence of new PV technologies, manufacturing economies of scale, lower average selling prices, improved delivery infrastructure and projected increases in the cost of fossil fuels), which may allow the cost of electricity generated by PV to reach cost parity with traditional sources of utility-provided electricity.

Grid-Connected Markets

Markets for grid-connected PV include large centralized utility power plants (1-50 MW), commercial building roof tops (50-500 kW), and smaller residential roof tops (1-10 kW).

•

Centralized utility. PV modules are increasingly being used in large centralized installations with the solar generated electricity being sold directly to the local utility grid for distribution and resale, similar to other fossil fuel power plants. In these applications, the cost of the energy generated in dollars per kilowatt-hour (“$/ kW-hr”) is a more important market driver than other PV technology attributes, such as efficiency, shape, size and weight, or aesthetics.

•

Commercial rooftop. Solar PV systems are being installed on the roofs of commercial buildings to offset peak power requirements and lower electricity costs. By using otherwise vacant roof surfaces, businesses can sell their solar power during the day, coincident with typical high time-of-use utility rates. Both system economics ($/kW-hr) and system performance such as module efficiency are important solar PV product attributes in expanding this market.

•

Residential rooftop. Individual homeowners form one of the largest markets for grid-connected PV sales. Residential consumers can hedge future utility price increases by producing their own solar electricity. PV module efficiency is an important consideration as unshaded roof space is more limited on homes. The aesthetics of the products can also play a role in a homeowner’s choice of product. Solar PV modules integrated into building products are gaining popularity in Europe and are being introduced into U.S. markets. BIPV modules can serve as dual-use materials, both as building material and electrical generator, and may gain considerable market share as new PV materials enable a range of new products to enter the market.

Business

Overview

We have developed a proprietary thin film deposition technology for solar PV products that we believe will allow us to achieve a total module manufacturing cost per watt of less than $1.00, a cost competitive with the lowest in the solar PV industry. We are utilizing our proprietary deposition process to apply high-efficiency CIGS semiconductor material over large area substrates in a continuous fashion. Through our proprietary deposition process, we have achieved greater than 10% cell efficiencies on large area CIGS PV devices. We are developing a commercial scale proprietary deposition tool and intend to integrate this tool with commercially available thin film manufacturing equipment, which will provide us with a critically differentiated manufacturing process. We believe this approach will allow us rapidly to achieve commercial-scale production capacity with few initialization difficulties.

We intend to manufacture monolithically integrated CIGS-on-glass modules to address near-term market opportunities, including grid-tied centralized utility markets, as well as grid-tied decentralized commercial and residential markets. In addition, we will seek to develop CIGS on foil packaged in flexible format for the emerging building integrated photovoltaic, or BIPV, markets. We intend to begin installation of a 25MW manufacturing line at the beginning of 2008, with commercial shipments beginning in 2009. To facilitate our entry into the addressable solar PV market, we have entered into a contract with Blitzstrom GmbH, one of the world’s leading thin film solar PV integrators, that commits Blitzstrom to purchase a minimum of 50% of our production through 2011, subject to these products meeting defined performance criteria.

We were incorporated in 1997, and we were funded primarily by research grants awarded to our founder until 2004. We commenced our full-scale development operations upon receiving $8.3 million of net proceeds from our initial public offering in February 2004.

Projected Commercialization Timeline

•	First quarter of 2008: demonstrate process scalability by producing mini modules.

•	Beginning of 2008: begin facilitization and construction of a 25MW line.

•	First quarter of 2009: initial startup of the 25MW line.

•	First half of 2009: achieve product certifications.

•	Third quarter of 2009: first commercial product shipments.

•	2009: begin construction of a 100MW facility using four 25MW lines.

Strategies

Our goal is to be one of the world’s leading suppliers of solar PV modules by becoming one of the lowest cost-per-watt commercial-scale solar manufacturers. We intend to pursue the following strategies to achieve this goal:

•

Address the existing solar PV market using monolithic CIGS-on-glass. We intend to address the significant unmet demand for solar PV modules by constructing a 25MW line using commercially available equipment in conjunction with our proprietary deposition tool to produce CIGS-on-glass modules. We believe this approach will allow us to rapidly achieve commercial-scale production capacity with fewer potential line initialization difficulties. We also believe our proprietary deposition process will allow us to run a continuous, rather than batch, production line, ultimately lowering the cost-per-watt of our products. In addition, CIGS semiconductor materials present cost advantages over crystalline silicon and efficiency advantages over other thin film semiconductor materials.

•

Pursue strategic customer relationships. We have a contract with Blitzstrom GmbH that commits Blitzstrom to purchase a minimum of 50% of our production through 2011, subject to these products meeting defined performance criteria. We will continue to work with other industry-leading strategic partners with similar needs and capabilities to generate future sales.

•

Expand production capacity using replicable production facilities. Once we have demonstrated targeted operating metrics, we intend to add manufacturing capacity by replicating the 25MW line in locations that allow for low operating costs. In 2009, we intend to begin construction of the 100MW facility, consisting of four 25MW lines. The timing of the manufacturing capacity expansion will depend on the successful startup of our initial 25MW line and our ability to raise the required capital.

•

Expand product offerings to include flexible substrates for BIPV applications. We currently have pilot capacity to manufacture discrete CIGS cells on foil substrates and will use these cells with select strategic partners to develop robust interconnect and packaging for flexible CIGS solar PV module solutions. Successful completion of these development projects will allow us to expand our manufacturing base and offer flexible CIGS solar PV modules for applications in emerging BIPV markets.

•	Continue to reduce costs. We have identified specific steps in the manufacturing process, which will allow us to reduce both the capital cost and operating cost of production.

•

Leverage management’s expertise in direct deposition manufacturing lines. We plan to leverage our management team’s extensive experience in the semiconductor, solar and disk drive industries with a proven track record of process development, production tool development and commercial-scale manufacturing. We have equipment engineering expertise in-house with experience in developing and building commercial-scale deposition tools.

Products

Our product development strategy includes the commercialization of CIGS-on-glass modules to meet the demands of near-term solar PV markets as well as the continued development of CIGS on foil products for emerging BIPV markets.

CIGS-on-glass modules for near-term market opportunities

The product that we intend to commercialize with our first 25MW line will be a monolithically integrated CIGS-on-glass module. We are working with our customer and development partners to define the final product specifications consistent with their application requirements. Our current target is to produce monolithically integrated CIGS modules on 1.2 m by 0.6 m glass laminate substrates. At 10% total module area efficiencies, these modules would have a peak power rating of approximately 72 watts. They will be designed for high-voltage grid-connected utility and commercial market applications. They will be initially designed to meet IEC and TÜV certifications for distribution into European markets.

Future CIGS-on-glass module products are expected to show increased module efficiencies and associated peak power ratings. Other possible configurations may include modules specifically produced to appeal to residential applications, with appropriate targeted voltages, framing, and appropriate electrical connecting cabling, and may also include UL listings to allow sales into U.S. markets.

CIGS-on-foil for emerging market opportunities

We intend to continue development of CIGS-on-foil at our applications center in New York. These discrete foil cells currently emulate 100 mm by 100 mm silicon wafer cells in form and function. They can be interconnected to build various module voltages depending on the needs of a particular market segment. Development initiatives include the exploration of various packaging materials to allow integration into flexible module form factors. Flexible modules will be suited to meet the needs of BIPV markets, where the module serves as a dual-use building material.

Marketing and Distribution

We have an agreement with Blitzstrom GmbH through 2011, which requires Blitzstrom to purchase 50% of the solar PV modules we produce based upon our estimated production through 2011. Blitzstrom may also purchase up to 50% of any additional quantities of solar PV modules that exceed these production estimates. The price paid by Blitzstrom through 2009 will be based on a five percent discount from the fair market wholesale value for comparable commercially available solar PV modules. We will negotiate further pricing with Blitzstrom for 2010 and 2011.

The sale of commercial grid-connected solar PV systems, currently the largest market for thin film PV, is subject to direct and indirect regulation by state, federal and foreign governments. These regulations include rules governing energy transmission, safety, reliability, quality and incentives aimed at reducing carbon emissions or increasing renewable sources of energy. We are not directly impacted by these regulations at this point as we are focused on the sales of CIGS-on-glass modules through limited sales agreements with specific commercial system integrators, primarily in Europe.

We do not plan to sell significant volumes of our flexible solar cells manufactured from our two-stage pilot production line. Accordingly, sales and marketing activities are limited to managing development activities with our existing customers and the identification of new target customers or strategic partners to further our mission of mass-market introduction of the single-stage product, and OEM business development activities to open emerging markets for other PV foil products.

Research, Development and Engineering

Our future success depends, in part, upon our ability to innovate processing methodologies that create enhanced product characteristics. In addition to optimization of CIGS deposition, we intend to develop processes for other layers in the cell stack that may lead to higher conversion efficiency and lower manufacturing costs.

Our manufacturing technology development roadmap focuses on reducing the cost per watt by reducing the number of steps in manufacturing the modules and by optimizing the materials and processes used in the non-CIGS layers. We have identified development programs for reducing the number of scribing steps needed in the module formation, and for an optimized buffer layer that requires lower capital and processing costs than our current methodology. Additionally, we intend to continue to scale up our proprietary deposition tool to enable production of larger modules with better material usage.

Manufacturing

Our strategy for developing the production line is to focus our development efforts on our proprietary direct deposition sputtering tool, which we believe is critical to making large quantities of CIGS at low costs. Most of the tools required in the manufacturing line are commercially available. Our proprietary deposition tool, however, will be custom designed and built. We developed a process that we believe will be scalable and allow for continuous processing of high volumes of modules. We are designing our proprietary CIGS deposition tool around that process, rather than trying to develop a process around a pre-designed tool set. We plan to purchase the other equipment required to complete the manufacturing line in order to reduce development risks and time to market.

The manufacturing process for making CIGS modules begins with a cleaning step for the glass substrate followed by a sputter deposition of the back contact material. The back contact is scribed to form the initial cell structure, and then the CIGS deposition is accomplished with our proprietary deposition process. The junction partner is deposited on top of the CIGS layer, and the second scribe is accomplished before the final transparent conductive oxide coating is deposited. The monolithic cell structure is completed with the third scribe, a polymer laminate is laid down and the encapsulating glass sheet is bonded to the substrate glass. Electrical leads and junction boxes are added at the finishing step. The completed module is tested and binned by performance.

Raw Materials and Equipment Solution Providers

In our manufacturing process, we use several raw materials to build our solar PV modules, including when we move to the commercialization stage, we hope to have several suppliers of these materials, but each supplier will have to undergo a qualification process, which may take several months depending on the particular raw material.

We are undergoing a qualification process with equipment solution providers for the supply, installation and maintenance of equipment for the 25MW production line. We expect to choose a provider over the near term.

Competition

We expect our primary competition will continue to be from conventional silicon-based solar PV products. Within the solar PV industry, conventional c-Si solar PV manufacturers dominate the market and ultimately create the most competition for our products. In addition, a variety of thin film solar PV technologies are being developed by a number of established and emerging companies. Thin film technologies include amorphous silicon, cadmium telluride and CIGS as well as advanced concepts for both bulk ingot-based and thin film crystalline silicon. Any of these competing technologies may achieve manufacturing costs per watt lower than the cost per watt to manufacture our CIGS solar PV modules.

A number of large companies are actively engaged in developing, manufacturing and marketing conventional silicon PV products on a commercial scale. The largest solar PV cell suppliers include Sharp Corporation, BP Solar, Q-Cells, Sanyo Corporation, and Kyocera Corporation, which together supply over half of the current solar PV cell market.

The largest thin film solar PV manufacturer today is First Solar, Inc., which is producing a monolithic cadmium telluride module on a commercial scale and at the lowest reported costs. In addition, there are a number of smaller thin film manufacturers focusing on cadmium telluride and amorphous silicon, including UNI-SOLAR, which is manufacturing amorphous silicon on a commercial scale.

CIGS solar PV manufacturers can be subdivided between those that have achieved commercial-scale manufacturing and those that are still in development stage. Among commercial-scale manufacturers, Avancis GmbH & Co. KG (a joint venture between the former Shell Solar and St. Gobain, a manufacturer of glass) and Würth Solar of Germany both manufacture monolithic (non-discrete solar cell) CIGS modules. In December 2006, Honda Motor Co., Ltd. announced plans to build a 27.5 MW CIGS solar cell facility in Japan to be operational in 2007. There are also several small companies working to manufacture CIGS solar cells, including Ascent Solar, Miasolé, HelioVolt, Nanosolar and SoloPower, although to date none has achieved production on a commercial scale.

Intellectual Property

Our success depends, in part, on our ability to maintain and protect our proprietary technology and to conduct our business without infringing on the proprietary rights of others. We rely primarily on a combination of patents, trademarks and trade secrets, as well as employee and third party confidentiality agreements to safeguard our intellectual property. Our intellectual property consists of our proprietary deposition process and our related tool set designs.

Legal Proceedings

In the ordinary conduct of our business, we are subject to periodic lawsuits, investigations and claims, including routine employment matters.

Properties

We lease approximately 26,500 square feet of space in two buildings in a corporate park in Halfmoon, New York. These leases expire on July 1, 2009. This space is currently used for research and development, marketing and administration and as our corporate headquarters.

We also lease approximately 50,000 square feet of factory and office space in Santa Clara, California under a 51-month lease, expiring in August 2010. The terms of the lease allow for early termination by the landlord effective as of the expiration of the 36-month of the lease term. This space is the location for the development of our manufacturing tools which will be utilized to produce CIGS modules on glass, as well as our future corporate headquarters.

Employees

As of September 30, 2007, we had 64 full-time and four part-time employees. From time to time we employ individuals, primarily manufacturing personnel, through employment agencies. None of our employees are covered by collective bargaining agreements with us. We believe our relations with employees are good.

Corporate Information

DayStar Technologies, Inc., a Delaware corporation, was incorporated in February 1997. We completed our initial public offering in February 2004. Our principal executive offices are currently located at 13 Corporate Drive, Halfmoon, New York 12065, and our telephone number is (518) 383-4600. In the near future, we expect to move our headquarters to 2972 Stender Way, Santa Clara, California 95054. Our website is located at www.daystartech.com. The information available on or that can be accessed through our website is not incorporated by reference into and is not a part of this prospectus and should not be considered to be part of this prospectus.

Management

The following table sets forth certain information about each of the members of our Board of Directors and each executive officer.

Name	Age	Positions
Directors
Randolph A. Graves, Jr.(3)	68	Chairman and Lead Director
Stephan J. DeLuca	52	Chief Executive Officer and Director
Robert G. Aldrich(1)(2)	67	Director
Steven C. Argabright(2)(3)	64	Director
Kevin S. Flannery(1)	63	Director
Richard Nevins	60	Director
Scott M. Schecter(1)	51	Director
Kelly A. Waters(2)(3)	48	Director

Non-Director Executive Officers
Steven Aragon	46	Vice President, Engineering
John J. McCaffrey, Jr.	55	Vice President, Manufacturing
Terence W. Schuyler	49	Vice President, Sales and Marketing
Raja H. Venkatesh	45	Executive Vice President, Chief Financial Officer, Secretary and Treasurer
Robert E. Weiss	51	Chief Technology Officer

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Governance Committee.

Directors

Randolph A. Graves, Jr. Dr. Graves was appointed Chairman of the Board on January 22, 2007. He joined us as a director in October 2003 and has served as our Lead Director since October 2006. From 1991 to 2005, Dr. Graves served as Executive Consultant with Graves Technology Inc. and since 2002 has served as the acting Chief Financial Officer of Eurotech, Ltd. Eurotech is a public company that acquires, develops, and markets chemical and electronic technologies and products for use in environmental and security markets. Dr. Graves previously served as Eurotech’s Chairman and Chief Executive Officer, and prior to joining Eurotech was the President of Graves Technology, Inc. Dr. Graves was formerly the President and Chief Executive Officer of Mosaic Multisoft Corp., a Research Leader at NASA Langley Research Center, and Director, Aerodynamics Division, at NASA headquarters in Washington, D.C. Dr. Graves received his B.S. and M.S. degrees from Virginia Polytechnic Institute and State University, his Master of Management from Stanford University’s Graduate School of Business, and his D.Sc. from George Washington University.

Stephan J. DeLuca. Dr. DeLuca has served as our Chief Executive Officer since November 2006 and as a director since October 2006. Dr. DeLuca joined us in April 2006 as our Chief Operating Officer. From January 2001 to April 2006, Dr. DeLuca was Vice President, Worldwide Sales and Business Development for INFICON Holding AG, a leading developer, manufacturer, and supplier of innovative vacuum instrumentation, critical sensor technologies, and process control software for the semiconductor and related industries. Dr. DeLuca joined INFICON in January 1991 as Product Manager for Gas Analysis products. In 1994, he assumed responsibility for the start up of INFICON’s Environmental Health and Safety business unit, and from May of 2000 through December 2002 he managed INFICON’s Asia Sales operations, based in Taiwan. Dr. DeLuca holds a Ph.D. in Applied Chemistry from the Colorado School of Mines, an MBA from Syracuse University, a MS in Geochemistry from the Colorado School of Mines, and a B.A. in Chemistry from University of California, San Diego.

Robert G. Aldrich. Dr. Aldrich joined us as a director in October 2003 and has chaired the Compensation Committee since that time. Since 1995, Dr. Aldrich has provided executive and consulting assistance to identify and develop business opportunities arising from globalization, technology, environmental quality, and energy deregulation. From September 2000 to 2005, he served as Chief Executive Officer of Dirigo Energy, Inc., an energy-related risk management company. Other assignments during this period included serving as a director and interim President of TTI Technologies, Inc., a developer of solid waste fluidized bed combustion systems; Chairman of Burstpower, Inc., a developer of ultracapacitor energy storage products; President, Commercial Operations, Solo Energy Corporation, a catalytic microturbine developer; and resident executive, leadership and management training, for the Onshore Oil Company of Abu Dhabi, UAE. Dr. Aldrich served from 1992 to 1995 as Vice President and Group Vice President, Electric Power Research Institute. Since 1992 he has been a member of the American Management Association’s International Council. From 1993 to 1995, he was a director of Ramtron, a public company developing non-volatile memory chips. Dr. Aldrich holds a Ph.D. in Solid State Science and Technology from Syracuse University and a Bachelor in Metallurgical Engineering from Rensselaer Polytechnic Institute.

Steven C. Argabright. Mr. Argabright joined us as a director in November 2005. From 1998 to 2006, Mr. Argabright was with Fuel Tech, Inc., a company active in the worldwide development, commercialization, and application of technologies for air pollution control, process optimization, and advanced engineering services. In March 2006, he was appointed Fuel Tech, Inc.’s Vice Chairman of the board; and from 1998 to March 2006, he served as a director and the President and Chief Operating Officer. From 1996 to 1998, he was President and Chief Executive Officer of Nalco Fuel Tech, a joint venture between Fuel Tech, Inc. and Nalco Chemical Company. From 1990 to 1996, he was Vice President of Nalco Fuel Tech. He earned his Bachelor of Science in the field of Chemical Engineering from the University of California at Berkeley, and served in the United States Marine Corps from 1965 – 1969, achieving the rank of Captain.

Kevin S. Flannery. Mr. Flannery joined us as a director in March 2007. Since 1992 Mr. Flannery has served as President and Chief Executive Officer of Whelan Financial Corporation, a crisis management and consulting firm. He was Chairman of the Board and Chief Executive Officer of RoweCom, Inc. from April 2002 to October 2004, and Chairman of the Board and Chief Executive Officer of Telespectrum Worldwide from May 2002 to August 2004. From 1976 to 1991, Mr. Flannery was a Senior Managing Director of Bear, Stearns & Co., a global investment bank and securities trading and brokerage firm. He also currently serves as Chairman of the Board of FPM Heat Treating LLC; Vice Chairman of the Board of Texas Petrochemicals Inc.; and as a director of Atkins Nutritionals Inc., Luxfer Holdings PLC and Norwood Promotional Products Inc.

Richard Nevins. Mr. Nevins joined us as a director in November 2007. He is currently interim Chief Executive Officer and director for InSight Health Services Corp. and a director for Aurora Trailer Holdings and SPELL C LLC. From 1998 to July 2007, he served as a Managing Director and co-head of the Recapitalization and Restructuring Group of Jefferies & Company, Inc., where he established and led the international recapitalization and restructuring team in London from 2004 until he retired from Jefferies & Company in 2007. Prior to his tenure at Jefferies & Company, Mr. Nevins served in several leadership positions as a director, financial advisor and corporate executive. Mr. Nevins holds an MBA from the Stanford Graduate School of Business and a Bachelor of Arts in Economics from the University of California, Riverside.

Kelly A. Waters. Ms. Waters joined us as a director in January 2005 and has chaired the Nominating and Corporate Governance Committee since February 2005. Ms. Waters is co-founder and partner of Waters Group Global, an international consultancy. From December 2006 to October 2007, she served as President and CEO of International Business Development Group – the Americas Division (a division of International Business Development Group, Ltd. U.K.). From 2000 to December 2006, she served as President and Chief Executive Officer of the Center for Economic Growth, serving upstate New York’s Tech Valley. In her capacity as President and Chief Executive Officer, she collaborated with elected state and federal officials, business, academic, and community leaders to promote the growth of the Upstate New York “Tech Valley” region through accomplishment of strategic initiatives, industry attraction and the provision of technology and manufacturing outreach. She also serves on the Capital District Physicians’ Health Plan Board of Directors, the Hudson Valley/Capital Region Board of Directors for HSBC Bank, the Board and Executive Committee of Gilda’s Club of the Capital Region, the Harriman Research & Technology Development Corporation Board and is a Trustee of Siena College. She received her Bachelor of Arts degree in Economics from the University of Maryland.

Scott M. Schecter. Mr. Schecter joined us as a director in January 2005. Since April 2005, Mr. Schecter has served as the Chief Financial Officer of HydroGen Corporation, a company in the business of designing and manufacturing air-cooled Phosphoric Acid Fuel Cell power generation systems and is currently serving as a director of bieMEDIA, LLC, a media design, production, distribution and technology company. From 1994 to 2004, Mr. Schecter, a CPA, served as Vice President, Chief Financial Officer, and Treasurer of Fuel-Tech N.V. He also served as Chief Financial Officer of Clean Diesel Technologies, Inc., a publicly traded development stage company in the specialty chemical business from 1995 through 1999. In 1990, Mr. Schecter participated in a management buyout of American Vision Centers, Inc., a consumer products company, and served as that company’s Senior Vice President and Chief Financial Officer through January 1994. He received his Bachelor of Science degree in Accounting with Distinction from State University of New York at Albany and an MBA with a double major in Finance and Entrepreneurial Management from The Wharton School, University of Pennsylvania.

Non-Director Executive Officers

Steven Aragon. Dr. Aragon has served as our Vice President of Engineering since June 2004. From 2002 to 2004, Dr. Aragon served as Program Manager of DC Plasma Power Products at Advanced Energy Industries, a company engaged in the design, manufacture and support of a comprehensive suite of power products critical to the high-tech manufacturing of semiconductors, flat panel displays, data storage products, compact discs, digital video discs, architectural glass, and other advanced product applications. From 1998 to 2002, Dr. Aragon served as Director of Process Engineering and Applications at SciVac/Optcom, a fiber optics company. Dr. Aragon earned a Ph.D. in Physical Chemistry from the University of California; an MBA in Finance from Santa Clara University; a MS degree in Chemistry from the University of California; and a BA degree in Chemistry from the University of Northern Colorado.

John J. McCaffrey, Jr. Mr. McCaffrey has served as our Vice President, Manufacturing since January 2006. From December 2000 to July 2005, he served as our Vice President, Manufacturing and Engineering and from June 1999 to December 2000 as Vice President, Manufacturing for Evergreen Solar, Inc., a manufacturer of photovoltaic modules incorporating proprietary crystalline silicon solar cells. From June 1979 until June 1999, Mr. McCaffrey worked for Polaroid Corporation where he managed manufacturing, equipment engineering and quality control, including factory start-ups and international operations. Mr. McCaffrey received a B.S. in Chemistry and General Engineering from The United States Naval Academy, Annapolis.

Terence W. Schuyler. Mr. Schuyler joined us in February 2005 and has served as our Vice President of Sales and Marketing since August 2005. He served as Vice President and National Sales Manager of Altair Energy Inc., a PV system integrator and subsidiary of Alpha Technologies Inc., a developer of commercial power systems, from March 2002 to February 2005. He co-founded Altair Energy, LLC in 1998 which was later sold to Alpha Technologies in 2002. Prior to Altair Energy, he held various positions with Applied Power, Solo Power, Solarex Corporation (now BP Solar), Solar Energy Research Institute (now National Renewable Energy Laboratory) and the Sandia National Labs.

Raja H. Venkatesh. Mr. Venkatesh has served as our Executive Vice President and Chief Financial Officer since May 2007. From 2004 to 2007, he served as Vice President, Finance and Chief Financial Officer of Myricom, Inc., a producer of high-performance interconnect and 10GbE silicon chip sets, equipment and software. From 2003 to 2004, he served as Chief Financial Officer of Mediated Systems, a storage company. From 2000 to 2003, he served as Chief Financial Officer of Teraburst Networks, an optical switch company. Mr. Venkatesh has a B.A. in Engineering from the National Institute of Technology in India and a MBA from the Darden Business School at the University of Virginia.

Robert E. Weiss. Mr. Weiss has served as our Chief Technology Officer since May 2007. He initially joined us in January 2006 as Director of the Equipment Development Group and served as our Vice President of Advanced Technologies from March 2006 to May 2007. From September 2005 to January 2006, he served as a consultant to us. From 1992 to 2005, he was with Intevac, Inc., a supplier of thin film deposition manufacturing equipment, most recently serving as Chief Technology Officer, where he led hardware and process development teams in commercializing tools used in the production of plasma and polysilicon displays, hard disks, and low light cameras. Mr. Weiss has a B.A. in English and Psychology from Grinnell College, Iowa.

Corporate Governance

Audit Committee

The Audit Committee is responsible for reviewing the results and scope of audits and other services provided by our independent public accountants and reviewing our system of internal accounting and financial controls. The audit committee also reviews other matters with respect to our accounting, auditing, and financial reporting practices and procedures, as it deems necessary or desirable. The Audit Committee of our Board of Directors consists of three non-employee directors who meet the independence standards of Nasdaq and the securities laws. The members of the Audit Committee are Scott M. Schecter, Chair; Robert G. Aldrich; and Kevin S. Flannery.

Compensation Committee

The Compensation Committee is authorized to make and review periodically recommendations regarding employee compensation and to perform other duties regarding compensation for employees, as the Board of Directors may direct. The Compensation Committee is also authorized to administer our 2006 Plan. Robert G. Aldrich, Steven C. Argabright and Kelly A. Waters currently serve on the Compensation Committee. Dr. Aldrich is the Chairman of our Compensation Committee. The Board of Directors has determined that each member of the Compensation Committee is independent within the meaning of the SEC’s and Nasdaq’s director independence standards. Mr. Argabright is not standing for re-election at the annual meeting expected to be held on December 11, 2007.

Nominating and Governance Committee

The Nominating and Governance Committee proposes to the Board prospective director candidates and nominees for election by the stockholders, develops plans regarding the size and composition of the Board and its committees, and oversees the evaluation of our management. Randolph A. Graves, Steven C. Argabright, and Kelly A. Waters currently serve on the Nominating and Governance Committee, with Mrs. Waters serving as the Chairperson. The Board has determined that each member of the Nominating Governance Committee is independent within the meaning of the SEC’s and Nasdaq’s director independence standards.

Code of Ethics

We have adopted our Policy on Business Ethics that is applicable to our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Policy on Business Ethics is on our website located at www.daystartech.com.

Director Compensation

Non-employee directors receive an annual fee of $6,000 payable quarterly in arrears, plus $1,000 for each meeting of the Board of Directors or a Board committee the director attends. In addition, upon election to the Board, non-employee directors received a fully vested option to purchase 6,000 shares of our common stock under the 2006 Plan. For each completed year of service as a director, each non-employee director is granted a fully vested option to purchase 4,500 shares of our common stock. In addition to the above, the Audit Committee Chairman and Lead Director each receive an annual fee of $4,000 per year payable quarterly in arrears. The Audit Committee Chairman receives an additional $1,000 fee for each audit committee meeting held, and the Lead Director receives an additional $1,000 fee for each executive committee meeting held.

The following Director Compensation Table summarizes the compensation of our non-employee directors for services rendered to us during the year ended December 31, 2006:

Director Compensation Table

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total
Randolph A. Graves, Jr.	$28,500	$29,880	$58,380
Robert G. Aldrich	29,500	29,880	59,380
Steven Argabright	24,500	—	24,500
Kelly A. Waters	25,500	51,785	77,285
Scott M. Schecter	34,500	51,785	86,285

(1)

Represents fair market value of options granted during the year ended December 31, 2006, calculated using the Black-Scholes option pricing model and related assumptions as disclosed in Note 4, Share Based Compensation, of our consolidated financial statements. At December 31, 2006, Dr. Graves had options to purchase 12,000 shares; Dr. Aldrich had options to purchase 18,000 shares; Mr. Argabright had options to purchase 6,000 shares; and Mrs. Waters and Mr. Schecter each had options to purchase 10,500 shares.

In addition to the fees listed above, we reimburse the directors for their travel expenses incurred in attending meetings of the Board or its committees, as well as for fees and expenses incurred in attending director education seminars and conferences. The directors do not receive any other compensation or personal benefits.

Executive compensation

The following Summary Compensation Table sets forth certain information regarding the compensation of our named executive officers for services rendered in all capacities to us for the year ended December 31, 2006. We had no other named executive officers during 2006.

Summary Compensation Table

Name and Principal Position	Salary ($)	Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Stephan J. DeLuca Chief Executive Officer	$146,154	$659,425	(1)	$33,200	(2)	$8,769	(3)	$48,201	(4)	$895,749
John R. Tuttle Former President and Chief Executive Officer	210,000	54,813	(1)	83,000	(2)	45,000	(3)	15,095	(4)	407,908
John J. McCaffrey Jr. Vice President, Manufacturing	168,589	472,825	(1)	33,200	(2)	16,437	(3)	12,474	(4)	703,525
Robert E. Weiss Chief Technology Officer	179,999	260,676	(1)	21,580	(2)	18,630	(3)	2,605	(4)	483,349

(1)

Represents the total fair market value on the date of grant, of restricted stock granted during the year ended December 31, 2006. All restricted stock grants vest 25% per year on the anniversary of the grant date. Amounts listed do not represent the actual current fair value of the shares granted.

(2)

Represents fair market value of options granted during the year ended December 31, 2006, calculated using the Black-Scholes option pricing model and related assumptions as disclosed in Note 4, Share Based Compensation, of our consolidated financial statements.

(3)	Represents amounts approved by the Board of Directors for payment under our 2006 Management Incentive Program. These amounts are expected to be paid in 2007 upon attainment of certain criteria.

(4)	All other compensation for 2006 consists of medical premiums paid by us, relocation costs, a car allowance, and patent incentives, as set forth in the table below:

	Medical Premiums	Relocation Costs	Car Allowance	Patent Incentive
Stephan J. DeLuca	$4,091	$44,110	$—	$—
John R. Tuttle	4,432	—	4,463	6,200
John J. McCaffrey Jr.	12,474	—	—	—
Robert E. Weiss	2,605	—	—	—

Employment Agreements

We have entered into employment agreements with each of our executive officers. Other than as specifically discussed, each agreement has an initial term of three years. Each agreement automatically extends for a subsequent one-year period on the anniversary date unless either party gives the other 90 days’ written notice, prior to the anniversary date, of the intent to terminate the agreement. Under each employment agreement, the management incentive program indicates that the executive officer is entitled to receive an annual bonus and any benefits offered to similarly situated employees. Any distributed bonus or benefits will be at the discretion of the Board and do not necessarily occur on an annual basis.

We entered into an employment agreement with Stephan J. DeLuca as our Chief Operating Officer on April 10, 2006 with a base salary of $200,000. The agreement has an initial term of three years. The agreement automatically extends for subsequent one-year periods on the anniversary date unless either party gives the other 90 days written notice prior to the anniversary date of the intent not to renew the agreement. Dr. DeLuca was appointed Chief Executive Officer in November 2006 and on January 22, 2007, the compensation committee of the Board of Directors amended Dr. DeLuca’s employment agreement to formally reflect his new role with the company. Pursuant to the amendment, Dr. DeLuca reports directly to the Board of Directors and is entitled to receive an annual base salary of $250,000, an automobile allowance of up to $10,000, and shares of our common stock based on the achievement of certain milestones in 2007.

We entered into an employment agreement with Raja H. Venkatesh as Executive Vice President and Chief Financial Officer, Secretary, and Treasurer, effective as of May 9, 2007. His base salary is $240,000. The agreement has an initial term of three years. The agreement automatically extends for subsequent one-year periods on the third anniversary and each subsequent anniversary unless either party gives the other one-year written notice, prior to the anniversary date, of intent not to renew the agreement. In addition, effective with his employment on May 9, 2007, Mr. Venkatesh received an equity incentive grant for 50,000 shares of common stock, vesting one-third on each anniversary date. Mr. Venkatesh also received an option to purchase 383,306 shares of our common stock at a price of $4.20.

Each executive officer’s base salary under his employment agreement is as follows:

Name	Position	Base Salary(1)
Stephan J. DeLuca	Chief Executive Officer	$250,000
Steven Aragon	Vice President, Engineering	$150,000
John J. McCaffrey, Jr.	Vice President, Manufacturing	$169,500
Terence W. Schuyler	Vice President, Sales and Marketing	$140,000
Raja H. Venkatesh	Chief Financial Officer	$240,000
Robert E. Weiss	Chief Technology Officer	$175,000

(1)	Base salary refers to the contract stated amounts which are subject to increase in the normal course of business from time to time.

The executive officer may terminate his employment agreement for “good reason.” We may terminate the executive’s employment at any time for “cause,” “without cause,” or in the event of the executive officer’s disability or death. If we terminate for “cause,” the executive officer’s obligations cease after a specific termination procedure process. If we terminate the executive’s employment “without cause” or the executive officer terminates the executive’s employment for “good reason,” the executive officer is entitled to one year base salary, plus the amount of incentive compensation paid in the prior year under the applicable incentive program. In the event that the executive’s employment is terminated because of death, all obligations to the executive officer immediately cease, except for benefits accrued to date. In the event of disability preventing the executive officer from substantially performing his duties, we may terminate the executive’s employment for “cause.”

If the executive officer’s employment is terminated after a “change in control,” the executive officer is entitled to a multiple of base salary, plus the maximum amount of incentive pay under the management incentive program. In addition, all unvested warrants, options or restricted stock then held by executive, if any, vest automatically on the date of the termination of executive’s employment. Dr. DeLuca’s multiple is 2.5; and the multiple for each of Dr. Aragon, Mr. McCaffrey, Mr. Schuyler, Mr. Venkatesh and Mr. Weiss’s is 2.0. A “change in control,” as defined, includes (a) a consolidation or merger in which we are not the continuing or surviving corporation, (b) a recapitalization in which any person becomes at least a 50% owner of our stock, (c) any transaction in which substantially all of our assets are to be liquidated, and (d) any person becoming the beneficial owner of more than 50% of our voting power. Each Agreement contains an 18 month non-competition and non-solicitation provision that restricts each executive officer from engaging in or being associated with any person or entity that engages in activities that compete with our products or services, which are defined as CIGS-based solar PV products manufactured by a continuous process or on a flexible media.

Severance Arrangements

On October 1, 2006, we entered into a transition agreement with Stephen A. Aanderud, which terminated and superseded the provisions of Mr. Aanderud’s employment agreement executed on April 1, 2006, as part of his resignation as officer and employee effective November 15, 2006, and retained his services as an independent contractor through December 31, 2007. Compensation under the transition agreement included accrued and unpaid vacation time, three months salary as severance pay, and the immediate vesting of options that granted under the 2006 Plan with exercise prices per share of less than $10.00 that would vest by December 31, 2007. Mr. Aanderud’s right to exercise all vested options expires on December 31, 2007, and Mr. Aanderud retains all rights to restricted stock vesting through December 31, 2007, as long as his independent contractor status is maintained.

Dr. John R. Tuttle resigned from employment with us effective January 22, 2007. We entered into an agreement with Dr. Tuttle setting forth terms of resignation, including payment earned under our 2006 Management Incentive Plan in the amount of $45,000 for 2006; the payment of benefits and vesting of any unvested options or restricted stock that would vest during the 12 months following the cessation of his agreement; and severance pay of $265,000, which will be paid out over 18 months, beginning in February 2007.

We entered into a termination agreement with Thomas Polich setting forth the terms of the termination of his employment. The effective date of his termination was April 18, 2007, and we agreed to pay him $203,688 over the next 18 months beginning April 26, 2007.

The following table sets forth information concerning the outstanding equity awards granted to the named executive officers at December 31, 2006.

Outstanding Equity Awards at Fiscal Year End Table

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Option Exercise Price ($/Sh)	Option Expiration Date	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)	Unexercisable
	Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised, Unearned Options (#)
John R. Tuttle	7,500	12,500	12,500	$14.85	6-21-2015	—	$—
	—	12,500	12,500	8.77	6-19-2016	—	—
	—	—	—	—	—	6,250	23,375	(1)
Stephan J. DeLuca	—	5,000	5,000	8.77	6-19-2016	—	—
	—	—	—	—	—	50,000	187,000	(1)
	—	—	—	—	—	2,500	9,350	(1)
John J. McCaffrey Jr.	—	5,000	5,000	8.77	6-19-2016	—	—
	—	—	—	—	—	30,000	112,200	(1)
	—	—	—	—	—	2,500	9,350	(1)
Robert E. Weiss	—	3,250	3,250	8.77	6-19-2016	—	—
	—	—	—	—	—	15,000	56,100	(1)
	—	—	—	—	—	14,125	52,828	(1)

(1)	Based on the closing price of our common stock on December 31, 2006 of $3.74.

Principal stockholders

The following table sets forth information, as of November 26, 2007, with respect to the beneficial ownership of the our common stock by each person who is known to us to be the beneficial owner of more than five percent of our outstanding common stock by each nominee for director, by the named executive officers, and by all directors and executive officers as a group. The information contained in this beneficial ownership table for five percent (5%) stockholders is based on Form 13D, 13G, or other filings with the Commission available through www.sec.gov/edgar as of close of business November 26, 2007. Unless otherwise indicated, each person has sole voting power and sole investment power. Information is based on 32,456,262 shares outstanding on November 26, 2007

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent
Directors and Executive Officers:
Stephan J. DeLuca(2)	111,042	*
Steven Aragon(3)	111,102	*
John J. McCaffrey Jr.(4)	81,375	*
Terence W. Schuyler(5)	78,395	*
Raja H. Venkatesh(6)	50,000	*
Robert E. Weiss(7)	105,029	*
Robert G. Aldrich(8)	62,500	*
Steven C. Argabright(9)	50,500	*
Kevin S. Flannery(10)	54,200	*
Randolph A. Graves, Jr.(11)	56,500	*
Richard Nevins(12)	8,000	*
Scott M. Schecter(13)	55,000	*
John R. Tuttle(14)	429,858	1.4%
Kelly A. Waters(15)	55,300	*

All directors and executive officers as a group (13 persons) (16)	878,943	2.7%

5% Stockholders:
LC Capital Master Fund, Ltd.(17)	5,050,203	15.6
Quercus Trust(18)	4,031,025	12.4
Capital Ventures International(19)	2,500,000	7.7

*	Less than one percent.

(1)	Except as otherwise indicated, each officer and director can be reached at DayStar Technologies, Inc., 13 Corporate Drive, Halfmoon, NY 12065.

(2)	Includes vested options to purchase 58,542 shares of common stock and 39,375 shares of restricted common stock subject to a right of repurchase by our company.

(3)	Includes vested options to purchase 93,165 shares of common stock and 14,625 shares of common stock subject to a right of repurchase by our company.

(4)	Includes vested options to purchase 51,875 shares of common stock and 24,375 shares of restricted common stock subject to a right of repurchase by our company.

(5)	Includes vested options to purchase 59,520 shares of common stock and 15,563 shares of common stock subject to a right of repurchase by our company.

(6)	Represents 50,000 shares of common stock subject to a right of repurchase by our company.

(7)	Includes vested options to purchase 69,104 shares of common stock and 11,250 shares of restricted common stock subject to a right of repurchase by our company.

(8)	Represents vested options to purchase 62,500 shares of common stock.

(9)	Represents vested options to purchase 50,500 shares of common stock.

(10)	Includes vested options to purchase 26,000 shares of common stock.

(11)	Represents vested options to purchase 56,500 shares of common stock.

(12)	Includes vested options to purchase 6,000 shares of common stock.

(13)	Represents vested options to purchase 55,000 shares of common stock.

(14)	Dr. Tuttle resigned as our Chief Executive Officer in November 2006 and resigned as a director in July 2007. Includes vested options to purchase 17,865 shares of common stock.

(15)	Includes vested options to purchase 55,000 shares of common stock.

(16)	Does not include shares held by Dr. Tuttle. Under the SEC’s rules, Dr. Tuttle is considered a named executive officer, but is no longer a director or executive officer of the Company. See note 14 above.

(17)

Represents 4,575,183 shares of common stock beneficially owned by LC Capital Master Fund, Ltd. and 475,020 shares of common stock beneficially owned by LC Capital/Capital Z SPV, L.P. LC Capital Master Fund and LC Capital/Capital Z SPV, L.P. have shared voting and dispositive power over all such shares. The address of LC Capital Master Fund, Ltd. is 680 Fifth Avenue, 12th Floor, New York, New York 10019.

(18)	Represents shares of common stock beneficially owned by David Gelbaum and Monica Chavez as co-trustees of the Quercus Trust. Each of David Gelbaum and Monica Chavez has shared voting and dispositive power over the 4,031,025 shares. The address of the Quercus Trust is 2309 Santiago Drive, Newport Beach, California 92660.

(19)	Represents shares of common stock beneficially owned by Capital Ventures International and Heights Capital Management, Inc., which have shared voting and dispositive power over all such shares.

Certain transactions

Under the SEC’s rules, one of our securityholders, LC Capital Master Fund, Ltd. is considered a related person since they beneficially own in excess of 5% of our common stock.

On January 19, 2007, we entered into a series of agreements with the original note holder, LC Capital Master Fund, Ltd., Millennium Partners, L.P., Phoenix Partners, LP, Phoenix Partners II, LP, Phoenix International (BVI), Ltd. and PreX Capital Partners, LLC pursuant to a restructuring and private placement transaction. Under these agreements, LC Capital Master Fund, Ltd. agreed to purchase the senior convertible note from the original note holder, and we agreed to issue 825,181 shares of common stock to the original note holder in full payment of outstanding principal and interest. We issued 400,000 of the agreed upon 825,181 shares on January 19, 2007 and the remainder of these shares on January 31, 2007. On February 16, 2007, we issued a Class A Warrant to purchase up to 317,394 shares of our common stock to the original note holder in consideration for execution of the above agreements. On February 16, 2007, we also issued an aggregate of 3,050,203 shares of common stock to LC Capital Master Fund, Ltd. and its affiliates in respect of outstanding principal and interest due upon conversion of the senior convertible note. Concurrently, we issued 2,500,000 shares of common stock for $2.00 a share to the new investors other than LC Capital Master Fund, Ltd. pursuant to the agreements entered into above.

On June 15, 2007, we entered into a bridge financing, or the Loan Agreement, with Lampe, Conway & Co., LLC and LC Capital Master Fund, Ltd. Prior to the offering, the lenders held approximately 20.2% of our outstanding common stock. Under the Loan Agreement, the lenders agreed to purchase from us and we agreed to issue and sell to the lenders a secured fixed-rate note in the aggregate principal amount of $4,000,000, or the Bridge Note. Interest accrued on the unpaid principal amount of the Bridge Note at a rate of 10% per annum, payable monthly in cash. In connection with the Loan Agreement we also granted the lenders a security interest in all of our assets.

On September 14, 2007, we entered into an amendment and restatement of the Loan Agreement increasing the aggregate principal amount of the loan to $9,000,000. This loan was repaid in full on October 31, 2007.

On August 2, 2007, we entered into two second amendments of our existing registration rights agreements. These second amendments to the registration rights agreements allow for the registration of shares issued under a specified future financing by us to occur prior to the registration of the shares already issued to the parties to the original registration rights agreements. If we fail to register the shares pursuant to the registration rights agreements, the registration statement is not declared effective by the SEC or the effectiveness of the registration statement is not maintained, we will incur liquidated damages.

The second amendments to the registration rights agreements provide that failure of the registration statement to be declared effective because the SEC has determined that the securities being registered are being offered by us will not constitute a default of our obligations, however, in such event that after January 1, 2008, liquidated damages will begin to accrue and be paid. We are required to pay monthly liquidated damages of 1% of the purchase price of the shares until the failure is cured. The total penalties payable for failure to have a registration statement declared effective are capped at 12% of such amount, or $110,000 monthly, capped at $1.3 million. Additionally, the amended registration rights agreements require that if we undertake a change of control or additional financing meeting certain criteria prior to August 31, 2012, we must offer to issue warrants to purchase an aggregate of 1,110,041 shares of common stock to the parties to the two original registration rights agreements. The exercise price of these warrants will be $4.88.

Description of securities

Common Stock

We are authorized to issue up to 60,000,000 shares of common stock, par value $0.01 per share.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote and may not cumulate their votes. Holders of common stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution, or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of our common stock have no conversion, preemptive, or other subscription rights, and there are no redemption provisions applicable to our common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock.

Preferred Stock

Our certificate of incorporation authorizes issuance of 3,000,000 shares of blank check preferred stock. The Board of Directors is authorized to issue blank check preferred stock in series and to fix the designation powers, preferences, right, limitations and restrictions with respect to any such shares.

On June 19, 2006, we adopted the 2006 Equity Incentive Plan, or the 2006 Plan, to enable employees, outside directors and consultants to acquire an equity interest in us. Issuances under the 2006 Plan may be in the form of incentive and non-qualified stock options, restricted stock, restricted stock units and stock appreciation rights. The 2006 Plan reserves 17.5% of our authorized common stock, or 10,500,000 shares, for issuance for these purposes; subject to the further restriction that the 2006 Plan Committee may not award grants exceeding 17.5% (2,659,783 shares at September 30, 2007) of our total issued and outstanding common shares as of and including the grant. Under the 2006 Plan, the term of stock options may not exceed ten years and incentive stock options may not be granted with an exercise price of less than 100% of the fair market value of the common stock, and non-qualified stock options may not be granted with an exercise price of less than 85% of the fair market value of the common stock, both measured at the time of grant.

Grants of incentive and non-qualified stock options and restricted stock prior to June 19, 2006 were made from our original Equity Incentive Plan adopted in 2003, or the 2003 Plan.

Warrants

Class B Public Warrants

In connection with our initial public offering in 2004, we issued Class B public warrants. These Class B public warrants became exercisable on March 22, 2004. Each Class B public warrant has an exercise price of $10.00. The Class B public warrants expire on February 11, 2009, the fifth anniversary of the closing of our initial public offering. We do not have the right to redeem the Class B public warrants. As of September 30, 2007, 5,113,453 Class B public warrants to purchase Common Stock were outstanding.

Class A Warrants

In connection with a private placement in May 2006 and a note restructuring in February 2007, we issued Class A warrants to an investor, granting the investor the right to purchase shares of our common stock at a certain exercise price, with a five-year term. Pursuant to the warrants, the exercise price of the Class A warrants and the number of shares issuable upon exercise of the Class A warrants are subject to adjustments for stock splits, combinations or similar events. Moreover, except in the case of issuances of certain excluded securities, in the event that we issue additional securities at a purchase price less than the current exercise price, the warrant holder’s exercise price will be reduced to an amount equal to the new issuance price unless such amount is greater than the exercise price then in effect, in which case the exercise price then in effect shall not be adjusted.

As of September 30, 2007, Class A warrants to purchase 600,003 shares of our common stock were outstanding with an exercise price of $2.00. On May 25, 2006, we issued a Class A warrant to purchase 782,609 shares of our common stock pursuant to a private placement offering, with an exercise price of $12.65 per share at the issuance date, subject to adjustment upon certain events, such as the sale of equity securities by us at a price below the then current exercise price. On February 16, 2007, we issued an additional Class A warrant to purchase 317,394 shares of our common stock pursuant to a restructuring, at an exercise price of $2.00 per share. The issuance of this Class A warrant at an exercise price less than the exercise price of the Class A warrant issued in May of 2006 reduced the exercise price of all Class A warrants to $2.00 per share. As of September 30, 2007, Class A warrants to purchase 500,000 shares of our common stock had been exercised.

Representative Warrants

In connection with our initial public offering in 2004, we issued to the representatives of the underwriters in that offering warrants to purchase units at an exercise price of $6.00 per unit. Each unit gives the holder the right to purchase one share of common stock, that number of shares of common stock that would have been issuable upon cashless exercise of the Class A warrants and two Class B non-redeemable public warrants. As of September 30, 2007, 8,192 representative warrants were outstanding.

Consultant Warrants

As of September 30, 2007, warrants to purchase 65,487 shares of common stock were outstanding which includes warrants to purchase 19,400 shares of common stock at an exercise price of $3.00 per share, warrants to purchase 20,000 shares of common stock at an exercise price of $7.50 per share and warrants to purchase 26,087 shares of common stock at an exercise price of $11.89 per share.

We have also reserved 1,110,041 shares of common stock issuable upon the exercise of warrants to be issued at a future date at an exercise price of 4.88.

Indemnification

Our certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission. Our bylaws provide that we will, to the fullest extent permitted by law, indemnify our directors and officers and advance expenses to such persons in connection with the investigation and defense of indemnifiable actions brought against them. Our bylaws also permit us to secure insurance on behalf of any officer or director for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

We have entered into indemnification agreements with each of our directors and officers. We intend to enter into indemnification agreements with any new directors and officers in the future. The indemnification agreements require us to indemnify our directors and officers to the extent permitted by our bylaws and to advance their expenses incurred in connection with a proceeding with respect to which they are entitled to indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Shares eligible for future sale

Once effective, this registration statement must remain effective and available for use until the earlier of the date all of such shares have been sold pursuant to the registration statement or the second anniversary of the date of the conversion of the notes. If we fail to meet the deadlines for the filing or the effectiveness of the registration statement, we are required to pay liquidated damages until such failure is cured. The total penalties payable by us for failure to have a registration statement declared effective are capped at 12% of the purchase price of these securities, or $110,000 a month, capped at $1.3 million. Pursuant to an amendment to these agreements, liquidated damages begin to accrue on January 1, 2008.

Each of the selling shareholders has agreed that, without the prior written consent of ThinkEquity Partners LLC, they will not, subject to limited exceptions, during the period ending 90 days after October 26, 2007, subject to extension in specified circumstances:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock (including the shares offered hereby) or any securities convertible into or exercisable or exchangeable for common stock; or

•

enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock, whether any transaction described above is to be settled by delivery of our common stock or such other securities, in cash or otherwise. Any determination to release any shares subject to the lock-up agreements would be made on a case-by-case basis based on a number of factors at the time of determination, including the market price of the common stock, the liquidity of the trading market for the common stock, general market conditions, the number of shares proposed to be sold and the timing, purpose and terms of the proposed sale. ThinkEquity Partners LLC will have discretion in determining if, and when, to release any shares subject to lock-up agreements.

The 90-day restricted period described in the preceding paragraph will be automatically extended if (1) during the last 17 days of the 90-day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period following the last day of the 90-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

On October 31, 2007, two of the selling shareholders LC Capital Master Fund, Ltd. and LC Capital/Capital Z SPV, LP acquired an aggregate of 2,000,000 shares of our common stock. All of these shares are subject to the 90-day lockup described above.

Legal matters

The validity of the securities offered by this prospectus has been passed upon for us by Goodwin Procter LLP, Boston, Massachusetts.

Experts

The consolidated financial statements appearing in this Prospectus and Registration Statement have been audited by Hein & Associates LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report dated February 19, 2007 appearing elsewhere herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern ) and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

Where you can find more information

We make available through our website (www.daystartech.com), free of charge, our Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB, Current Reports on Form 8-K, and amendments to those reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC.

The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We file electronically with the SEC and the SEC maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

You should rely on the information contained in this prospectus and in the registration statement as well as other information you deem relevant. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is an offer to sell, or a solicitation of offers to buy, securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale or exchange of securities. However, we have a duty to update that information while this prospectus is in use by you where, among other things, any facts or circumstances arise which, individually or in the aggregate, represent a fundamental change in the information contained in this prospectus or any material information with respect to the plan of distribution was not previously disclosed in the prospectus or there is any material change to such information in the prospectus. This prospectus does not offer to sell or solicit any offer to buy any securities other than the common stock to which it relates, nor does it offer to sell or solicit any offer to buy any of these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Index to consolidated financial statements

Page

Consolidated Balance Sheet – September 30, 2007 (unaudited)	F-3

Consolidated Statements of Operations – For the Three Months and Nine Months Ended September 30, 2006 and 2007 and For the Period From July 1, 2005 (Inception of the Development Stage) to September 30, 2007 (unaudited)

F-4

Consolidated Statement of Changes in Stockholders’ Equity – For the Period From July 1, 2005 (Inception of the Development Stage) to September 30, 2007 (unaudited)	F-5

Consolidated Statements of Cash Flows – For the Nine Months Ended September 30, 2006 and 2007 and For the Period From July 1, 2005 (Inception of the Development Stage) to September 30, 2007 (unaudited)

F-6

Notes to Consolidated Financial Statements (unaudited)	F-7

Report of Independent Registered Public Accounting Firm	F-15

Consolidated Balance Sheet – December 31, 2006	F-16

Consolidated Statements of Operations – For the Years Ended December 31, 2005 and 2006 and For the Period From July 1, 2005 (Inception of the Development Stage) to December 31, 2006	F-17

Consolidated Statements of Changes in Stockholders’ Equity – For the Years Ended December 31, 2005 and 2006	F-18

Consolidated Statements of Cash Flows – For the Years Ended December 31, 2005 and 2006 and For the Period From July 1, 2005 (Inception of the Development Stage) to December 31, 2006	F-19

Notes to Consolidated Financial Statements	F-20

PART 1. FINANCIAL INFORMATION

Item 1. Financial Statements

DAYSTAR TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED BALANCE SHEET

(Unaudited)

September 30, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$6,493,861
Other current assets	603,401

Total current assets	7,097,262
Property and Equipment, at cost	14,276,640
Less accumulated depreciation and amortization	(4,831,066)

Net property and equipment	9,445,574

Other Assets	667,600

Total Assets	$17,210,436

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$2,637,947
Notes and capital leases payable, current portion	9,181,508
Deferred revenue and gain	64,084

Total current liabilities	11,883,539
Long-Term Liabilities:
Notes and capital leases payable	215,671
Deferred revenue	240,000
Stock warrants	2,248,247

Total long-term liabilities	2,703,918
Commitments and Contingencies (Notes 2 and 8)	—
Stockholders’ Equity:
Preferred stock, $.01 par value; 3,000,000 shares authorized; 0 shares issued and outstanding	—
Common stock, $.01 par value; 60,000,000 shares authorized; 15,198,762 shares issued and outstanding	151,988
Additional paid-in capital	65,071,504
Accumulated deficit	(10,145,391)
Deficit accumulated during the development stage	(52,455,122)

Total stockholders’ equity	2,622,979

Total Liabilities and Stockholders’ Equity	$17,210,436

See accompanying notes to these consolidated financial statements.

DAYSTAR TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Period from July 1, 2005 (Inception of the Development Stage) to September 30, 2007
	2007	2006	2007	2006
Revenue:
Product revenue	$—	$1,050	$—	$1,050	$3,528
Research and development contract revenue	—	150,000	—	180,000	555,000

Total revenue	—	151,050	—	181,050	558,528
Costs and Expenses:
Research and development	2,095,315	3,275,243	6,806,478	7,641,507	18,965,640
Selling, general and administrative	1,247,491	1,490,177	4,639,413	4,056,378	12,312,337
Restructuring	201,855	—	1,756,220	—	2,195,275
Depreciation and amortization	769,735	502,315	2,227,082	994,035	4,353,885

Total costs and expenses	4,314,396	5,267,735	15,429,193	12,691,920	37,827,137
Other Income (Expense):
Other income	44,563	206,506	129,322	464,921	1,462,994
Interest expense	(122,499)	(600,314)	(250,825)	(757,066)	(2,029,026)
Amortization of note discount and financing costs	(94,813)	(2,517,082)	(4,162,312)	(3,599,895)	(8,910,119)
Gain (loss) on derivative liabilities	651,046	1,738,622	(2,305,293)	1,653,092	386,821
Loss on extinguishment of debt	—	—	(6,091,469)	—	(6,091,469)

Total other income (expense)	478,297	(1,172,268)	(12,680,577)	(2,238,948)	(15,180,799)

Loss from Continuing Operations	(3,836,099)	(6,288,953)	(28,109,770)	(14,749,818)	(52,449,408)
Loss from Discontinued Operations of DayStar Solar, LLC	—	—	—	—	(5,714)

Net Loss	$(3,836,099)	$(6,288,953)	$(28,109,770)	$(14,749,818)	$(52,455,122)

Weighted Average Common Shares Outstanding (Basic And Diluted)	15,197,962	6,759,500	14,249,560	6,617,851

Net Loss Per Share (Basic and Diluted)	$(0.25)	$(0.93)	$(1.97)	$(2.23)

See accompanying notes to these consolidated financial statements.

DAYSTAR TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM JULY 1, 2005 (INCEPTION OF THE DEVELOPMENT STAGE) TO SEPTEMBER 30, 2007

(Unaudited)

	Common Stock		Class B Common Stock		Additional Paid-In Capital	Deferred Equity Based Compensation	Accumulated Deficit	Deficit Accumulated During the Development Stage	Total
	Shares	Amount	Shares	Shares
BALANCES, July 1, 2005	5,083,258	$50,833	29,000	$290	$22,443,181	$(110,770)	$(10,145,391)	$—	$12,238,143
Exercise of warrants and stock options, 7/05 – 12/05 at $6.00—$8.25 per share	1,190,748	11,907	—	—	7,208,295	—	—	—	7,220,202
Conversion of Class B common stock	58,000	580	(29,000)	(290)	(290)	—	—	—	—
Share-based compensation	38,750	388	—	—	411,912	(292,940)	—	—	119,360
Net loss	—	—	—	—	—	—	—	(3,904,151)	(3,904,151)

BALANCES, December 31, 2005	6,370,756	$63,708	—	$—	$30,063,098	$(403,710)	$(10,145,391)	$(3,904,151)	$15,673,554
Reclassification upon adoption of SFAS 123(R)	—	—	—	—	(403,710)	403,710	—	—	—
Exercise of warrants and stock options, 1/06, 3/06 & 9/06 at $2.06—$7.50 per share	132,815	1,328	—	—	670,544	—	—	—	671,872
Share-based compensation	177,062	1,771	—	—	1,320,949	—	—	—	1,322,720
Beneficial conversion feature on convertible note	—	—	—	—	1,223,842	—	—	—	1,223,842
Shares issued in payment of principal and interest on convertible note, 8/06 -12/06	1,143,036	11,430	—	—	7,366,729	—	—	—	7,378,159
Warrants issued for placement of convertible note at $5.38 per share	—	—	—	—	140,419	—	—	—	140,419
Net loss	—	—	—	—	—	—	—	(20,441,201)	(20,441,201)

BALANCES, December 31, 2006	7,823,669	$78,237	—	$—	$40,381,871	$—	$(10,145,391)	$(24,345,352)	$5,969,365
Exercise of warrants and stock options, 1/07, 3/07, 6/07 & 9/07 at $2.00—$3.45 per share	510,700	5,107	—	—	3,150,160	—	—	—	3,155,267
Share-based compensation	31,438	315	—	—	1,513,928	—	—	—	1,514,243
Issuance of shares pursuant to offering, 2/07 at $2.00 per share	2,500,000	25,000	—	—	4,975,000	—	—	—	5,000,000
Shares issued in payment of principal and interest on convertible note, 1/07 at $1.49 per share and 2/07 at $2.00 per share	3,875,384	38,754	—	—	7,288,171	—	—	—	7,326,925
Loss on extinguishment due to excess of fair market value of shares issued over issuance price	—	—	—	—	5,369,278	—	—	—	5,369,278
Shares issued for placement of note and offering 3/07 at $2.00 per share	457,571	4,575	—	—	2,393,096	—	—	—	2,397,671
Net loss	—	—	—	—	—	—	—	(28,109,770)	(28,109,770)

BALANCES, September 30, 2007	15,198,762	$151,988	—	$—	$65,071,504	$—	$(10,145,391)	$(52,455,122)	$2,622,979

See accompanying notes to these consolidated financial statements.

DAYSTAR TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended September 30,		For the Period from July 1, 2005 (Inception of the Development Stage) to September 30, 2007
	2007	2006
Cash Flows from Operating Activities:
Net loss	$(28,109,770)	$(14,749,818)	$(52,455,122)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	2,227,082	994,035	4,353,885
Share-based compensation	1,514,243	986,672	3,094,377
Warrants issued for services	—	18,291	—
Non-cash interest	279,369	578,642	1,605,084
Amortization of note discount and financing costs	3,634,439	3,599,895	8,382,245
(Gain)\ loss on derivative liabilities	2,305,293	(1,653,092)	(386,821)
Shares issued for restructuring	340,600	—	340,600
Loss on extinguishment of debt	6,091,469	—	6,091,469
Changes in operating assets and liabilities:
Receivables	3,906	368,594	—
Other assets	2,407,931	(3,359,429)	(1,161,089)
Accounts payable and accrued expenses	(62,366)	1,814,369	2,347,535
Deferred revenue	(5,249)	(5,250)	281,702

Net cash used in operating activities	(9,373,053)	(11,407,091)	(27,506,135)
Cash Flows from Investing Activities:
Purchase of investments	—	(10,189,094)	(17,657,732)
Proceeds from sale of investments	—	11,092,514	18,362,973
Purchase of equipment and improvements	(424,768)	(7,208,723)	(10,842,812)
Proceeds from sale of assets	—	—	3,120

Net cash used in investing activities	(424,768)	(6,305,303)	(10,134,451)
Cash Flows from Financing Activities:
Proceeds from sale of stock	5,000,000	—	5,000,000
Proceeds from issuance of notes	9,000,000	15,000,000	24,000,000
Payments on notes and capital leases	(1,601,063)	(250,820)	(2,098,130)
Cost of financing	—	(924,797)	(924,797)
Proceeds from exercise of warrants and stock options	1,032,026	647,188	8,786,046

Net cash provided by financing activities	13,430,963	14,471,571	34,763,119

Increase \ (decrease) in cash and cash equivalents	3,633,142	(3,240,823)	(2,877,467)
Cash and cash equivalents, beginning of period	2,860,719	7,283,295	9,371,328

Cash and cash equivalents, end of period	$6,493,861	$4,042,472	$6,493,861

Supplemental Cash Flow Information:
Cash paid for interest	$141,045	$152,773

Non-Cash Transactions:
Principal payments on convertible note, in common stock	$7,047,556	$—

Beneficial conversion feature on convertible note	$—	$1,223,842

Warrants issued for placement of convertible note	$2,057,071	$140,419

Warrants issued for extinguishment of debt	$722,191	$—

Reclassification of warrant liability upon exercise of warrants	$2,123,241	$—

See accompanying notes to these consolidated financial statements.

DAYSTAR TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	Principles of Consolidation, Organization and Nature of Operations:

DayStar Technologies, Inc. (the “Company”) is a development stage enterprise that was formed in 1997 for the purpose of developing, manufacturing and marketing innovative products to the photovoltaic industry. From its inception, the Company has focused primarily on thin-film copper indium gallium selenide (“CIGS”) solar products.

The accompanying consolidated financial statements include the accounts of the Company and DayStar Solar, LLC (formerly International Energy Trading, LLC), a wholly-owned subsidiary of DayStar Technologies, Inc. All significant intercompany transactions have been eliminated in consolidation. During the second quarter of 2005, the Company discontinued operations of DayStar Solar, LLC. Upon discontinuing operations of DayStar Solar, LLC, the Company became a development stage enterprise.

Certain information and note disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been omitted from these unaudited consolidated financial statements. These unaudited consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006. The results of operations for the nine months ended September 30, 2007 and 2006 are not necessarily indicative of the operating results for the full year.

In the opinion of management, all adjustments, consisting only of normal recurring accruals, have been made to present fairly the Company’s financial position at September 30, 2007 and the results of its operations and its cash flows for the nine months ended September 30, 2007 and 2006 and for the period from July 1, 2005 (Inception of the Development Stage) to September 30, 2007.

2.	Liquidity and Future Operations:

The Company currently spends approximately $1.2 million per month on operating expenses for research and development, and selling, general and administrative costs. This excludes one-time restructuring costs and costs associated with financings. For the nine months ended September 30, 2007, the Company reported a net loss of approximately $28.1 million, which included non-cash expenses of $16.1 million primarily associated with the Company’s convertible note, its restructuring and ultimate conversion to shares of the Company’s common stock (see Note 4).

The Company’s consolidated financial statements for the year ended December 31, 2006 and for the nine months ended September 30, 2007 were prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company is in the development stage, and as such, has historically reported net losses. The Company anticipates it will continue to incur losses in the future as it enters commercialization of its products. Commercialization activities will require significant capital expenditures related to the manufacture of a 25 Megawatt (“MW”) production line including the purchase of third-party equipment, build-out of the facilities that will house such equipment, as well as the associated development and administrative costs. In order to fund the costs associated with such development, the Company will require additional financing. Without additional financing, the Company would need to delay certain of these activities, and/or curtail operations.

On October 31, 2007, the Company completed a registered public offering in which it sold 17,250,000 shares of its common stock at $4.25 per share and generated net proceeds of approximately $68 million after deducting underwriting discounts and the estimated fees and expenses of the offering. Upon receipt of the proceeds from the offering, the Company re-paid in full $9.2 million of existing indebtedness. The Company will use the remaining net proceeds from this offering to engineer-to-scale and manufacture its proprietary deposition tool, for construction of the 25MW line, working capital and other general corporate purposes.

3.	Significant Accounting Policies:

Revenue Recognition—The Company recognizes revenue in accordance with Securities and Exchange Commission’s Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB 104”). SAB 104 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the seller’s price to the buyer is fixed and determinable; and (4) collectibility is reasonably assured. Since inception of the development stage on July 1, 2005, the Company has earned minimal amounts of product revenue.

Since inception of the development stage on July 1, 2005, the principal source of revenue for the Company has been from government funded research and development contracts and grants. Grant revenue is recognized when the Company fulfills obligations as set forth under the grant. Terms of the grant reflected in the accompanying financial statements require the Company to maintain specified employment criteria over a five year period. If the Company fails to meet the specified criteria, it must repay the unearned portion of the grant. As a result, the Company recorded deferred revenue of $300,000 as of September 30, 2007.

Property and Equipment—Property and equipment is stated at cost. Amounts received under grants which represent a reimbursement of property and equipment costs incurred are recorded as contra-assets against property and equipment. At September 30, 2007, there was $300,000 of grant funds included in property and equipment as contra-assets, of which $240,000 may need to be repaid should the Company fail to maintain certain employment criteria as specified in the grant. Depreciation is computed using straight-line and an accelerated method over estimated useful lives of 3 to 5 years. Expenditures for maintenance and repairs, which do not materially extend the useful lives of property and equipment, are charged to operations as incurred. When property or equipment is retired or otherwise disposed of, the property accounts are relieved of costs and accumulated depreciation and any resulting gain or loss is recognized.

Share-Based Compensation—Effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment”, (“SFAS 123(R)”), which requires the measurement and recognition of compensation expense for all share-based payment awards to employees and directors based on estimated fair values. Additionally, the Company follows the Securities and Exchange Commission (“the SEC”)’s Staff Accounting Bulletin No. 107 “Share-Based Payment” (“SAB 107”), issued in March 2005, which provides supplemental SFAS 123(R) application guidance based on the views of the SEC. The Company adopted SFAS 123(R) using the modified prospective transition method. Under this transition method, share-based compensation expense recognized in the Company’s Consolidated Statements of Operations for the nine months ended September 30, 2007 and 2006 included: (a) compensation expense for all share-based awards granted prior to, but not yet vested, as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation expense for all share-based awards granted beginning January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). Share-based compensation expense for the three months and nine months ended September 30, 2007 and 2006 was as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2007	2006	2007	2006
Share-based compensation:
Selling, general and administrative	$294,341	$162,979	$1,014,920	$523,905
Research and development	157,820	170,247	499,323	462,767

Total share-based compensation	$452,161	$333,226	$1,514,243	$986,672

During the nine months ended September 30, 2007 the Company entered into a new employment agreement and modified an existing employment agreement. In relation to those agreements and in the normal course of business the Company granted options to purchase 698,006 shares of Common Stock at prices ranging from $3.14 to $5.71 per share, all with a contractual life of ten years. Options to purchase 60,135 shares of Common Stock were forfeited during the nine months ended September 30, 2007. Additionally, there were 50,000 shares of restricted stock granted under an employment agreement and 18,562 shares of restricted stock forfeited during the nine months ended September 30, 2007. In October 2007, the Company granted options to purchase 1,140,000 shares of Common Stock at prices ranging from $4.87 - $4.94.

Derivative Stock Warrants—Certain terms in the convertible note and related documents issued on May 25, 2006 as well as subsequent agreements entered into on January 19, 2007, namely the potential for cash settlement, require that the warrants issued in conjunction with these documents be treated as a derivative instrument and, therefore, classified as a liability on the balance sheet. As such, the liability must be adjusted to fair value at the end of each reporting period, in accordance with No. SFAS 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), and any changes in fair value reported as a gain or loss on derivative liabilities in the consolidated statement of operations. In the event of a change in control of the Company, the warrantholders have the option of either exercising their warrants or requesting a cash settlement at the fair value of the warrants. The Black-Scholes option-pricing model is used to estimate the warrant fair values. The liability on the balance sheet at September 30, 2007 represents the amount of potential cash settlement due to the warrantholders in the event of a change in control.

Reclassifications—Certain reclassifications have been made to the 2006 financial statements to conform to the 2007 presentation.

Impact of Recently Issued Accounting Pronouncements— SFAS No. 157, “Fair Value Measurements”. In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which establishes a framework for reporting fair value and expands disclosures about fair value measurements. SFAS 157 is effective for the Company January 1, 2008. The Company is currently evaluating the impact of this new standard but does not anticipate a material impact on its consolidated financial statements as a result of the implementation of SFAS 157.

SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 provides the option to report certain financial assets and liabilities at fair value, with the intent to mitigate volatility in financial reporting that can occur when related assets and liabilities are recorded on different bases. SFAS 159 also amends SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” by providing the option to record unrealized gains and losses on held-for-sale and held-to-maturity securities currently. SFAS 159 is effective for the Company January 1, 2008. The Company is currently evaluating the impact of this new standard but does not anticipate a material impact on its consolidated financial statements as a result of the implementation of SFAS 159.

4.	Convertible Note:

On May 25, 2006, the Company entered into a series of agreements pursuant to a private placement transaction providing for, among other things, the issuance to the original holder (the “Original Note Holder”), of a senior convertible note (the “Note”) in the aggregate principal amount of $15,000,000, warrants to purchase 782,609 shares of Common Stock and additional warrants in the event the Company causes a conversion of the Note into shares of Common Stock.

The Note was convertible into 1,304,348 shares of Common Stock at any time at the option of the holder at an initial conversion price of $11.50 per share, subject to adjustment. In November 2006, the Company obtained shareholder approval to increase the amount of shares issuable upon conversion of the Note to 1,968,217 shares of Common Stock. The Note was convertible at the Company’s option if the closing price of the Common Stock for each trading day of any twenty consecutive trading day period equaled or exceeded 150% of the conversion price and certain other criteria were satisfied.

Note principal payments, as well as interest at 7.5% per annum, were payable in cash or, at the option of the Company, if certain conditions were satisfied, in shares of Common Stock. Any shares of Common Stock used to pay an installment of principal or interest were valued at a 13.5% discount to the volume weighted average price of the Company’s Common Stock price for the five days preceding the payment date.

The discount attributable to the issuance date aggregate fair value of the conversion options and warrants, totaling $5,259,961, was amortized using the effective interest method over the term of the Note. The intrinsic value of the conversion option in the Note totaling $1,223,842 was calculated in accordance with EITF 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments” and recorded, on the issuance date, as additional paid in capital and a corresponding reduction of the carrying value of the Note.

In connection with the financing arrangement, the Company incurred financing costs of $1,065,216, including the fair value of warrants to purchase 26,087 shares of Common Stock issued to the placement agent. The total financing costs were capitalized and amortized over the life of the Note using the effective interest method.

The following summarizes the activity for the convertible note and related deferred financing costs from the issuance date of May 25, 2006 through December 31, 2006:

	Convertible Note			Deferred Financing Costs
	Principal	Discount	Net
At Issuance Date, May 25, 2006	$15,000,000	$5,259,961	$9,740,039	$1,065,216
Activity through December 31, 2006:
Payments	(6,452,444)	—	(6,452,444)	—
Amortization	—	(3,952,880)	3,952,880	(794,926)

Balance, December 31, 2006	$8,547,556	$1,307,081	$7,240,475	$270,290

Of the $6,452,444 in principal payments made through December 31, 2006, $400,000 was paid in cash and $6,052,444 in stock, through the issuance of 1,088,161 shares of Common Stock. Additionally, interest of $389,702 was paid through December 31, 2006, $114,041 of which was paid in cash and $275,661 in stock, through the issuance of 54,875 shares of Common Stock. There was $209,860 in interest accrued as of December 31, 2006.

Under the terms of the Note, there was $2,564,267 held in escrow as of December 31, 2006.

Restructuring, Sale and Conversion of Note

On January 19, 2007, the Company entered into a series of agreements with the Original Note Holder, a buyer of the Note (the “Buyer”), as well as a group of investors, (the “New Investors”), pursuant to a restructuring and private placement transaction, providing for, among other things, the sale of the Note by the Original Note Holder to the Buyer, the issuance of an additional Class A Warrant to purchase 317,394 shares of Common Stock to the Original Note Holder, and the issuance by the Company of 2,500,000 shares of Common Stock to the New Investors. Prior to the sale of the Note to the Buyer, the Company paid $1,500,000 in cash previously held in escrow, and agreed to issue 825,181 shares of Common Stock to the Original Note Holder, representing principal payments of $2,483,289 and interest payments of $243,231, or a total of $2,726,520. The remaining escrowed funds of $1,064,267 were released to the Company. Of the 825,181 shares of Common Stock issued to the Original Note Holder, 400,000 shares were issued on January 19, 2007 and 425,181 shares were issued on January 31, 2007. The fair market value (closing price on the date of issuance) of the 825,181 shares totaled $2,569,529. The excess of the consideration provided to the Original Note Holder over the principal and interest due, of $1,343,009, was recorded as Loss on Extinguishment of Debt on the Company’s Statement of Operations.

The following summarizes the activity for the convertible note and related deferred financing costs from January 1, 2007 through the completion of the purchase of the Note by the Buyer.

	Convertible Note			Payments				Non-Cash Expenses
	Principal	Interest	Total	Cash	Stock		Total	Loss on Extinguishment	Amortization of Note Discount and Financing Costs	Restructuring
Balance, January 1, 2007	$8,547,556	$209,860	$8,757,416	$—	$—		$—	$—	$—	$—
Activity through 1/19/07	—	33,371	33,371	—	—		—	—	278,415	—
Payment to Original Note Holder, 1/19/07	(2,483,289)	(243,231)	(2,726,520)	1,500,000	2,569,529	(1)	4,069,529	1,343,009	—	—
Issuance of 317,394 Class A Warrants to Original Note Holder (2)	—	—	—	—	—		—	722,191	—	—

Balance, January 19, 2007 — Acquired by Buyer	$6,064,267	$—	$6,064,267	$1,500,000	$2,569,529		$4,069,529	$2,065,200	$278,415	$—

(1)	400,000 shares at $3.32 per share, 425,181 shares at $2.92 per share

(2)	Agreement to issue this warrant was entered into January 19, 2007; Actual warrant was issued on February 16, 2007

The Buyer paid the outstanding balance of the Note to the Original Note Holder and entered into a Note Terms Agreement with the Company for the remaining principal balance on the Note of $6,064,267. The Note Terms Agreement provided that upon the occurrence of both (i) Stockholder Approval and / or exception from the NASDAQ Listing Qualifications Department and (ii) the consummation of the Stock Purchase Agreement with the Buyer, the Note would be converted into the number of shares of Common Stock equal to the sum of the aggregate amount of accrued but unpaid principal and interest due in respect of the Note at a conversion price of $2.00 per share.

On February 1, 2007, the Company received notification from the NASDAQ Listing Qualifications Department that its request for an exception from the requirement of seeking stockholder approval for the issuance of new securities in connection with the transaction described above for a convertible note and a private placement of Common Stock was granted. On February 16, 2007, in accordance with this exception, the Company issued 3,050,203 shares of Common Stock to the Buyer in full payment of outstanding principal and accrued interest on the Note. In addition, the Company issued 2,500,000 shares of Common Stock at $2.00 per share to the New Investors which generated gross proceeds of $5,000,000.

The restructuring of the Note and its conversion to Common Stock resulted in significant non-cash charges on the Company’s Consolidated Statement of Operations during the nine months ended September 30, 2007. In addition to the excess consideration provided to the Original Note Holder discussed above, upon conversion of the outstanding principal and accrued interest on the Note, the Company charged to expense, the unamortized note discount of $1,307,081 and deferred financing costs of $270,290, totaling $1,577,371. The fair market value (closing price on the date of the Note Terms Agreement) of the 3,050,203 shares of Common Stock issued to the Buyer was $10,126,674, representing full payment of the outstanding principal and accrued interest on the Note of $6,100,405, resulted in a non-cash charge to Loss on Extinguishment of Debt of $4,026,269. Financing costs related to this transaction totaled approximately $2.2 million, primarily due to placement fees of approximately $2.1 million, which were paid in shares of Common Stock.

The following summarizes the remaining activity for the convertible note and related deferred financing costs through February 16, 2007, the date of conversion of the Note into equity.

	Convertible Note			Payments				Non-Cash Expenses
	Principal	Interest	Total	Cash	Stock		Total	Loss on Extinguishment	Amortization of Note Discount and Financing Costs	Restructuring
Balance / Totals, January 19, 2007	$6,064,267	$—	$6,064,267	$1,500,000	$2,569,529		$4,069,529	$2,065,200	$278,415	$—
Activity 1/19 – 2/16/07	—	36,138	36,138	—	—		—	—	1,298,956	—
Conversion of Note to Common Stock, 2/16/07	(6,064,267)	(36,138)	(6,100,405)	—	10,126,674	(1)	10,126,674	4,026,269	—	—
Fees Paid to Investment Banker	—	—	—	100,000	2,397,668	(2)	2,497,668	—	2,057,068	340,600

Balance / Totals February 16, 2007	$—	$—	$—	$1,600,000	$15,093,871		$16,693,871	$6,091,469	$3,634,439	$340,600

(1)	3,050,203 shares at $3.32 per share

(2)	457,571 shares at $5.24 per share

Warrant Liability

The Company is accounting for the free-standing warrants, issued in connection with the Note, as derivative liabilities in accordance with SFAS 133, EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock” and EITF No. 05-2, “The Meaning of “Conventional Convertible Debt Instrument” in Issue No. 00-19”, due to the potential for cash settlement. In the event of a change in control of the Company, the warrantholders have the option of either exercising their warrants or requesting a cash settlement at the fair value of the warrants. The warrant liabilities are adjusted to their fair value at the end of each reporting period, using the Black-Scholes model, with the change in fair value reported as gain or loss on derivative liabilities. The liability on the balance sheet at September 30, 2007 represents the amount of potential cash settlement due to the warrantholders in the event of a change in control.

The warrants had an exercise price of $12.65 at the issuance date, subject to adjustment upon certain events such as the sale of equity securities by the Company at a price below the exercise price. The warrants are exercisable at any time through May 26, 2011. On February 16, 2007, the Company issued 317,394 Class A Warrants pursuant to the restructuring and sale of the Note. These warrants have an exercise price of $2.00, which according to the Warrant Agreements reduced the exercise of all Class A Warrants to the Original Note Holder to $2.00. During the nine months ended September 30, 2007, 500,000 Class A Warrants were exercised which generated $1,000,000 in gross proceeds to the Company.

The stock warrant liability is summarized as follows:

Stock Warrant Liability
Balance, December 31, 2006	$1,344,004
Grants (317,394 shares)	722,191
Exercises (500,000 shares)	(2,123,242)
Change in fair value	2,305,294

Balance, September 30, 2007	$2,248,247

5.	Notes Payable:

On June 15, 2007, the Company entered into a series of agreements with the Buyer, including a secured fixed-rate note in the aggregate principal amount of $4,000,000 and related security agreements. A portion of the note was subsequently assigned to one of the New Investors and the note was held by two significant shareholders owning a combined 30% of the Company’s Common Stock at September 30, 2007.

On September 14, 2007, the Company entered into an amended and restated loan agreement pursuant to which the Buyer provided an additional $5,000,000 of loan proceeds to the Company, bringing the aggregate outstanding principal balance on the note to $9,000,000. The Company pays interest on the unpaid principal amount of the note at a rate of 10% per annum, payable monthly in cash. The note is due in full on December 15, 2007 and may be prepaid at any time. The Company must pay all outstanding principal at a premium of 102% plus all accrued and unpaid interest at the time of payment. The note is secured by a lien on all of the Company’s assets.

On October 31, 2007, the Company used $9.2 million of proceeds from its public offering to repay in full the outstanding principal plus all accrued interest on the note. Upon repayment of the note principal and accrued interest, the Company was released from all liens associated with the note. See Note 9 “Subsequent Events”.

6.	Income Taxes:

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109, Accounting for Income Taxes” (“FIN 48”). FIN 48 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

The Company adopted the provisions of FIN 48 on January 1, 2007. There was no cumulative effect adjustment to retained earnings required related to the adoption of FIN 48. There were no unrecognized tax benefits at January 1, 2007, nor was there a change in unrecognized tax benefits during the nine months ended September 30, 2007. It is possible that the amount of unrecognized tax benefits could change in the next 12 months; however the Company does not expect the change to have a significant impact on its results of operations or financial position.

The Company recognizes accrued interest and penalties, if any, associated with uncertain tax positions as part of the income tax provision. There was no accrued interest or penalties recognized as of January 1, 2007.

The Company is subject to U.S. federal income tax as well as income tax of multiple state jurisdictions. Federal and state income tax returns for 2003 through 2006 remain open to examination. The Company’s 2005 New York State income tax return was examined by the state. There were no material changes to the return as a result of this examination.

7.	Warrants:

Class A public warrants—As of September 30, 2007, there were no Class A public warrants to purchase Common Stock outstanding. On August 11, 2005, the Company redeemed all then outstanding Class A public warrants.

Class B public warrants—As of September 30, 2007, 5,113,453 Class B public warrants to purchase Common Stock were outstanding. The exercise price of a Class B public warrant is $10.00. The Class B public warrants expire on February 11, 2009, the fifth anniversary of the completion of the initial public offering. The Company does not have the right to redeem the Class B public warrants.

Representative warrants—As of September 30, 2007, 8,192 warrants issued to underwriters in connection with the initial public offering were outstanding. Each warrant gives the holder the right to purchase one unit for $6.00. A unit consists of one share of Common Stock, one Class A redeemable public warrant and two Class B non-redeemable public warrants. As noted above, on August 11, 2005, any Class A public warrants then outstanding were redeemed.

Class A Warrants—As of September 30, 2007, 600,003 Class A Warrants were outstanding. On May 25, 2006, the Company issued 782,609 Class A Warrants pursuant to a private placement offering, and each provides the holder the right to purchase one share of Common Stock. The Class A Warrants had an exercise price of $12.65 at the issuance date, subject to adjustment upon certain events such as the sale of equity securities by the Company at a price below the then current exercise price. On February 16, 2007, the Company issued 317,394 Class A Warrants pursuant to the restructuring and sale of the Note (See Note 4). These Class A Warrants have an exercise price of $2.00 thus reducing the exercise price of all Class A

Warrants to $2.00. During the nine months ended September 30, 2007, 500,000 Class A Warrants were exercised which generated $1,000,000 in gross proceeds to the Company. The fair value of these Class A Warrants, calculated using the Black-Scholes pricing model, was recorded as a derivative liability on the issuance date. As such, the liability is adjusted to fair market value, using the Black-Scholes pricing model, at the end of each reporting period.

Consultant warrants—As of September 30, 2007, 65,487 Consultant warrants were outstanding. There were no Consultant warrants granted during the nine months ended September 30, 2007. Of the outstanding Consultant warrants, 39,400 were granted in prior years under contracts with certain consultants for services rendered to the Company of which 19,400 contain an exercise price of $3.00 and 20,000 contain an exercise price of $7.50.

On May 25, 2006, the Company issued 26,087 Consultant warrants to the placement agent in connection with the placement of the Note and Class A Warrants. Each warrant gives the holder the right to purchase one share of the Company’s Common Stock at a price of $11.89 per share. The fair value of the warrants, calculated using the Black-Scholes pricing model, was recorded as deferred financing costs and was amortized using the effective interest method over the life of the related Note, which was extinguished in February 2007.

8.	Commitments and Contingencies:

The series of agreements entered into on January 19, 2007 (See Note 4), included registration rights agreements with the Original Note Holder, the Buyer, as well as the New Investors. These registration rights agreements were amended on May 29, 2007 and further amended on August 3, 2007. The August 3, 2007 amendments (or the Second Amendments to the Registration Rights Agreements) supersede the First Amendments on May 29, 2007.

The Second Amendments to the Registration Rights Agreements allow for the registration of shares issued under a specified future financing (the “Permitted Financing”) by the Company to occur prior to the registration of the shares already issued to the parties to the original registration rights agreements. If the Company fails to register the shares pursuant to the registration rights agreements or the registration statement is not declared effective by the SEC, or the effectiveness of the registration statement is not maintained, the Company will incur liquidated damages. The Second Amendments to the Registration Rights Agreements provide that failure to have the registration statement declared effective because the SEC has determined that the securities being registered are being offered by the Company will not constitute a default by the Company of its obligations, provided however that after January 1, 2008 liquidated damages shall begin to accrue and be paid. The Company is required to pay monthly liquidated damages of 1% of the purchase price of the shares until the failure is cured. The total penalties payable for failure to have a registration statement declared effective are capped at 12% of such amount. Additionally, the amended registration rights agreements require that if the Company undertakes a change of control or additional financing meeting certain criteria prior to August 31, 2012, the Company must offer to issue warrants to purchase an aggregate of 1,110,041 shares of the common stock to the parties to the two original registration rights agreements. The exercise price of these warrants will be the price which is 115% of the price of the shares sold under a Permitted Financing, provided that if such exercise price is less than the closing price of the Company’s Common Stock on the Nasdaq Capital Market on the day such shares are priced for sale, then the exercise price shall be the closing price of the Company’s Common Stock on the day of such pricing or the trading day immediately following the day of such pricing, whichever closing price is lower.

9.	Subsequent Events:

On October 31, 2007, the Company completed a registered public offering in which it sold 17,250,000 shares of its common stock at $4.25 per share and generated net proceeds of approximately $68 million after deducting underwriting discounts and the estimated fees and expenses of the offering. Upon receipt of the proceeds from the offering, the Company re-paid in full $9.2 million of existing indebtedness. The Company will use the remaining net proceeds from this offering to engineer-to-scale and manufacture its proprietary deposition tool, for construction of the 25MW line, working capital and other general corporate purposes.

Report of independent registered public accounting firm

To the Board of Directors

DayStar Technologies, Inc.

Halfmoon, New York

We have audited the consolidated balance sheet of DayStar Technologies, Inc. and subsidiary, a development stage enterprise, as of December 31, 2006, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2006 and 2005 and for the period from July 1, 2005 (inception of the development stage) to December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DayStar Technologies, Inc. and subsidiary as of December 31, 2006, and the results of their operations and their cash flows for the years ended December 31, 2006 and 2005 and for the period from July 1, 2005 (inception of the development stage) to December 31, 2006, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company is in the development stage and has suffered recurring losses from operations and is dependent on raising additional capital. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Hein & Associates LLP

Hein & Associates LLP
Denver, Colorado
February 19, 2007

DayStar Technologies, Inc. and Subsidiary

(A Development Stage Enterprise)

Consolidated Balance Sheet

December 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$2,860,719
Accounts Receivable	3,906
Other current assets	1,040,687

Total current assets	3,905,312
Property and Equipment, at cost,	13,851,872
Less accumulated depreciation and amortization	(2,606,639)

Net property and equipment	11,245,233
Other Assets:
Deferred financing costs	270,290
Restricted cash	2,564,267
Other assets	76,632

Total other assets	2,911,189

Total Assets	$18,061,734

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,832,147
Wages payable	485,892
Notes payable, current portion	71,857
Convertible note, net of discount, current portion	6,197,919
Capital lease obligations, current portion	68,065
Accrued expenses	382,274
Deferred revenue	60,000
Deferred gain	7,000
Total current liabilities	9,105,154
Long-Term Liabilities:
Notes payable	337,811
Convertible note, net of discount	1,042,556
Capital lease obligations	20,511
Deferred revenue	240,000
Deferred gain	2,333
Stock warrants	1,344,004

Total long-term liabilities	2,987,215
Commitments and Contingencies (Notes 2 and 7)	—
Stockholders’ Equity:
Preferred stock, $.01 par value; 3,000,000 shares authorized; 0 shares issued and outstanding	—
Common stock, $.01 par value; 60,000,000 shares authorized; 7,823,669 shares issued and outstanding	78,237
Additional paid-in capital	40,381,871
Accumulated deficit	(10,145,391)
Deficit accumulated during the development stage	(24,345,352)

Total stockholders’ equity	5,969,365

Total Liabilities and Stockholders’ Equity	$18,061,734

See accompanying notes to these consolidated financial statements.

DayStar Technologies, Inc. and Subsidiary

(A Development Stage Enterprise)

Consolidated Statements of Operations

	For the Year Ended December 31,		For the Period from July 1, 2005 (Inception of the Development Stage) to December 31, 2006
	2005	2006
Revenue:
Product revenue	$—	$3,528	$3,528
Research and development contract revenue	625,000	180,000	555,000

Total revenue	625,000	183,528	558,528
Costs and Expenses:
Research and development	3,513,860	9,960,568	12,159,163
Selling, general and administrative	3,385,525	6,210,645	8,111,978
Depreciation and amortization	667,200	1,758,925	2,126,803

Total costs and expenses	7,566,585	17,930,138	22,397,944
Other Income (Expense):
Other income	276,436	1,094,426	1,333,672
Interest expense	(91,837)	(1,733,325)	(1,778,202)
Amortization of note discount and deferred financing costs	—	(4,747,806)	(4,747,806)
Gain on derivative liabilities	—	2,692,114	2,692,114

Total other income (expense)	184,599	(2,694,591)	(2,500,222)

Loss from Continuing Operations	(6,756,986)	(20,441,201)	(24,339,638)
Loss from discontinued operations of DayStar Solar, LLC	(6,173)	—	(5,714)

Net Loss	$(6,763,159)	$(20,441,201)	$(24,345,352)

Weighted Average Common Shares Outstanding (Basic and Diluted)	5,000,005	6,824,816

Net Loss Per Share (Basic and Diluted)	$(1.35)	$(3.00)

See accompanying notes to these consolidated financial statements.

DayStar Technologies, Inc. and Subsidiary

(A Development Stage Enterprise)

Consolidated Statements of Changes in Stockholders’ Equity

For the Years Ended December 31, 2006 and 2005

	Common Stock		Class B Common Stock		Additional Paid-In Capital	Deferred Equity Based Compensation	Accumulated Deficit	Deficit Accumulated During the Development Stage	Total
	Shares	Amount	Shares	Amount
BALANCES, January 1, 2005	3,491,830	$34,918	29,000	$290	$12,903,377	$(227,389)	$(7,286,383)	$—	$5,424,813
Exercise of Class A public warrants at $6.00 per share, 5/05 – 8/05	2,425,062	24,251	—	—	14,526,121	—	—	—	14,550,372
Redemption of Class A public warrants at $.25 per share,	—	—	—	—	(4,273)	—	—	—	(4,273)
Exercise of Class B public warrants at $10.00 per share	125	1	—	—	1,249	—	—	—	1,250
Exercise of Consultant warrants at $5.18 – $8.25 per share, 5/05 – 9/05	110,000	1,100	—	—	669,479	—	—	—	670,579
Exercise of Representative warrants at $6.00 per share, 5/05 – 12/05	223,864	2,239	—	—	1,118,315	—	—	—	1,120,554
Conversion of Class B common stock	58,000	580	(29,000)	(290)	(290)	—	—	—	—
Exercise of stock options at $2.06 – $4.00 per share	23,125	231	—	—	64,446	—	—	—	64,677
Acceleration of stock option vesting	—	—	—	—	28,925	—	—	—	28,925
Grants of restricted stock at $10.64 per share, 12/05	38,750	388	—	—	411,912	(412,300)	—	—	—
Amortization of deferred stock compensation	—	—	—	—	—	229,598	—	—	229,598
Warrants issued for services at $10.70 per share, 2/04, 4/04, and monthly 4/05 through 12/05	—	—	—	—	343,837	—	—	—	343,837
Amortization of warrants issued for service						6,381			6,381
Net loss	—	—	—	—	—	—	(2,859,008)	(3,904,151)	(6,763,159)

BALANCES, December 31, 2005	6,370,756	63,708	—	—	30,063,098	(403,710)	(10,145,391)	(3,904,151)	15,673,554
Reclassification upon adoption of SFAS 123(R)	—	—	—	—	(403,710)	403,710	—	—	—
Exercise of Class B public warrants at $10.00 per share	1,800	18	—	—	17,982	—	—	—	18,000
Exercise of Consultant warrants at $3.00 – $7.50 per share, 3/06 and 9/06	37,050	371	—	—	133,280	—	—	—	133,651
Exercise of Representative warrants at $6.00 per share, 1/06	77,530	775	—	—	464,405	—	—	—	465,180
Exercise of stock options at $2.06 – $2.54 per share	16,435	164	—	—	36,586	—	—	—	36,750
Grants of restricted stock at $8.77 – $12.75 per share, 1/06, 4/06, and 6/06	187,375	1,874	—	—	(1,874)	—	—	—	—
Forfeiture of restricted stock	(10,313)	(103)	—	—	—	—	—	—	(103)
Warrants issued for services at $11.09 per share	—	—	—	—	18,291	—	—	—	18,291
Compensatory stock options at $1.74 – $13.37 per share	—	—	—	—	837,365	—	—	—	837,365
Compensatory restricted stock at $8.77 – $14.00 per share	—	—	—	—	485,458	—	—	—	485,458
Beneficial conversion feature on convertible note	—	—	—	—	1,223,842	—	—	—	1,223,842
Shares issued in payment of principal and interest on convertible note, 8/06 – 12/06	1,143,036	11,430	—	—	7,366,729	—	—	—	7,378,159
Warrants issued for placement of convertible note at $5.38 per share	—	—	—	—	140,419	—	—	—	140,419
Net loss	—	—	—	—	—	—	—	(20,441,201)	(20,441,201)

BALANCES, December 31, 2006	7,823,669	$78,237	—	$—	$40,381,871	$—	$(10,145,391)	$(24,345,352)	$5,969,365

See accompanying notes to these consolidated financial statements.

DayStar Technologies, Inc. and Subsidiary

(A Development Stage Enterprise)

Consolidated Statements of Cash Flows

	For the Years Ended December 31,		For the Period from July 1, 2005 (Inception of the Development Stage) to December 31, 2006
	2005	2006
Cash Flows from Operating Activities:
Net loss	$(6,763,159)	$(20,441,201)	$(24,345,352)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	667,200	1,758,925	2,126,803
Share-based compensation	258,523	1,322,823	1,471,108
Warrants issued for services	350,218	18,291	109,026
Non-cash interest	—	1,325,715	1,325,715
Amortization of note discount and deferred financing costs	—	4,747,806	4,747,806
Gain on embedded derivative liabilities and warrants	—	(2,692,114)	(2,692,114)
Gain on sale/leaseback	(7,000)	(7,000)	(10,500)
Gain on sale of assets	(2,549)	—	(2,549)
Changes in operating assets and liabilities:
(Increase) decrease in:
Receivables	(520,022)	516,115	(3,906)
Other assets	(198,284)	(852,260)	(1,004,753)
Restricted cash	—	(2,564,267)	(2,564,267)
Increase (decrease) in:
Accounts payable	306,404	980,353	1,657,837
Accrued expenses	208,367	568,552	752,064
Deferred revenue	300,000	—	300,000

Net cash used in operating activities	(5,400,302)	(15,318,262)	(18,133,082)
Cash Flows from Investing Activities:
Purchase of investments	(7,377,972)	(11,183,526)	(17,657,732)
Proceeds from sale of investments	6,227,658	16,264,541	18,362,973
Purchase of equipment and improvements	(2,834,589)	(8,445,264)	(10,418,044)
Proceeds from sale of assets	3,120	—	3,120

Net cash used in investing activities	(3,981,783)	(3,364,249)	(9,709,683)
Cash Flows from Financing Activities:
Payments on notes payable	(2,757)	(3,193)	(4,622)
Proceeds from convertible note	—	15,000,000	15,000,000
Payments on convertible note	—	(400,000)	(400,000)
Cost of financing	—	(924,797)	(924,797)
Proceeds from Class A public warrant exercise	14,546,100	—	5,356,842
Proceeds from Consultant warrant exercise	670,579	133,651	700,950
Proceeds from Representative warrant exercise	1,120,554	465,180	1,575,654
Proceeds from Class B public warrant exercise	1,250	18,000	19,250
Proceeds from exercise of stock options	64,677	36,750	101,427
Payments on restricted stock forfeited	—	(103)	(103)
Payments on capital leases	(51,064)	(65,553)	(92,445)

Net cash provided by financing activities	16,349,339	14,259,935	21,332,156

Increase\(decrease) in cash and cash equivalents	6,967,254	(4,422,576)	(6,510,609)
Cash and cash equivalents, beginning of period	316,041	7,283,295	9,371,328

Cash and cash equivalents, end of period	$7,283,295	$2,860,719	$2,860,719

Supplemental Cash Flow Information:
Cash paid for interest	$61,740	$162,851

Non-Cash Transactions:
Equipment lease financing	$38,595	$—

Principal payments on convertible note, in common stock	$—	$6,054,444

Equipment note payable	$415,618	$—

Beneficial conversion feature on convertible note	$—	$1,223,842

Warrants issued for placement of convertible note	$—	$140,419	.

See accompanying notes to these consolidated financial statements.

Notes to consolidated financial statements

1.	Principles of Consolidation, Organization and Nature of Operations

DayStar Technologies, Inc. (the “Company”) is a development stage enterprise that was formed in 1997 for the purpose of researching, developing, manufacturing and marketing innovative products to the renewable energy / solar PV industry. From its inception, the Company has focused primarily on thin-film solar cells and secondarily on concentrator photovoltaics. The principal source of revenue for the Company has been revenue from government-funded research and development contracts.

The accompanying consolidated financial statements include the accounts of DayStar Technologies, Inc. and DayStar Solar, LLC (formerly International Energy Trading, LLC), a wholly-owned subsidiary of DayStar Technologies, Inc. All significant intercompany transactions have been eliminated in consolidation. During the second quarter of 2005, DayStar Technologies, Inc. discontinued operations of DayStar Solar, LLC (See Note 13). Upon discontinuing operations of DayStar Solar, LLC, the Company became a development stage enterprise.

2.	Liquidity and Future Operations

The Company’s consolidated financial statements for the year ended December 31, 2006 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company has historically reported net losses, including a net loss of $20.4 million for the year ended December 31, 2006, and anticipates incurring losses in the future, due to the investment in research and development, building of production lines, and associated administrative costs required to achieve commercialization of the Company’s products utilizing its single-stage manufacturing processes.

As discussed in Note 1, the Company is in the development stage. Its current business plans include expenditures to continue the development of the current manufacturing production capability and to expand development efforts for next generation production processes. These activities require the Company to add employees, purchase production equipment, build-out additional manufacturing facilities, and design and manufacture prototype deposition equipment. The Company does not believe that it can achieve profitability until development, implementation and commercialization of next generation processes are realized. In order to fund the costs associated with such development, the Company will require additional financing. Without additional financing, the Company would need to delay certain of these activities.

The Company’s financing options include (1) obtaining private equity funding, (2) evaluating the likelihood of converting the Class B public warrants to common stock, (3) completing a secondary public offering, (4) obtaining debt financing and (5) increasing government grant and other contract revenue. Such financing may not be available to the Company on terms that are acceptable to it, if at all, and any new equity financing may be dilutive to its stockholders.

If the Company is unable to raise sufficient capital, liquidity problems will cause the Company to curtail operations, liquidate assets, seek additional capital on less favorable terms and/or pursue other such actions that could adversely affect future operations. These factors raise substantial doubt as to the Company’s ability to continue operations as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. See Note 15 for a discussion of financing events occurring subsequent to the date of these consolidated financial statements.

3.	Significant Accounting Policies

Cash Equivalents – The Company considers all highly liquid debt securities purchased with an original maturity of three months or less to be cash equivalents.

Property and Equipment – Property and equipment is stated at cost. Depreciation is computed using straight-line and an accelerated method over estimated useful lives of 3 to 5 years. Expenditures for maintenance and repairs, which do not materially extend the useful lives of property and equipment, are charged to operations as incurred. When property or equipment is retired or otherwise disposed of, the property accounts are relieved of costs and accumulated depreciation and any resulting gain or loss is recognized.

Patent Costs – Costs for patents purchased from third parties, including legal fees, are capitalized and amortized over 15 years. The Company recorded patent-related amortization expense of $3,530 and $3,525 for the years ended December 31, 2006 and 2005, respectively.

Revenue Recognition – The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 104, “Revenue Recognition” (SAB 104). SAB 104 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the seller’s price to the buyer is fixed and determinable; and (4) collectibility is reasonably assured.

Research and development contract revenue is recognized as the Company meets milestones as set forth under the contract. The Company recognized $180,000 and $625,000 of revenue from contracts with a New York State government agency as of December 31, 2006 and 2005 respectively.

Grant revenue is recognized when the Company fulfills obligations as set forth under the grant. Terms of the grant reflected in the accompanying financial statements require us to maintain specified employment criteria, as defined, over a five year period. If the Company fails to meet the specified criteria, it must repay the unearned portion of the grant. As a result, the Company recorded deferred revenue of $300,000 as of December 31, 2006 and 2005.

Research and Development Costs – Research and development costs are expensed as incurred. Funds obtained from government agencies that represent a cost reimbursement activity are reflected as reductions of Research and Development expenses.

Income Taxes – The Company follows Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the period in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense (benefit) is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Use of Estimates – The preparation of the Company’s financial statements in conformity with generally accepted accounting principles requires the Company’s management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Significant estimates include the life and realization of the Company’s capitalized costs associated with its patents, the Company’s valuation allowance associated with its deferred tax asset, and the fair value of the Company’s common stock prior to the Company’s initial public offering. Actual results could differ from those estimates.

Share-Based Compensation – Prior to January 1, 2006, the Company accounted for stock option awards granted under the Company’s Equity Incentive Plan in accordance with the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (“APB 25”) and related Interpretations, as permitted by Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” (“SFAS 123”). Share-based employee compensation expense was not recognized in the Company’s consolidated statements of operations prior to January 1, 2006, as all stock option awards granted had an exercise price equal to or greater than the market value of the common stock on the date of the grant (other than for certain option modifications resulting in exercise prices below the fair market value at the date of modification). As permitted by SFAS 123, the Company reported pro-forma disclosures presenting results and earnings per share as if the Company had used the fair value recognition provisions of SFAS 123 in the Notes to Consolidated Financial Statements. Share-based compensation related to non-employees and modifications of options granted were accounted for based on the fair value of the related stock or options in accordance with SFAS 123 and its interpretations.

Effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”), which requires the measurement and recognition of compensation expense for all share-based payment awards to employees and directors based on estimated fair values. Additionally, the Company follows the Securities and Exchange Commission’s Staff Accounting Bulletin No. 107 “Share-Based Payment” (“SAB 107”), issued in March 2005, which provides supplemental SFAS 123(R) application guidance based on the views of the SEC. The Company adopted SFAS 123(R) using the modified prospective transition method. Under this transition method, share-based compensation expense recognized during the year ended December 31, 2006 included: (a) compensation expense for all share-based awards granted prior to, but not yet vested, as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation expense for all share-based awards granted beginning January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). In accordance with the modified prospective transition method, the Company’s consolidated financial statements for prior periods have not been restated to reflect the impact of SFAS 123(R).

Loss Per Share – Loss per share is presented in accordance with the provisions of SFAS No. 128, “Earnings Per Share.” Basic Earnings Per Share (EPS) is calculated by dividing the income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. These common stock equivalents have been omitted from loss per share because they are anti-dilutive. Basic and diluted loss per share was the same in each of the years ended December 31, 2006 and 2005.

Fair Value of Financial Instruments – The estimated fair values for financial instruments are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The carrying amounts of receivables, investments, accounts payable and accrued liabilities approximate fair value because of the short-term maturities of these instruments. The fair value of capital lease obligations approximate fair value due to the proximity to the inception date.

Derivative Stock Warrants – Certain terms in the convertible note and related documents issued on May 25, 2006 require that the warrants issued in conjunction with the convertible note be treated as a derivative instrument and, therefore, classified as a liability on the balance sheet. As such, the liability must be adjusted to fair value at the end of each reporting period, in accordance with SFAS 133 “Accounting for Derivative Instruments and Hedging Activities,” and any changes in fair value reported as a gain or loss on derivative liabilities in the Consolidated Statement of Operations. The Black-Scholes option-pricing model is used to estimate the warrant fair values.

Impairment of Long-Lived Assets – In the event that facts and circumstances indicate that the cost of assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset’s carrying amount to determine if a write-down to market value or discounted cash flow value is required.

Deferred Financing Costs – Financing costs are capitalized and amortized over the term of the related debt issuance using the effective interest method. If the underlying debt instrument related to the deferred financing costs is converted, any unamortized financing costs would immediately be recognized as expense upon conversion of the instrument.

Restricted Cash – Restricted cash at December 31, 2006 represents amounts held in escrow as required by the terms of the convertible note agreement (See Note 8).

Discontinued Operations – In June 2005, the Company discontinued operations of DayStar Solar, LLC. The results of operations associated with this business, have been reported as discontinued operations in the accompanying consolidated statements of operations. The accompanying consolidated statements of cash flows include the effects of both continuing and discontinued operations.

Reclassifications – Certain reclassifications have been made to the 2005 financial statements to conform to the 2006 presentation.

Impact of Recently Issued Accounting Pronouncements –

SFAS No. 157, “Fair Value Measurements” In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which establishes a framework for reporting fair value and expands disclosures about fair value measurements. SFAS No. 157 is effective for the Company January 1, 2008. The Company is currently evaluating the impact of this new standard on its consolidated financial statements.

FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN 48”). This interpretation clarifies the application of SFAS 109 by defining a criterion that an individual tax position must meet for any part of the benefit of that position to be recognized in an enterprise’s financial statements and also provides guidance on measurement, de-recognition, classification, interest and penalties, accounting in interim periods and disclosure. FIN 48 is effective for the Company January 1, 2007. The Company does not believe that the adoption of FASB Interpretation No. 48 will have a material impact on its consolidated financial statements.

4.	Share-Based Compensation

Equity Incentive Plan – On June 19, 2006, the Company adopted an Equity Incentive Plan (the “2006 Plan”) to enable employees, outside directors and consultants to acquire an equity interest in the Company. Issuances under the 2006 Plan may be in the form of incentive and non-qualified stock options, restricted stock, restricted stock units and stock appreciation rights. The 2006 Plan reserves 17.5% (10,500,000 shares) of the Company’s authorized common shares for issuance for these purposes; subject to the further restriction that the 2006 Plan Committee shall not award grants exceeding 17.5% (1,369,142 shares at December 31, 2006) of the Company’s total issued and outstanding common shares as of and including the grant. Under the 2006 Plan, the term of stock options shall not exceed ten years and incentive stock options shall not be granted with an exercise price of less than 100% of the fair market value of the common stock, and non-qualified stock options shall not be granted with an exercise price of less than 85% of the fair market value of the common stock, both measured at the time of grant.

Grants of incentive and non-qualified stock options, and restricted stock prior to June 19, 2006 were made from the Company’s original Equity Incentive Plan adopted in 2003 (the “2003 Plan”).

As discussed in Note 3, Significant Accounting Policies – Share-Based Compensation, effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS 123(R), using the modified prospective transition method. The adoption of SFAS 123(R) resulted in share-based compensation expense associated with options for the year ended December 31, 2006 of $837,365 of which $392,576 was recorded to research and development and $444,789 to selling, general and administrative expenses. These expenses increased basic and diluted loss per share by $0.13 for the year ended December 31, 2006.

For the year ended December 31, 2005, the Company applied the intrinsic value method of accounting for stock options as prescribed by APB 25. Since all options granted during the year ended December 31, 2005 had an exercise price equal to the closing market price of the underlying common stock on the grant date, no share-based compensation expense was recognized (other than for certain option modifications resulting in exercise prices below the fair market value at the date of modification). If share-based compensation expense had been recognized based on the estimated fair value of each option granted in accordance with the provisions of SFAS 123, as amended by SFAS 148, the Company’s net loss and net loss per share would have been increased to the following pro-forma amounts:

December 31, 2005
Net loss, as reported	$(6,763,159)
Pro forma stock compensation expense, net of tax benefit	(518,564)
Employee stock compensation under the intrinsic method	—

Pro forma net loss	$(7,281,723)

Net loss per share, basic and diluted,
As reported	$(1.35)
Pro forma stock compensation expense	(0.10)
Employee stock compensation under the intrinsic method	—

Pro forma	$(1.45)

Pro-forma compensation expense under SFAS 123, among other computational differences, does not consider potential pre-vesting forfeitures. Because of these differences, the pro-forma share-based compensation expense presented above for the year ended December 31, 2005 under SFAS 123 and the share-based compensation expense recognized during the year ended December 31, 2006 under SFAS 123(R) are not directly comparable. In accordance with the modified prospective transition method of SFAS 123(R), the prior comparative results have not been restated.

The Black-Scholes option-pricing model was used to estimate the option fair values. This option-pricing model requires a number of assumptions, of which the most significant are, expected stock price volatility, the expected pre-vesting forfeiture rate and the expected option term (the amount of time from the grant date until the options are exercised or expire). Expected volatility was calculated based upon actual historical stock price movements over the period from the Company’s initial public offering through December 31, 2006, and further reviewed against industry comparables. Expected pre-vesting forfeitures were estimated based on actual historical pre-vesting forfeitures over the period from the Company’s initial public offering through December 31, 2006. The expected option term was calculated using the “simplified” method permitted by SAB 107.

The weighted average per share fair value of stock options granted during the years ended December 31, 2006 and 2005 was $6.93 and $10.17, respectively. The fair value was estimated as of the grant date using the Black-Scholes option pricing model with the following assumptions:

	December 31,
	2005	2006
Expected volatility	89 –98%	80 –88%
Risk-free interest rate	4.1 –4.5%	4.7 –5.1%
Expected dividends	$—	$—
Expected terms (in years)	6.25 – 10	6.25

The following table summarizes stock options outstanding and activity as of and for the year ended December 31, 2006:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at January 1, 2006	293,375	$8.04
Granted	264,250	$9.19
Forfeited	(56,807)	$9.65
Exercised	(16,435)	$2.19

Outstanding at December 31, 2006	484,383	$8.67	8.38	$106,173

Exercisable at December 31, 2006	157,404	$8.30	6.78	$67,913

The total intrinsic value, or the difference between the exercise price and the market price on the date of exercise of all options exercised during the year ended December 31, 2006 was $151,235. Cash received from stock options exercised during the year ended December 31, 2006 was $36,750. The Company did not realize any tax deductions related to the exercise of stock options during the year ended December 31, 2006. The Company will record such deductions to additional paid in capital when realized.

Total unrecognized share-based compensation expense from unvested stock options as of December 31, 2006 was $2,203,058 which is expected to be recognized over a weighted average period of approximately 3.1 years.

In addition to the stock options discussed above, the Company recognized share-based compensation expense related to Restricted Stock grants, of $485,458 and $229,598 for the years ended December 31, 2006 and 2005, respectively. The following table summarizes Non-vested Restricted Stock and the related activity as of and for the year ended December 31, 2006:

	Shares	Weighted Average Grant-Date Fair-Value
Non-vested at January 1, 2006	38,750	$10.64
Granted	187,375	$10.86
Vested	(3,125)	$10.64
Forfeited	(10,313)	$10.64

Non-vested at December 31, 2006	212,687	$10.84

Total unrecognized share-based compensation expense from unvested restricted stock as of December 31, 2006 was $1,912,572 which is expected to be recognized over a weighted average period of approximately 3.2 years.

5.	Sales Contracts

On June 9, 2005, the Company entered into an agreement with Blitzstrom GmbH (“Blitzstrom”), of Germany, for the purchase of DayStar’s TerraFoil™ solar cells. This agreement calls for a variable monthly delivery based on estimated annual production volumes, escalating in volume through the end of 2008. Under the agreement, Blitzstrom will purchase up to 50% of the TerraFoil™ solar cells produced by the Company at threshold solar cell efficiencies. The agreement set forth fixed annual prices for the products to be purchased by Blitzstrom through 2006.

On September 6, 2006 the Company amended and restated its purchase agreement dated June 9, 2005 with Blitzstrom. Under the amendment, Blitzstrom will purchase up to 50% of DayStar’s TerraFoil® solar cells produced by the Company not to exceed the production maximum of 130 megawatts. The amendment extends the contractual period from 2008 to 2010, specifying delivery of TerraFoil® based on estimated annual production volumes, escalating in volume through the end of 2010, with price based on a variable pricing mechanism.

Subsequent to year-end, the Company amended and restated the purchase agreement to allow for the purchase of any monolithically integrated module and any other PV module product utilizing the Company’s CIGS technology.

On June 20, 2005, the Company entered into an agreement, with Micro Energy Group, Inc. (“MEG”) of Zhuhai, China for the purchase of DayStar’s TerraFoil-SP® and TerraFoil® solar cells. The agreement called for a graduated delivery, contingent upon the Company’s ramp-up of production capacity, through the end of 2006, and provided estimates of the volume of solar cells at threshold solar cell efficiencies that will be available for purchase by MEG. Prices are based on a variable market-competitive pricing mechanism to be negotiated quarterly.

On December 31, 2006, the Company amended and restated its agreement dated June 20, 2005 with MEG. Under the amendment, MEG will purchase DayStar’s TerraFoil® and DayStar’s TerraFoil-SP® on a graduated schedule based on production capacity, through 2008, with price based on a variable pricing mechanism, to be negotiated quarterly.

The Company believes that production costs of its TerraFoil® and TerraFoil-SP® solar cells will decrease with implementation of Gen-II production improvements and when development, implementation and commercialization of next generation processes are achieved. However, until such time, costs will exceed the revenue expected under these agreements.

6.	Property and Equipment

Property and equipment is summarized as follows:

December 31, 2006
Leasehold improvements	$2,488,414
Machinery and equipment	6,616,818
Office furniture and equipment	1,102,822
Construction in progress	3,643,818

13,851,872
Less accumulated depreciation and amortization	(2,606,639)

Property and equipment, net	$11,245,233

Depreciation and amortization expense of property and equipment for the years ended December 31, 2006 and 2005 was $1,755,395 and $663,675, respectively.

7.	Commitments and Contingencies

Operating Leases – The Company leases both facilities and certain office equipment in Halfmoon, New York and Santa Clara, California and classifies those leases as operating leases. The Company has long-term operating leases for both office and manufacturing space in Halfmoon, New York. The non-cancelable facility leases expire in June 2009. The Company has a long-term lease for approximately 50,000 square feet of factory and office space in Santa Clara, California. The lease expires in August 2010. The Company also leases certain office equipment with terms ranging from three to five years.

Rent expense for all operating leases for the years ended December 31, 2006 and 2005 was $428,596 and $164,115, respectively.

Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2006, are as follows:

Year Ending December 31,	Amount
2007	$424,764
2008	435,572
2009	345,231
2010	172,368
2011	—

Total	$1,377,935

Litigation – The Company is from time to time subject to routine litigation incidental to its business. As of the date of the financial statements, no such litigation is pending.

Capital Commitments – At December 31, 2006, the Company had outstanding approximately $520,000 of purchase orders for equipment. The equipment is expected to be received during the year ending December 31, 2007.

Patent Rights – In 1998, the Company purchased certain patent rights from a stockholder for a $30,000 note payable and ongoing royalty payments equal to (i) 20% of the first $1,000,000 of gross royalties collected by the Company for licenses granted under the patent rights, or from the gross proceeds of the sales of such patents, 15% of the second $1,000,000 of such gross royalties or gross proceeds, and 10% of any remaining gross royalties or gross proceeds collected, and (ii) 2% of the gross revenues collected from any and all products produced and sold by the Company under the patents. No royalty payments are required to be accrued under the agreement through December 31, 2006 as there have been no related sales or royalties.

8.	Convertible Note

On May 25, 2006, the Company entered into a series of agreements pursuant to a private placement transaction providing for, among other things, the issuance of a senior convertible note (“Note”) in the aggregate principal amount of $15,000,000, warrants to purchase 782,609 shares of the Company’s $.01 par value per share common stock and additional warrants in the event the Company causes a conversion of the note into shares of common stock.

The note is convertible into 1,304,348 shares of DayStar’s common stock at any time at the option of the holder at an initial conversion price of $11.50 per share, subject to adjustment. In November 2006, the Company obtained shareholder approval to increase the amount of shares issuable upon conversion of the note to 1,968,217. The note is convertible at the Company’s option if the closing price of the Company’s common stock for each trading day of any twenty consecutive trading day period equals or exceeds 150% of the conversion price and certain other criteria are satisfied.

The principal amount of the note is to be repaid in eight equal installments of $1,875,000, beginning September 10, 2006 (the monthly anniversary from two weeks after the date on which the SEC declared effective the registration statement to register, among other things, the associated shares to be used in payment or conversion of the note to common stock of the company). Such principal payments may be paid in cash or, at the option of the Company, if certain conditions are satisfied, in shares of the Company’s common stock. Any shares of common stock used to pay an installment of principal is valued at the lower of the Conversion Price or a 13.5% discount to the volume weighted average price of the Company’s common stock price for the five days preceding the payment date.

The note contains a holders optional redemption clause which states that, at any time, the holder of the note has the right to require that the Company redeem up to an amount equal to the product of the number of shares of common stock that is 20% of the aggregate trading volume of the Company’s common stock over the prior twenty day trading period multiplied by the holder optional conversion price.

The discount attributable to the issuance date aggregate fair value of the conversion options and warrants, totaling $5,259,961, is being amortized using the effective interest method over the term of the note. The intrinsic value of the conversion option in the note totaling $1,223,842 was calculated in accordance with EITF 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments” and recorded, on the issuance date, as additional paid in capital and a corresponding reduction of the carrying value of the note.

In connection with the financing arrangement, the Company incurred financing costs of $1,065,216, including the fair value of warrants to purchase 26,087 shares of the Company’s common stock issued to the placement agent. The total financing costs were capitalized and are being amortized over the life of the note using the effective interest method.

The following summarizes the activity for the convertible note and related deferred financing costs as of and for the year ended December 31, 2006:

	Convertible Note			Deferred Financing Costs
	Principal	Discount	Net
At Issuance Date, May 25, 2006	$15,000,000	$5,259,961	$9,740,039	$1,065,216
Activity through December 31, 2006:
Payments	(6,452,444)	—	(6,452,444)
Amortization	—	(3,952,880)	3,952,880	(794,926)

Balance, December 31, 2006	8,547,556	1,307,081	7,240,475	$270,290

Less current portion	(7,100,000)	(902,081)	(6,197,919)

Long-term portion of convertible note	$1,447,556	$405,000	$1,042,556

The following summarizes the amortization of the note discount and deferred financing costs for the year ended December 31, 2006.

Year Ended December 31, 2006
Amortization of Note discount	$3,952,880
Amortization of Deferred financing costs	794,926

$4,747,806

Principal Payments

The Company made principal payments of $6,452,444 during the year ended December 31, 2006. Specifically, the Company paid $400,000 in cash and $6,052,444 (1,088,161 shares) in common stock. The holder of the note deferred principal payments of $2,347,556 for a period of up to two years from the time of deferral, extending the due date of the last principal payment until November 2008. Included in the principal payments made during the year ended December 31, 2006, was $1,300,000 in holder optional redemptions, $400,000 of which was applied against the then last regularly scheduled payment in April 2007, with $900,000 applied against the deferred payments due in 2008.

Interest

Interest is due quarterly, beginning July 1, 2006 at 7.5% per annum. All or a portion of the accrued and unpaid interest may be paid in cash or, at the option of the Company, if certain conditions are satisfied, in shares of the Company’s common stock. Any shares of common stock used to make an interest payment will be valued at the lower of the Conversion Price or a 13.5% discount to the volume weighted average price of the Company’s common stock for the five days preceding the payment date, provided, further, that specific stockholder approval must have been obtained providing for the Company’s issuance of all of the common stock contemplated under the note, warrants and interest. During the year ended December 31, 2006, the Company recorded interest expense related to the note of $1,649,615. Specifically, the Company paid $114,041 in cash and $275,661 (54,875 shares) in common stock. The discount of $1,050,053 associated with the payment of principal and interest in shares of the Company’s common stock, is included in interest expense. As of December 31, 2006, $209,860 in interest was accrued.

Warrant Liability

The Company is accounting for the free-standing warrants, issued in connection with the note, as derivative liabilities in accordance with SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”, EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock” and EITF No. 05-2, “The Meaning of “Conventional Convertible Debt Instrument” in Issue No. 00-19.” The warrant liabilities are adjusted to their fair value at the end of each reporting period, using the Black-Scholes model, with the change in fair value reported as gain or loss on derivative liabilities.

The warrants had an exercise price of $12.65 at the issuance date, subject to adjustment upon certain events such as the sale of equity securities by the Company at a price below the then current exercise price. The warrants are exercisable at any time through May 26, 2011. No warrants had been exercised as of December 31, 2006.

The stock warrant liability is summarized as follows:

Stock Warrant Liability
At Issuance Date, May 25, 2006	$4,036,118
Change in fair value	(2,692,114)

Balance, December 31, 2006	$1,344,004

Gain on derivative liabilities for the year ended December 31, 2006 was $2,692,114.

As a result of a free-standing registration rights agreement, the Company had an obligation to register the shares underlying the note and related warrants (the registration statement became effective on July 27, 2006) and has a continuing obligation to keep the registration statement effective. Failure to meet this obligation, as defined, will result in liquidated damages in an amount equal to 2% per month of the outstanding principal amount of the note up to a maximum of 10% of the average total amount of the notes outstanding in any 12 month period.

In the event of a fundamental change as defined in the note, the holder will be entitled to require the Company to redeem the outstanding note balance and any warrants then outstanding. The note holders will have the right to require the Company to redeem the outstanding note balance at the greater of (i) the product of (x) 125% of the sum of the amount of principal and interest to be redeemed and (y) the quotient determined by dividing (A) the closing sale price of the Company’s Common Stock after the announcement of a change of control by (B) the conversion price, and (ii) 125% of the sum of the principal and interest. The warrant holders will have the right, among others, to have the warrants repurchased for a purchase price in cash equal to the Black-Scholes value of the then unexercised portion of the warrants.

Escrow

The terms of the note require that in the event the Company’s common stock closes below $9.00 for ten consecutive trading days, the Company is required to deposit an amount of cash equal to 30% of the then outstanding principal amount of the note into escrow up to a maximum of $3,000,000. Under these terms, on August 9, 2006, the Company deposited $3,000,000 into escrow. In the event that the Company’s common stock closes at $10.00 per share or above for 10 consecutive trading days following the escrow deposit, the escrowed funds may be released. In addition, once the balance of the note falls below $10,000,000, 30% of all subsequent principal payments will be released from escrow. At December 31, 2006, the amount held in escrow was $2,564,267. The amounts held in escrow are reflected as restricted cash in the Company’s consolidated balance sheet at December 31, 2006.

See Note 15 Subsequent Events: Restructuring and Private Placement

9.	Capital Lease Obligations

The Company leases certain equipment under agreements classified as capital leases. Equipment under these leases has a cost of $280,058 and accumulated depreciation of $226,349 at December 31, 2006. Depreciation expense for capital leases for the years ended December 31, 2006 and 2005 was $43,274 and $45,617, respectively.

Future minimum lease payments under capital leases as of December 31, 2006 are as follows:

Year Ending December 31,	Amount
2007	$77,173
2008	18,041
2009	3,977

Total future minimum lease payments	99,191
Less amount representing interest	(10,615)

Present value of net minimum lease payments	88,576
Less current portion	(68,065)

Long-term portion of capital leases	$20,511

10.	Notes Payable

In January 2005, the Company finalized an equipment purchase agreement to complete the acquisition of several pieces of equipment from a vendor. The Company paid $120,000 in 2004 as a down payment and took possession of certain equipment. The remaining amount due was subject to repayment through a note with a face amount of $500,000. Under the agreement, the Company has 30 monthly payments of $5,323 followed by another 30 monthly payments of $16,339. The Company recorded the note payable at $415,618, net of a discount of $84,382, based on the present value of the payments using an interest rate of 14.75%. If, after July 2007, the Company’s common stock trades above $10.00 for 10 consecutive days in a particular month, then the Company will be obligated for an additional $4,877 in the subsequent month’s payment as additional consideration of the purchase.

The principal amount of future maturities of notes payable as of December 31, 2006 are as follows:

Year Ending December 31,	Amount
2007	$71,857
2008	156,547
2009	181,265

Total	$409,669

11.	Stockholders’ Equity

Preferred Stock – The Company has authorized 3,000,000 shares of undesignated preferred stock. As of December 31, 2006, no shares have been designated or issued. The preferred stock may be issued in series with such preferences as determined by the board of directors.

Common Stock – The Company has authorized 60,000,000 shares of common stock. As of December 31, 2006, 7,823,669 shares have been issued and were outstanding.

Class A Public Warrants – As of December 31, 2006, there were no Class A public warrants for the purchase of common stock outstanding. On August 11, 2005, the Company redeemed all then outstanding Class A public warrants.

Class B Public Warrants – As of December 31, 2006, 5,113,453 Class B public warrants for the purchase of common stock were outstanding. The exercise price of a Class B public warrant is $10.00. The Class B public warrants expire on February 11, 2009, the fifth anniversary of the completion of the initial public offering. The Company does not have the right to redeem the Class B public warrants.

Representative Warrants – As of December 31, 2006, 8,192 warrants issued to underwriters, in connection with the initial public offering, were outstanding. Each warrant gives the holder the right to purchase one unit for $6.00. A unit consists of one share of common stock, one Class A redeemable public warrant and two Class B non-redeemable public warrants. As noted above, on August 11, 2005, any Class A public warrants then outstanding were redeemed. During the year ended December 31, 2006, 38,765 Representative warrants were exercised which included the exercise of the Class A warrants to common stock. Accordingly, 77,530 shares of common stock and 77,530 Class B non-redeemable public warrants were issued, resulting in proceeds to the Company of $465,180.

Class A Warrants – As of December 31, 2006, 782,609 Class A warrants were outstanding. On May 25, 2006, the Company issued 782,609 Class A warrants pursuant to a private placement offering, and each provides the holder the right to purchase one share of the Company’s common stock. The warrants had an exercise price of $12.65 at the issuance date, subject to adjustment upon certain events such as the sale of equity securities by the Company at a price below the then current exercise price. The fair value of the Class A warrants, calculated using the Black-Scholes pricing model, was recorded as a derivative liability on the issuance date. As such, the liability is adjusted to fair market value, using the Black-Scholes pricing model, at the end of each reporting period. See assumptions detailed in Note 4.

Consultant Warrants – As of December 31, 2006, 65,487 Consultant warrants were outstanding. Under contracts with three of the Company’s consultants, monthly grants, through January 31, 2006, of 1,650 warrants to purchase one share of the Company’s common stock at a price of $3.00 were issued based on service rendered. Accordingly 1,650 warrants have been issued during the year ended December 31, 2006, under these arrangements. During the year ended December 31, 2006, 37,050 Consultant warrants were exercised for common stock.

The fair value of the Consultant warrants charged to expense during the year ended December 31, 2006 and 2005 was $18,291 and $350,218, respectively. The fair value of the Consultant warrants issued during the years ended December 31, 2006 and 2005 was calculated using the Black-Scholes pricing model. See assumptions detailed in Note 4.

On May 25, 2006, the Company issued 26,087 Consultant warrants to the placement agent in connection with the placement of a convertible note and Class A warrants. Each warrant gives the holder the right to purchase one share of the Company’s common stock at a price of $11.89 per share. The fair value of the warrants, calculated using the Black-Scholes pricing model, was recorded as deferred financing costs and is being amortized using the effective interest method over the life of the related note. See assumptions detailed in Note 4.

12.	Employee Benefit Plans

Effective November 2005, the Company began offering a savings and retirement plan under section 401(k) of the Internal Revenue Code to eligible employees meeting certain age and service requirements. The plan permits employees to contribute up to 85% of their salary up to the maximum allowable under Internal Revenue Service regulations. Participants are immediately vested in their voluntary contributions and actual earnings thereon. The Company did not make matching contributions to the plan for the years ended December 31, 2006 and 2005.

13.	Discontinued Operations

During the second quarter of 2005, the Company discontinued operations of its subsidiary, DayStar Solar, LLC. This entity was in the business of reselling and installing solar electricity systems for residential customers in northern California. The discontinuance of this business operation coincided with the closure of the facility in Grass Valley, California. There were no results of operation from DayStar Solar, LLC for the year ended December 31, 2006. Results of operations from DayStar Solar, LLC, for the year ended December 31, 2005 were as follows:

Year Ended December 31, 2005
Revenue	$65,189
Cost of revenue	61,964
Operating expenses	9,398

Total costs and expenses	71,362

Net loss	$(6,173)

14.	Income Taxes

Deferred tax assets related to the Company’s operations are comprised of the following at December 31, 2006:

Deferred tax assets:
Current –
Salary related accruals	$160,000
Deferred Revenue	23,000
Non-Current –
Equity-based compensation	202,000
Tax effect of net operating loss carryforward	11,640,000
Tax effect of federal and state tax credit carryforwards	1,030,000
Deferred Revenue	95,000
Long-lived assets	(105,000)

Total deferred tax assets	13,045,000
Less valuation allowance	(13,045,000)

Net deferred tax assets	$—

The valuation allowance increased by $7,013,000 and $3,302,000 for the years ended December 31, 2006 and December 31, 2005, respectively.

At December 31, 2006 and 2005, the Company had a net operating loss carryforward of approximately $30,000,000 and $12,900,000, respectively. The net operating loss carryforward, if not utilized to reduce taxable income in future periods, will expire in the years 2012 through 2026. At December 31, 2006 and 2005, the Company had federal and state tax credit carryforwards of approximately $1,000,000 and $400,000, respectively. Federal tax credits of approximately $600,000, if not utilized, will expire in the years 2023 through 2026. Under the Internal Revenue Code, the future utilization of net operating losses may be limited in certain circumstances where there is a significant ownership change. As a result of the initial public offering and certain subsequent equity transactions, a significant ownership change may have occurred.

Total income tax expense for the year ended December 31, 2006 differed from the amounts computed by applying the U.S. Federal statutory tax rates to pre-tax income as follows:

Statutory rate	(34.0)%
State income taxes, net of Federal income tax benefit	(5.0)
Permanent tax differences	5.0
Tax credits	(3.0)
Increase in valuation allowance	37.0

—%

15.	Subsequent Restructuring and Private Placement

On January 19, 2007, the Company entered into a series of agreements with the original holder of its convertible note (the “Original Note Holder”) (See Note 8), a buyer of the convertible note (the “Buyer”), as well as a group of investors, (the “New Investors”), pursuant to a restructuring and private placement transaction, providing for, among other things, the sale of the Company’s senior convertible note by the Original Note Holder to the Buyer, the issuance of an additional Class A Warrant to purchase 317,394 shares of the Company’s common stock, to the Original Note Holder, and the proposed issuance by the Company of 2,500,000 shares of the Company’s common stock to the New Investors. In addition, the Company agreed to pay $1,500,000, previously held in escrow, and issue 825,181 shares of Common Stock to the Original Note Holder in full payment of outstanding principal and interest. The remaining escrowed funds of $1,064,267 were released to the Company on January 19, 2007.

On February 1, 2007, the Company received notification from the Nasdaq Listing Qualifications Department that its request for an exception from the requirement of seeking stockholder approval for the issuance of new securities in connection with the transaction described above for a convertible note and a private placement of common stock was granted. On February 16, 2007, in accordance with this exception, the Company issued 3,050,203 shares to the Buyer in full payment of outstanding principal and accrued interest on the Note. In addition, the Company issued 2,500,000 shares at $2.00 per share, to the New Investors and generated gross proceeds from the issuance of $5,000,000. The Company has not completed its evaluation of the financial impact of these transactions. However, at a minimum, it expects to record non-cash expenses related to the extinguishment of the debt of approximately $3,500,000 – $4,000,000, due to the write-off of any unamortized note discount and deferred financing costs, as well as the excess of the consideration provided by the Company to the Original Note Holder, in the form of cash payments, common shares and additional A warrants over the outstanding principal and any accrued interest on the note. The Company also incurred financing costs of approximately $1,100,000 – $1,400,000, which will be expensed during the first quarter of 2007.

Part II

Information Not Required in the Prospectus

Item 24.	Indemnification of Directors and Officers

Our certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	Any breach of their duty of loyalty to the corporation or its stockholders;

•	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	Unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	Any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. Our bylaws provide that we shall, to the fullest extent permitted by law, indemnify our directors and officers and advance expenses to such persons in connection with the investigation and defense of indemnifiable actions brought against them. Our bylaws also permit us to secure insurance on behalf of any officer or director for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

We have entered into indemnification agreements with each of our directors and officers. We intend to enter into indemnification agreements with any new directors and officers in the future. The indemnification agreements require us to indemnify our directors and officers to the extent permitted by our bylaws and to advance their expenses incurred in connection with a proceeding with respect to which they are entitled to indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 25.	Other Expenses of Issuance and Distribution

The aggregate estimated (other than the SEC registration fee) expenses to be paid by the Registrant in connection with this offering are as follows:

Expenses of the Offering
SEC Registration Fee	$669
Costs of Printing and Engraving	5,000
Accounting Fees and Expenses	3,000
Legal Fees and Expenses	30,000
Miscellaneous	21,331

Total	$60,000

Item 26.	Recent Sales of Unregistered Securities

In April 2004, we issued a warrant to purchase up to 100,000 shares of our common stock to a provider of investor and public relations services and in consideration of the provider’s present and future services.

During 2005 and 2006, we issued warrants to four consultants to purchase 51,450 shares of our common stock, at an exercise price of $3.00 per share. The warrants have a contractual term of five years and were fully vested at the time of issuance. Neither the warrants, nor the shares underlying the warrants, were registered at the time of issuance and no registration rights were granted. The warrants were in consideration of past consulting services.

On May 25, 2006, we entered into a series of agreements with Castlerigg Master Investments, Ltd. (the “Original Note Holder”), pursuant to a private placement transaction providing for, among other things, the issuance of a senior convertible note for aggregate gross proceeds of $15 million and warrants for 782,609 shares of our common stock. The agreements included, without limitation, a Securities Purchase Agreement, a Senior Convertible Note, a Class A Warrant and a Class B Warrant to Purchase Common Stock (the Class A Warrant and the Class B Warrant are, collectively, the “Warrants”), a Registration Rights Agreement, an Escrow Agreement and various ancillary certificates, disclosure schedules and exhibits in support thereof, each dated May 25, 2006. The Senior Convertible Note was convertible into 1,304,348 shares of the Company’s Common Stock, based upon an initial conversion price of $11.50 per share. Class A Warrants to purchase up to 782,609 shares of the Company’s Common Stock with an exercise price of $12.65 per share, subject to adjustment, were also issued to the Original Note Holder as part of the transaction.

On January 19, 2007, we entered into a series of agreements with the Original Note Holder, LC Capital Master Fund, Ltd. (the “Buyer”), Millennium Partners, L.P., Phoenix Partners, LP, Phoenix Partners II, LP, Phoenix International (BVI), Ltd. and PreX Capital Partners, LLC (collectively, the “New Investors”) pursuant to a restructuring and private placement transaction. Under these agreements, the Buyer agreed to purchase the Senior Convertible Note from the Original Note Holder, and we agreed to issue 825,181 shares of common stock to the Original Note Holder in full payment of outstanding principal and interest. We issued 400,000 of the agreed upon 825,181 shares on January 19, 2007, and the remainder of these shares were issued on January 31, 2007. On February 16, 2007, we issued a Class A Warrant to purchase up to 317,394 shares of our common stock to the Original Note Holder in consideration for execution of the above agreements. On February 16, 2007, we also issued an aggregate of 3,050,203 shares of common stock to the Buyer and LC Capital/Capital Z SPV LP in respect of outstanding principal and interest due upon conversion of the Senior Convertible Note. Concurrently, we issued 2,500,000 shares of common stock for $2.00 a share to the New Investors pursuant to the agreements entered into above.

On June 15, 2007, we entered into a note agreement with LC Capital Master Fund, Ltd. for a loan in the amount of $4,000,000. See Note 5, “Notes Payable,” to our consolidated financial statements for further details on this transaction. These proceeds were be used to fund business operations. On September 14, 2007, we entered into an amendment and restatement of this loan agreement increasing the aggregate principal amount of the loan to $9,000,000. On October 31, 2007, we repaid this loan in full with a portion of the proceeds of our public offering.

All of these shares of common stock and warrants were issued to accredited investors in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. There were no underwriters participating in these transactions.

Item 27.	Exhibits

Exhibit Number	Exhibit Title

3.1(1)	Amended and Restated Certificate of Incorporation

4.1(2)	Amended and Restated Bylaws

5.1	Opinion of Goodwin Procter LLP

10.1(3)	Note Purchase Agreement by and among the Company, LC Capital Master Fund, Ltd. and Castlerigg Master Investments Ltd., dated January 19, 2007

10.2(3)	Note Terms Agreement by and between the Company and LC Capital Master Fund, Ltd., dated January 19, 2007

10.3(3)	Securities Purchase Agreement by and among the Company, Millennium Partners, L.P., Phoenix Partners, LP, Phoenix Partners II, LP, Phaeton International (BVI), Ltd. and PreX Capital Partners, LLC, dated January 19, 2007

10.4(3)	First Amendment to Securities Purchase Agreement by and between the Company and Castlerigg Master Investments Ltd., dated January 19, 2007

10.5(3)	Registration Rights Agreement by and between the Company and Castlerigg Master Investments Ltd., dated January 19, 2007

10.6(3)	Registration Rights Agreement by and between the Company and LC Capital Master Fund, Ltd., dated January 19, 2007

10.7(3)	Registration Rights Agreement by and among the Company, Millennium Partners, L.P., Phoenix Partners, LP, Phoenix Partners II, LP, Phaeton International (BVI), Ltd. and PreX Capital Partners, LLC, dated January 19, 2007

10.8(3)	Senior Convertible Note issued to LC Capital Master Fund, Ltd. on January 19, 2007

10.9(3)	Class B Warrant to purchase shares of common stock issued to LC Capital Master Fund, Ltd. on January 19, 2007

10.10(3)	Class A Warrant to purchase shares of common stock issued to Castlerigg Master Investments Ltd. on January 19, 2007

10.11(4)	First Amendment to Employment Agreement by and between the Company and Stephan J. DeLuca, dated January 22, 2007

10.12(5)	Amended and Restated Agreement of Contract of Purchase and Supply by and between the Company and Blitzstrom GmbH, dated October 6, 2006

10.13(6)	Employment Agreement by and between the Company and John R. Tuttle, dated October 31, 2003

10.14(6)	Employment Agreement by and between the Company and Stephen A. Aanderud, dated October 21, 2003

10.15(6)	Form of Indemnification Agreement by and between the Company and its directors

10.16(6)	Form of Indemnification Agreement by and between the Company and its officers

10.17(6)	Form of Employee Notice of Stock Option Grant related to 2003 Equity Incentive Plan

10.18(6)	Form of Employee Restricted Stock Issuance Agreement related to 2003 Equity Incentive Plan

10.19(6)	Industrial Real Estate Lease by and between the Company and Johnson Family Trust, dated July 8, 2002

10.20(6)	Receipt between the Company and Dr. Eric D. Cole, dated September 30, 2003

10.21(7)	Employment Agreement by and between the Company and Steven Aragon, dated June 1, 2004

10.22(7)	Agreement by and between the Company and New York State Energy Research and Development Authority, dated December 2, 2004

10.23(8)	Employment Agreement by and between the Company and Thomas A. Polich, Esq., dated April 15, 2005

10.24(9)	Employment Agreement by and between the Company and Raja H. Venkatesh, dated May 9, 2007

10.25(10)	Amended and Restated Agreement of Contract of Purchase and Supply by and between the Company and Blitzstrom GmbH, dated May 11, 2007

10.26(11)	Commitment Letter by and between the Company and Lampe, Conway & Co., LLC, dated May 18, 2007

10.27(12)	Loan Agreement by and among the Company, LC Capital Master Fund, Ltd. and Lampe, Conway & Co., LLC, dated June 15, 2007

10.28(12)	Security Agreement by and among the Company, DayStar Solar, LLC and Lampe, Conway & Co., LLC, dated June 15, 2007

10.29(12)	Senior Secured Fixed Rate Note Due 2007 issued to LC Capital Master Fund, Ltd., dated June 15, 2007

10.30(12)	Subsidiary Guaranty by and between DayStar Solar, LLC and Lampe, Conway & Co., LLC, dated June 15, 2007

10.31(12)	Intellectual Property Security Agreement by and among the Company, DayStar Solar, LLC, and Lampe, Conway & Co., LLC, dated June 15, 2007

10.32(13)	Amendment to the Loan Agreement by and among the Company, LC Capital Master Fund, Ltd. and Lampe, Conway & Co., LLC, dated July 31, 2007

10.33(13)	Second Amendment to the Registration Rights Agreement by and among the Company, Millenium Partners LP, Phoenix Partners, L.P., Phaeton International (BVI), Ltd. and PreX Capital Partners, LLC, dated August 3, 2007

10.34(13)	Second Amendment to the Registration Rights Agreement by and between the Company and LC Capital Master Fund, Ltd., dated August 3, 2007

10.35(14)	Amended and Restated Loan Agreement by and among the Company, LC Capital Master Fund, Ltd. and Lampe, Conway & Co., LLC, dated September 14, 2007

10.36(15)	2006 Equity Incentive Plan

10.37(15)	Form of Employee Stock Option Agreement related to 2006 Equity Incentive Plan

10.38(15)	Form of Employee Restricted Stock Issuance Agreement related to 2006 Equity Incentive Plan

23.1	Consent of Goodwin Procter, LLP (filed as part of Exhibit 5.1)

23.2	Consent of Hein & Associates LLP

24.1	Power of Attorney (included in signature page)

(1)	Incorporated by reference to our Quarterly Report on Form 10-QSB filed with the SEC on August 11, 2006.

(2)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on October 25, 2006.

(3)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on January 25, 2007.

(4)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on January 26, 2007.

(5)	Incorporated by reference to our Registration Statement on Form SB-2 filed with the SEC on February 20, 2007.

(6)	Incorporated by reference to our Registration Statement on Form SB-2 filed with the SEC on November 7, 2003.

(7)	Incorporated by reference to our Annual Report on Form 10-KSB filed with the SEC on March 18, 2005.

(8)	Incorporated by reference to our Annual Report on Form 10-KSB filed with the SEC on March 17, 2006.

(9)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on May 16, 2007.

(10)	Incorporated by reference to our Quarterly Report on Form 10-QSB filed with the SEC on May 15, 2007.

(11)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on May 24, 2007.

(12)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on June 21, 2007.

(13)	Incorporated by reference to our Quarterly Report on Form 10-QSB filed with the SEC on August 3, 2007.

(14)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on September 14, 2007.

(15)	Incorporated by reference to our Registration Statement on Form SB-2 filed with the SEC on October 1, 2007.

Item 28.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act,

(b) To reflect in the prospectus any facts or events, which, individually or together, represent a fundamental change in the information set forth in the Registration Statement, and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement,

(c) To include any additional or changed material information on the plan of distribution;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) or determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(d) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(5) If the issuer relies on Rule 430A under the Securities Act, that the small business issuer will:

(a) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 43A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(b) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities

(6) That, for the purpose of determining liability under the Securities Act to any purchaser:

(a) If the registrant is relying on Rule 430B:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(b) If the small business issuer is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Halfmoon, State of New York, on November 29, 2007.

DAYSTAR TECHNOLOGIES, INC.

By:	/s/ Stephan J. DeLuca
Stephan J. DeLuca
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Stephen J. DeLuca and Raja H. Venkatesh (with full power to each of them to act alone) his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and on his or her behalf and in his or her place and stead in any and all capacities, to make, execute and sign DayStar Technologies, Inc.’s securities offering registration statement filed on Form SB-2 and any and all amendments, including and post-effective amendments, and supplements to such registration statement, and to file the same, with any and all exhibits and other documents requisite in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Stephan J. DeLuca
Stephan J. DeLuca
Director and Chief Executive Officer
(Principal Executive Officer)
November 29, 2007

/s/ Raja H. Venkatesh
Raja H. Venkatesh
Chief Financial Officer, Secretary and Treasurer
(Principal Financial Officer)
November 29, 2007

/s/ Christopher T. Lail
Christopher T. Lail
Controller, Acting Chief Accounting Officer
November 29, 2007

/s/ Robert G. Aldrich
Robert G. Aldrich
Director
November 29, 2007

/s/ Steven C. Argabright
Steven C. Argabright
Director
November 29, 2007

/s/ Kevin S. Flannery
Kevin S. Flannery
Director
November 29, 2007

/s/ Randolph A. Graves, Jr.
Randolph A. Graves, Jr.
Director
November 29, 2007

/s/ Richard Nevins
Richard Nevins
Director
November 29, 2007

/s/ Scott M. Schecter
Scott M. Schecter
Director
November 29, 2007

/s/ Kelly A. Waters
Kelly A. Waters
Director
November 29, 2007